AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 21, 1996

                                                        Registration No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------
                          UNION BANKSHARES CORPORATION
             (Exact name of registrant as specified in its charter)

           VIRGINIA                       6711                   54-1598552
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)

                            ------------------------
                             211 NORTH MAIN STREET
                                  P.O. BOX 446
                         BOWLING GREEN, VIRGINIA 22427
                                 (804) 633-5031
       (Address, including zip code, and telephone number, including area code of registrant's principal executive office)

                            ------------------------
                                D. ANTHONY PEAY
                            Chief Financial Officer
                          Union Bankshares Corporation
                                  P.O. Box 446
                         Bowling Green, Virginia 22427
                                 (804) 633-5031
           (Name, address, including zip code, and telephone number,
                   including area code of agent for service)

                            ------------------------
                                   COPIES TO:

George P. Whitley, Esq.                            Hugh B. Wellons, Esq.
LeClair Ryan, A Professional Corporation           Mays & Valentine
707 East Main Street, 11th Floor                   P. O. Box 1122
Richmond, Virginia 23219                           Richmond, Virginia  23208

                            ------------------------
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

           If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

                           ------------------------

                        CALCULATION OF REGISTRATION FEE

==================================  ----------------  -------------------------- ----------------------------- -----------------
TITLE OF EACH CLASS OF SECURITIES     AMOUNT TO BE          PROPOSED MAXIMUM         PROPOSED MAXIMUM            AMOUNT OF
        TO BE REGISTERED             REGISTERED (1)     OFFERING PRICE PER SHARE  AGGREGATE OFFERING PRICE(2)   REGISTRATION FEE
=================================== ================  =========================== ============================ =================

 Common Stock, $4.00 par value          275,000                  N/A                   $4,529,356                $1,562
=================================== ================  =========================== =========================== ==================

(1)   The estimated maximum number of shares to be issued.

(2) Estimated solely for purposes of calculating the registration fee and calculated in accordance with Rule 457(f)(2) thereunder, on the basis of the book value of King George State Bank, Inc. common stock to be received by the Registrant in exchange for common stock of the Registrant pursuant to the business combination described in the enclosed Prospectus/Proxy Statement.

The Registrant hereby amends this Registration Statement on Such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                          UNION BANKSHARES CORPORATION

                            CROSS-REFERENCE SHEET

         PURSUANT TO RULE 404(A) OF THE SECURITIES ACT AND ITEM 501(B) OF REGULATION S-K, SHOWING THE LOCATION OR HEADING IN THE PROSPECTUS
                              AND PROXY STATEMENT
               OF THE INFORMATION REQUIRED BY PART I OF FORM S-4


FORM S-4                                       LOCATION OR HEADING IN
ITEM NUMBER AND CAPTION                     PROSPECTUS AND PROXY STATEMENT

A.    INFORMATION ABOUT THE TRANSACTION
      1.   Forepart of the Registration Statement and
           Outside Cover Page of Prospectus             Cover Page of Registration Statement; Outside Front
                                                        Cover Page of Proxy Statement/Prospectus
      2.   Inside Front and Outside Back Cover Pages
           of Prospectus                                Available Information; Incorporation of Certain
                                                        Information by Reference; Table of Contents
      3.   Risk Factors, Ratio of Earnings to Fixed
           Charges and Other Information                Summary; Comparative Per Share Information;
                                                        Selected Financial Data; The King George Special
                                                        Meeting; The Affiliation; Market Prices and
                                                        Dividends; Information Concerning King George

      4.   Terms of the Transaction                     Summary; The Affiliation; Comparative Rights of
                                                        Shareholders; Description of Union Capital Stock
      5.   Pro Forma Financial Information              Pro Forma Condensed Financial Information
      6.   Material Contacts with the Company
           Being Acquired                               Summary; The Affiliation--Background of and Reasons
                                                        for the Merger, --Interests of Certain Persons in the
                                                        Merger

      7.   Additional Information Required for
           Reoffering by Persons and Parties
           Deemed to be Underwriters                    Not Applicable
      8.   Interests of Named Experts and Counsel       Experts; Legal Opinions
      9.   Disclosure of Commission Position on
           Indemnification for Securities Act
           Liabilities                                  Not Applicable

B.    INFORMATION ABOUT THE REGISTRANT

      10.  Information with Respect to S-3 Registrants  Not Applicable
      11.  Incorporation of Certain Information by
           Reference                                    Not Applicable
      12.  Information with Respect to S-2 or S-3
           Registrants                                  Incorporation of Certain Information by Reference;
                                                        Summary; Market Prices and Dividends; Business of
                                                        Union; Description of
                                                        Union Capital Stock

      13.  Incorporation of Certain Information by
           Reference                                    Incorporation of Certain Information by Reference

      14.  Information with Respect to Registrants
           Other Than S-3 or S-2 Registrants            Not Applicable


                 FORM S-4                                   LOCATION OR HEADING IN
          ITEM NUMBER AND CAPTION                       PROSPECTUS AND PROXY STATEMENT

C.         INFORMATION ABOUT THE COMPANY BEING ACQUIRED
      15.       Information with Respect to S-3 Companies      Not Applicable
      16.       Information with Respect to S-2 or S-3
                Companies                                      Not Applicable

      17.       Information with Respect to Companies Other
                Than S-3 or S-2 Companies                      Summary; Comparative Per Share Information;
                                                               Selected Financial Data; Market Prices and Dividends;
                                                               Information Concerning
                                                               King George; Management's Discussion and Analysis of
                                                               Financial Condition and Results of Operations;
                                                               Financial Statements

D.         VOTING AND MANAGEMENT INFORMATION

      18.       Information if Proxies, Consents or

                     Authorizations are to be Solicited        Incorporation of Certain Information by Reference;
                                                               Summary; The King George Special Meeting; The
                                                               Affiliation

      19.       Information if Proxies, Consents or
                Authorizations are not to be Solicited or
                in an Exchange Offer                           Not Applicable


                            [KING GEORGE LETTERHEAD]

                              _____________, 1996

Dear Fellow Shareholders:

           You are cordially invited to attend the Special Meeting of Shareholders of King George State Bank, Inc. ("King George") to be held at the Main Office of King George located at 10045 Kings Highway, King George, Virginia on __________, _____________, 1996 at ________ ___.m.

           At this important meeting, you will be asked to consider and vote on the Agreement and Plan of Reorganization, dated as of March 12, 1996, and a related Plan of Share Exchange (collectively, the "Agreement") between the King George and Union Bankshares Corporation ("Union"). Based in Bowling Green, Virginia, Union is a bank holding company with $470.9 million in total assets at March 31, 1996 and with its principal operations currently being conducted through its two affiliate banks, Union Bank & Trust Company and Northern Neck State Bank.

           Under the terms of the Agreement, Union will exchange 5.5 shares of its common stock for each share of common stock of King George held by you, and cash in lieu of any fractional share. In addition, one member of the Board of Directors of King George (Homer L. Hite) will be appointed by Union to its Board of Directors as soon as practicable after consummation of the affiliation. Union common stock is traded on the Nasdaq National Market under the symbol "UBSH." It is anticipated that the affiliation will become effective during the latter part of the third quarter of this year. Following the consummation of the affiliation with Union, King George will continue to operate as a separate affiliate bank within the Union system.

           Your Board of Directors has retained the investment banking firm of Scott & Stringfellow, Inc. to act as its financial advisor in connection with this transaction. As discussed in the accompanying Proxy Statement/Prospectus, Scott & Stringfellow has delivered to the Board of Directors its written opinion that, as of this date, the terms of the Agreement are fair from a financial point of view to our shareholders.

           King George shareholders will not recognize gain or loss for federal income tax purposes to the extent Union common stock is received in the affiliation in exchange for King George common stock, although the receipt of cash in lieu of fractional shares will be taxable. Details of the proposed transaction with Union are set forth in the accompanying Proxy Statement/Prospectus, which you are urged to read carefully in its entirety. Approval of the transaction with Union requires the affirmative vote of more than two-thirds of the outstanding shares of common stock of King George.

           Your Board of Directors has unanimously approved the Agreement and the transaction with Union and believes that they are in the best interests of King George and our shareholders. Accordingly, the Board unanimously recommends that you VOTE FOR the Agreement.

           WE HOPE YOU CAN ATTEND THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

           We look forward to seeing you at the Special Meeting.

                                                Sincerely yours,

                     E. R. MORRIS, JR.                           HOMER L. HITE
                   Chairman of the Board                           President

                          KING GEORGE STATE BANK, INC.
                             KING GEORGE, VIRGINIA

                           -------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                              ______________, 1996

                           -------------------------

           A Special Meeting of Shareholders of King George State Bank, Inc. ("King George") will be held on ___________, ______________, 1996 at _______
___.m., at the Main Office of King George located at 10045 Kings Highway, King George, Virginia for the following purposes:

           1. To approve the Agreement and Plan of Reorganization, dated as of March 12, 1996, between King George and Union Bankshares Corporation ("Union") and a related Plan of Share Exchange (collectively, the "Agreement"), providing for the affiliation of King George with Union (the "Affiliation") upon the terms and conditions therein, including, among other things, that each issued and outstanding share of King George common stock will be exchanged for 5.5 shares of Union common stock, with cash being paid in lieu of issuing fractional shares. The Agreement is enclosed as Appendix I to the accompanying Proxy Statement/Prospectus.

           2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

           Each King George shareholder will have the right to dissent from the Affiliation and to demand payment of the fair value of his shares in the event the Affiliation is approved and consummated. Any right of any such King George shareholder to receive such payment is contingent upon strict compliance with the requirements set forth in Article 15 of the Virginia Stock Corporation Act, the full text of which is included as Appendix V to the accompanying Proxy Statement/Prospectus.

           The Board of Directors has fixed _________________, 1996, as the record date for the Special Meeting, and only holders of record of King George common stock at the close of business on that date are entitled to receive notice of and to vote at the Special Meeting or any adjournments or postponements thereof.

                                            By Order of the Board of Directors

                                            HOMER L. HITE
                                            President

_____________, 1996


       PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY, WHETHER OR
                  NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

       THE BOARD OF DIRECTORS OF KING GEORGE UNANIMOUSLY RECOMMENDS THAT
                      SHAREHOLDERS VOTE FOR THE AGREEMENT.

                          KING GEORGE STATE BANK, INC.
                                PROXY STATEMENT

                          UNION BANKSHARES CORPORATION
                                   PROSPECTUS

           This Proxy Statement/Prospectus is being furnished to shareholders of King George State Bank, Inc. ("King George") in connection with the solicitation of proxies by the Board of Directors of King George for use at its Special Meeting of Shareholders (the "Special Meeting") to be held on _____________, 1996, and any postponements or adjournments thereof.

           At the Special Meeting, shareholders will be asked to approve an Agreement and Plan of Reorganization, dated as of March 12, 1996, between King George and Union Bankshares Corporation, a bank holding company based in Bowling Green, Virginia ("Union"), and a related Plan of Share Exchange (collectively, the "Agreement") providing for the affiliation of King George with Union (the "Affiliation") through the exchange of common stock of King George ("King George Common Stock") for the common stock of Union ("Union Common Stock"). Upon consummation of the Affiliation, each outstanding share of King George Common Stock, other than shares as to which appraisal rights have been duly exercised, will be converted into and exchanged for 5.5 shares of Union Common Stock. Cash will be paid in lieu of fractional shares. A copy of the Agreement is included as Appendix I hereto. See "The Affiliation Terms of the Affiliation."

           Scott & Stringfellow, Inc. ("Scott & Stringfellow") has rendered its opinion, updated to the date hereof, to the Board of Directors of King George that the terms of the Affiliation are fair to King George's shareholders from a financial point of view. See "The Affiliation - Opinion of Financial Advisor."

           THE BOARD OF DIRECTORS OF KING GEORGE UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE THE AFFILIATION AGREEMENT. FAILURE TO VOTE IS EQUIVALENT TO VOTING AGAINST THE PROPOSAL.

           This Proxy Statement/Prospectus also constitutes a prospectus of Union covering up to approximately 275,000 shares of Union Common Stock to be issued to shareholders of King George in connection with the Affiliation. The outstanding shares of Union Common Stock are, and the shares offered hereby will be, approved for trading on the Nasdaq National Market under the symbol "UBSH." The closing price of Union Common Stock on the Nasdaq National Market on ____________, 1996 was $_______.

           This Proxy Statement/Prospectus is first being mailed to shareholders of King George on or about ____________, 1996.

           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY OTHER FEDERAL OR STATE AGENCY NOR HAS THE COMMISSION OR ANY OTHER FEDERAL OR STATE AGENCY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           THE SHARES OF UNION COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

      The date of this Proxy Statement/Prospectus is _____________, 1996.

                             AVAILABLE INFORMATION

           Union is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center (13th Floor), New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information with respect to Union may also be inspected at the offices of the National Association of Securities Dealers Stock Market, Report Section, 1735 K Street, N.W., Washington, D.C. 2006. As permitted by the rules and regulations of the Commission, this Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement on Form S-4, of which this Proxy Statement/Prospectus is a part, and exhibits thereto (together with the amendments thereto, the "Registration Statement"), which have been filed by Union with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Union Common Stock that may be issued in connection with the Affiliation and to which reference is hereby made for further information.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

           This Proxy Statement/Prospectus is accompanied by Union's 1995 Annual Report to Shareholders and its Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 which are included as Appendices III and IV, respectively, to this Proxy Statement/Prospectus.

           The following documents filed with the Commission by Union are incorporated by reference in this Proxy Statement/Prospectus: (i) Union's Annual Report on Form 10-K for the year ended December 31, 1995; (ii) Union's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; (iii) Union's Current Report on Form 8-K, filed March 18, 1996; (iv) all other reports filed by Union pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the year covered by its Annual Report referred to in (i) above; and (v) the following portions of Union's Annual Report to Shareholders included as Appendix III hereto:

                                                                PAGE NUMBER IN
                                                                 ANNUAL REPORT

   Selected Financial Data - Five Years Ended
         December 31, 1995                                            1
   Quarterly Earnings Summary - Two Years Ended
         December 31, 1995                                            1
   Management's Discussion and Analysis of Financial
         Condition and Results of Operations                        5 - 16
   Market Price and Dividend Information and Related
         Shareholder Matters                                          36

           Also incorporated by reference herein is the Agreement, which is included as Appendix I to this Proxy Statement Prospectus.

           Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

           THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE CERTAIN DOCUMENTS RELATING TO UNION THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS THAT ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS) ARE AVAILABLE, WITHOUT CHARGE, UPON REQUEST FROM ANY PERSON TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, DIRECTED TO: D. ANTHONY PEAY, CHIEF FINANCIAL OFFICER, UNION BANKSHARES CORPORATION, 211 N. MAIN STREET, BOWLING GREEN, VIRGINIA 22427; TELEPHONE NUMBER
(804) 633-5031. IN ORDER TO ENSURE TIMELY DELIVERY OF ANY REQUESTED DOCUMENTS, THE REQUEST SHOULD BE MADE BY _____________, 1996.

           The information contained in this Proxy Statement/Prospectus relating to Union has been supplied by Union, and the information relating to King George has been supplied by King George.

           NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY REPRESENTATIONS OR GIVE ANY INFORMATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN AND, IF MADE OR GIVEN, SUCH REPRESENTATION OR INFORMATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY KING GEORGE OR UNION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR THE ISSUANCE OF ANY SECURITIES HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF KING GEORGE OR UNION SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               TABLE OF CONTENTS

Available Information..........................................................
Incorporation of Certain Information by Reference..............................
Summary........................................................................
Comparative Per Share Information..............................................
Selected Financial Data........................................................
The King George Special Meeting................................................
The Affiliation................................................................
Market Prices and Dividends....................................................
Pro Forma Condensed Financial Information......................................
Information Concerning King George ............................................
Management's Discussion and Analysis of Financial Condition and
     Results of Operations.....................................................
Business of Union .............................................................
Comparative Rights of Shareholders.............................................
Description of Union Capital Stock.............................................
Experts........................................................................
Legal Opinions.................................................................
Other Matters..................................................................
Index to Financial Statements..................................................

APPENDICES

 I    Agreement and Plan of Reorganization and Plan of Share Exchange
 II   Opinion of Scott & Stringfellow, Inc.
 III  Union's 1995 Annual Report to Shareholders
 IV   Union's Quarterly Report on Form 10-Q for the Quarter Ended March 31, 1996
 V    Article 15 of the Virginia Stock Corporation Act Relating to Dissenters'
      Rights

                                    SUMMARY

           The following summary is not intended to be a complete description of all material facts regarding Union, King George and the matters to be considered at the Special Meeting and is qualified in all respects by the more detailed information and financial statements contained elsewhere in this Proxy Statement/Prospectus including the Appendices hereto and the documents incorporated herein by reference.

THE PARTIES

           UNION. Union is a multi-bank holding company serving the Central and Northern Neck regions of Virginia through its two banking affiliates, Union Bank & Trust Company ("Union Bank") and Northern Neck State Bank ("Northern Neck Bank") and its non-bank subsidiary, Union Investment Services, Inc. Both Union Bank and Northern Neck Bank (the "Affiliate Banks") are Virginia chartered full-service commercial banks that offer a wide range of banking and related financial services. The Affiliate Banks are also members of the Federal Reserve System (the "Federal Reserve"). Union Investment Services is a full-service discount brokerage firm offering a wide variety of investment products. Through its twelve locations, Union Bank serves customers in a primary service area which stretches from its headquarters in Bowling Green along the I-95 corridor from Fredericksburg to central Hanover County and east to King William County. Northern Neck Bank serves the Northern Neck and Middle Peninsula regions through four locations in Warsaw, Montross and Tappahannock. The Affiliate Banks have a long history of service, with Union Bank and Northern Neck Bank having been organized in 1902 and 1909, respectively. At March 31, 1996, Union had total assets of $470.9 million, total deposits of $385.1 million and total shareholders' equity of $50.4 million. Union's principal executive offices are located at 211 N. Main Street, Bowling Green, Virginia 22427 and its telephone number is (804) 633-5031. See "Selected Financial Data" and "Business of Union."

           Union Common Stock is traded on the Nasdaq National Market under the symbol "UBSH."

           KING GEORGE. King George is a Virginia chartered commercial bank and member of the Federal Reserve that commenced its banking business in 1974 and which provides commercial and consumer banking services to customers in King George County and the Fredericksburg area in Virginia. At March 31, 1996, King George had total assets of $48.3 million, total deposits of $42.8 million, and total shareholders' equity of $4.5 million. The Main Office of King George is located at 10045 Kings Highway, King George, Virginia 22485. See "Selected Financial Data," "Information Concerning King George" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

THE SPECIAL MEETING

           TIME, PLACE AND PURPOSE. The Special Meeting will be held on ___________, 1996 at ____ __.m. at the Main Office of King George located at 10045 Kings Highway, King George , Virginia 22485. At the Special Meeting, King George shareholders will be asked to consider and vote upon a proposal to approve the Agreement, attached hereto as Appendix I.

           RECORD DATE. Only holders of record of King George Common Stock at the close of business on _____________, 1996 (the "Record Date"), will be entitled to notice of and to vote at the Special Meeting. At the Record Date, there were approximately _____ holders of record of the 50,000 shares of King George Common Stock then outstanding and entitled to vote at the Special Meeting. See "The King George Special Meeting."

TERMS OF THE AFFILIATION

           The Affiliation provides for the exchange of each outstanding share of King George Common Stock for Union Common Stock. Union will then serve as the parent bank holding company for King George, which will continue to carry on its banking business in substantially the same manner as before the Affiliation. In addition, Mr. Homer L. Hite will be appointed by Union to serve on the Union Board of Directors as soon as practicable after the Affiliation.

           At the Effective Date of the Affiliation, each outstanding share of King George Common Stock will be exchanged for 5.5 shares of Union Common Stock (the "Exchange Ratio"), and cash in lieu of any fractional shares. Cash (without interest) will be paid to King George shareholders in lieu of the issuance of any fractional shares in an amount equal to the fraction of a share of Union Common Stock to which such shareholder would otherwise be entitled, multiplied by the average of the closing prices of Union Common Stock as reported on the Nasdaq National Market during the ten trading days immediately preceding the Effective Date. King George has no right to terminate the Affiliation or to obtain an adjustment in the Exchange Ratio soley as a result of a decrease in the market value of Union Common Stock below a specified level. Similarly, Union has no right to terminate the Affiliation or obtain an adjustment in the Exchange Ratio solely as a result of an increase in the market value of Union Common Stock above a specified level. See "The Affiliation - Terms of the Affiliation" and "The Affiliation - Interests of Certain Persons in the Affiliation."

           Shareholders of King George are entitled to exercise their dissenters' rights with respect to the Affiliation. See "The Affiliation - Rights of Dissenting Shareholders."

RECOMMENDATION OF THE BOARD OF DIRECTORS OF KING GEORGE

           The Board of Directors of King George has unanimously approved the Affiliation, including the Agreement. The Board of Directors believes that the Affiliation is fair to and in the best interests of the shareholders of King George and recommends a VOTE FOR the Affiliation. See "The Affiliation - Background of and Reasons for the Affiliation."

OPINION OF FINANCIAL ADVISOR

           The Board of Directors of King George has retained Scott & Stringfellow, an investment banking firm experienced in the valuation of financial institutions and their securities in connection with merger and acquisition transactions, to act as its financial advisor in connection with the Affiliation. Scott & Stringfellow has rendered its opinion to the Board of Directors of King George that the terms of the Affiliation are fair from a financial point of view to the King George shareholders. The full text of Scott & Stringfellow's opinion, including the assumptions made and other matters considered and limitations on the review undertaken, updated to the date hereof, is set forth as Appendix III to this Proxy Statement/Prospectus. Shareholders are urged to read and consider the opinion in its entirety. See "The Affiliation
- - Opinion of Financial Advisor."

VOTE REQUIRED

           Approval of the Affiliation requires the affirmative vote of the holders of more than two-thirds of the outstanding shares of King George Common Stock outstanding on the Record Date. As of the Record Date, directors and executive officers of King George and their affiliates beneficially owned approximately 11,992 shares of King George Common Stock, or approximately 24.0% of the shares of King George Common Stock outstanding on such date. The directors and executive officers of King George have indicated their intention to vote their shares of King George Common Stock in favor of the Affiliation. See "The King George Special Meeting - Vote Required."

           A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE "ABSTAIN" BOX THEREON, AND BROKER "NON-VOTES" WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE AGREEMENT.

EFFECTIVE DATE

           The Affiliation will become effective at the date and time set forth on the Certificate of Share Exchange issued by the Virginia State Corporation Commission (the "Effective Date"). The Effective Date will occur as soon as practicable following the date that all conditions specified in the Agreement have been satisfied or waived. The Affiliation is expected to be made effective during the latter part of the third quarter of 1996. Union and King George each has the right, acting unilaterally, to terminate the Agreement should the Affiliation not be consummated by December 31, 1996. See "The Affiliation - The Effective Date."

DISTRIBUTION OF STOCK CERTIFICATES AND PAYMENT FOR FRACTIONAL SHARES

           As soon as practicable after the Effective Date, Union shall cause Registrar and Transfer Company, acting as the exchange agent (the "Exchange Agent"), to mail to each King George shareholder (other than dissenting shareholders) a letter of transmittal and instructions for use in order to surrender the certificates representing shares of King George Common Stock in exchange for certificates representing shares of Union Common Stock. Cash (without interest) will be paid to King George shareholders in lieu of the issuance of any fractional shares in an amount equal to the fraction of a share of Union Common Stock to which such shareholder would otherwise be entitled multiplied by the average of the closing prices of Union Common Stock as reported on the Nasdaq National Market during the ten trading days immediately preceding the Effective Date. See "The Affiliation - Surrender of Stock Certificates."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

           LeClair Ryan, counsel for Union, has delivered an opinion that, among other things, (i) no gain or loss will be recognized by King George shareholders to the extent they receive shares of Union Common Stock solely in exchange for their King George Common Stock, (ii) the aggregate tax basis of Union Common Stock received by a King George shareholder will equal the aggregate tax basis of the King George Common Stock surrendered in exchange therefor by such shareholder (reduced by any amount allocable to fractional share interests for which cash is received), and (iii) the holding period of the Union Common Stock received will generally include the holding period of the King George Common Stock surrendered if the King George Common Stock is held as a capital asset at the Effective Date. For a more complete description of the federal income tax consequences of the Affiliation, see "The Affiliation - Certain Federal Income Tax Consequences."

           DUE TO THE INDIVIDUAL NATURE OF THE TAX CONSEQUENCES OF THE AFFILIATION, IT IS RECOMMENDED THAT EACH KING GEORGE SHAREHOLDER CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE TAX CONSEQUENCES OF THE AFFILIATION WITH RESPECT TO THEIR PARTICULAR TAX SITUATION.

INTERESTS OF CERTAIN PERSONS IN THE AFFILIATION

           Certain members of King George's management, as well as certain members of the King George Board of Directors, have interests in the Affiliation in addition to their interests as shareholders of King George. These include, among other things, provisions in the Agreement relating to indemnification of directors and officers of King George, appointment of a King George director to the Board of Directors of Union, and eligibility for certain Union employee benefits. In each case, the King George Board was aware of their potential interests, and considered them.

           Directors. Union has agreed to cause Homer L. Hite, a member of the King George Board of Directors, to become a member of the Union Board of Directors as soon as practicable after consumation of the Affiliation. thereafter. Mr. Hite will also be appointed Senior Vice President of Union and will continue to serve as President and Chief Executive Officer of King George. Union currently pays each director $400 for attendance at each Board meeting.

           Assumption of Homer L. Hite's Employment Agreement. Union has agreed to assume and honor the employment agreement between King George and Homer L. Hite, based on his agreement that the Affiliation will not constitute a "change of control" of King George. Under the terms of the employment agreement, Mr. Hite would be entitled to receive a cash payment equal to two times his annual base salary (currently $90,000) in the event of a change of control of King George. The employment agreement is renewable on an annual basis on its anniversary date of June 11. The change of control provision was not waived by Mr. Hite with respect to any change of control of Union.

           Assumption of Salary Continuation Agreements. Union has agreed to assume and honor two salary continuation agreements between King George and Homer L. Hite dated October 15, 1979 and September 1, 1985, respectively. Each agreement is funded by a life insurance policy on the life of Homer L. Hite, and provides for certain amounts to be paid to Mr. Hite upon his retirement, or to Mr. Hite's beneficiaries upon his death while still in the employ of King George.

           See "The Affiliation - Interests of Certain Persons in the Affiliation" and "The Affiliation - Terms of the Affiliation."

REGULATORY APPROVALS

           The Affiliation is subject to the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the Bank Holding Company Act of 1956, as amended (the "BHC Act") and the Virginia State Corporation Commission (the "Virginia SCC"). Applications with the Federal Reserve and the Virginia SCC have been filed by Union. Each application has been accepted for processing. There can be no assurance that the approval of the Federal Reserve or the Virginia SCC will be obtained or as to the timing or conditions of such approvals. See "The Affiliation - Regulatory Approvals."

CONDITIONS TO CONSUMMATION OF THE AFFILIATION; TERMINATION

           Consummation of the Affiliation is contingent upon the following unwaivable conditions: (i) receipt of the approval of the shareholders of King George solicited hereby; (ii) receipt of an opinion of counsel as to the tax-free nature of the Affiliation (except for cash received in lieu of fractional shares or upon the exercise of dissenters' rights); and (iii) approval of the Federal Reserve and the Virginia SCC. The receipt by Union of an opinion from KPMG Peat Marwick LLP that the Affiliation may be accounted for under the pooling of interests accounting method is a condition to consummation of the Affiliation that may be waived by Union. The Affiliation is also subject to satisfaction or waiver of other conditions. See "The Affiliation - Representations and Warranties; Conditions to the Affiliation" and "The Affiliation - Regulatory Approvals."

           The Agreement may be terminated and the Affiliation abandoned notwithstanding shareholder approval (i) by mutual agreement of the Boards of Directors of Union and King George or (ii) by either Union or King George if the Effective Date has not occurred by December 31, 1996, or if certain specified events occur. See "The Affiliation - Waivers, Amendment and Termination."

EFFECT OF THE AFFILIATION ON THE RIGHTS OF KING GEORGE SHAREHOLDERS

           Upon consummation of the Affiliation, King George shareholders will become shareholders of Union. While the rights of the former shareholders of King George will continue to be governed by the Virginia Stock Corporation Act (the "Virginia SCA") since Union is a Virginia corporation, the rights of King George shareholders will also be as provided for under the Articles of Incorporation and Bylaws of Union. The provisions of the Articles of Incorporation and Bylaws of Union differ in certain material respects from the Articles of Incorporation and Bylaws of King George. See "Comparative Rights of Shareholders."

ACCOUNTING TREATMENT

           It is intended that the Affiliation will be accounted for as a pooling of interests. It is a condition to Union's obligation to consummate the Affiliation that it receive an opinion from its independent auditors that the Affiliation will be accounted for as a pooling of interests. See "The Affiliation - Accounting Treatment."

RIGHTS OF DISSENT AND APPRAISAL

           Each holder of King George shares may dissent from the Affiliation and is entitled to the rights and remedies of dissenting shareholders provided in Article 15 of the Virginia SCA, subject to compliance with the procedures set forth therein, including the right to appraisal of his or her stock. A copy of
Article 15 is attached as Appendix V to this Proxy Statement/Prospectus and a summary thereof is included under "The Affiliation - Rights of Dissenting Shareholders."

RESALES OF UNION COMMON STOCK

           Shares of Union Common Stock received in the Affiliation will be freely transferable by the holders thereof, except for those shares held by those holders who may be deemed to be "affiliates" (generally including directors, certain executive officers and major shareholders) of King George under applicable federal securities laws. See "The Affiliation Resales of Union Common Stock."

MARKET PRICE INFORMATION

           Union Common Stock is publicly traded and quoted on The Nasdaq National Market under the symbol "UBSH." The closing sales price of Union Common Stock on March 12, 1996, the last full trading day preceding the pubic announcement of the execution of the Agreement, as reported on the Nasdaq National Market, was $24.50 per share. The closing sales price of Union Common Stock on __________, 1996, the latest practicable date prior to the date of this Proxy Statement/Prospectus, as reported on the Nasdaq National Market was $_____ per share. See "Market Prices and Dividends."

           King George Common Stock is not traded on any exchange and no established public trading market exists for King George Common Stock.

           The pro forma equivalent per share market values of King George Common Stock on March 12, 1996 and __________, 1996 were $134.75 and $_____, respectively, calculated by multiplying the closing price of Union Common Stock on such dates by the Exchange Ratio (5.5).

           BECAUSE THE MARKET PRICE OF UNION COMMON STOCK IS SUBJECT TO FLUCTUATION AND WILL LIKELY CHANGE PRIOR TO THE EFFECTIVE DATE, THE MARKET VALUE OF UNION COMMON STOCK THAT KING GEORGE SHAREHOLDERS WILL RECEIVE PURSUANT TO THE AFFILIATION MAY INCREASE OR DECREASE PRIOR TO THE EFFECTIVE DATE. KING GEORGE SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR UNION COMMON STOCK.

           THERE CAN BE NO ASSURANCE AS TO THE MARKET OR TRADING VALUE OF UNION COMMON STOCK AT THE EFFECTIVE DATE OR AT ANY TIME THEREAFTER.

UNION'S ACQUISITION STRATEGY

           Management believes there are additional opportunities to acquire financial institutions or to acquire assets and deposits that will allow Union to enter new markets or increase market share in existing markets. Management intends to pursue acquisition opportunities in strategic markets where its managerial, operational and capital resources will enhance the performance of acquired institutions and may, after the date of this Proxy Statement/Prospectus, enter into agreements to acquire one or more financial institutions. See "Business of Union - Union's Acquisition Program."

                       COMPARATIVE PER SHARE INFORMATION

           The table below presents selected comparative unaudited per share information (i) for Union on a historical basis and on a pro forma combined basis assuming the Affiliation had been effective during the periods presented and accounted for as a pooling of interests and (ii) for King George on a historical basis and on a pro forma equivalent basis. The information shown below should be read in conjunction with the historical consolidated financial statements of Union and King George and the respective notes thereto that are included elsewhere herein or incorporated herein by reference. Results for Union and King George for the three months ended March 31, 1996 are not necessarily indicative of results to be expected for their entire fiscal years, nor are pro forma amounts necessarily indicative of results that will be attained on a combined basis.


                                                                       THREE MONTHS                     YEAR ENDED
                                                                      ENDED MARCH 31,                  DECEMBER 31,
                                                                                        ------------------------------------------
                                                                            1996            1995           1994          1993
                                                                            ----            ----           ----          ----
PER COMMON SHARE:
NET INCOME:
    King George-historical..................................             $   3.37       $   10.11       $    8.76       $    7.23
    Union-historical........................................                  .51            1.91            1.93            1.58
    Pro forma combined......................................                  .52            1.91            1.90            1.56
    King George pro forma equivalent (1)....................                 2.86           10.51           10.45            8.58

CASH DIVIDENDS DECLARED:
    King George-historical..................................             $      -       $    2.30            2.25       $    2.20
    Union-historical........................................                    -             .56             .52             .45
    Pro forma combined......................................                    -             .55             .51             .45
    King George pro forma equivalent (1)....................                    -            3.03            2.81            2.48



                                                                         MARCH 31,        DECEMBER 31,
                                                                            1996              1995
                                                                            ----              ----
BOOK VALUE:
    King George-historical..................................             $  90.60         $   87.81
    Union-historical........................................                15.34             15.00
    Pro forma combined......................................                15.43             15.15
    King George pro forma equivalent (1)....................                84.87             83.33
           ..........


(1) King George pro forma equivalent amounts represent Union's pro forma combined information multiplied by the Exchange Ratio of 5.5 shares of Union Common Stock for each share of King George Common Stock.

                            SELECTED FINANCIAL DATA

           The following tables present selected historical financial information for Union and King George and selected combined pro forma financial information for Union and King George. This information is derived from and should be read in conjunction with the historical consolidated financial statements of Union and King George and the respective notes thereto included elsewhere in the Proxy Statement/Prospectus or in documents incorporated herein by reference. See "Incorporation of Certain Information by Reference." All adjustments necessary for a fair presentation of results of interim periods of Union and King George (which adjustments were of a normal recurring nature), in the opinion of the respective management's of Union and King George, have been included. Results for Union and King George for the three months ended March 31, 1996 and 1995, are not necessarily indicative of the results to be expected for their entire fiscal years.

           The selected combined pro forma financial information showing the combined results of Union and King George is provided for informational purposes only. It is not necessarily indicative of actual results that would have been achieved had the Affiliation been consummated on the dates at the beginning of the periods presented, nor is it necessarily indicative of future results. For additional pro forma information, see "Pro Forma Condensed Financial Information

                   UNION BANKSHARES CORPORATION (HISTORICAL)

                                         THREE MONTHS ENDED
                                             MARCH 31,
                                           (UNAUDITED)                        YEAR ENDED DECEMBER 31,
                                    -------------------------    -------------------------------------------------------------------
                                       1996          1995          1995          1994          1993         1992          1991
                                       ----          ----          ----          ----          ----         ----          ----
                                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME DATA
   Interest income................  $    9,054    $    8,189    $   34,470    $   28,612    $   26,994    $   27,812    $   29,357
   Interest expense...............       4,318         3,622        16,282        11,709        11,339        13,238        17,000
                                    ----------    ----------    ----------    ----------    ----------    ----------    ----------
   Net interest income............       4,736         4,567        18,188        16,903        15,655        14,574        12,357
   Provision for loan losses......          81           150           574           597         1,220         1,556         1,551
   Other income...................         559           465         2,442         2,774         1,895         1,951         1,830
   Other expenses.................       3,065         2,864        11,899        11,031         9,875         8,781         7,787
   Income taxes...................         471           469         1,910         1,774         1,301         1,414           949
                                    ----------    ----------    ----------    ----------    ----------    ----------    ----------
   Net income.....................  $    1,678    $    1,549    $    6,247    $    6,275    $    5,154    $    4,774    $    3,900
                                    ==========    ==========    ==========    ==========    ==========    ==========    ==========

PER SHARE DATA
   Net income.....................  $     0.51    $     0.47    $     1.91    $     1.93    $     1.58    $     1.47    $     1.20
   Cash dividends.................           -             -           .56           .52           .45           .40           .36
   Book value, end of period......       15.33         15.10         15.00         13.25         12.02         10.89          9.82
   Average shares outstanding.....   3,286,970     3,264,118     3,268,033     3,258,035     3,255,630     3,255,630     3,255,630

PERIOD END BALANCES
   Assets.........................  $  470,943    $  423,697    $  458,713    $  414,879    $  377,841    $  351,330    $  331,413
   Loans, net of unearned income       304,265       268,389       294,133       264,799       229,025       220,989       211,443
   Securities.....................     129,435       119,946       132,083       119,109       118,582        96,409        89,232
   Deposits.......................     385,089       353,524       374,351       347,032       325,556       303,927       286,493
   Shareholders' equity...........      50,417        45,099        49,292        43,239        39,146        35,457        31,978

PERFORMANCE RATIOS (1)
   Return on average assets.......        1.45%         1.50%         1.43%         1.62%         1.42%         1.41%         1.24%
   Return on average equity.......       13.53         14.23         13.58         15.38         13.86         14.00         12.62

(1)   Annualized for the three months ended March 31, 1996 and 1995.

                   KING GEORGE STATE BANK, INC. (HISTORICAL)



                                            THREE MONTHS ENDED
                                                 MARCH 31,
                                                (UNAUDITED)                               YEAR ENDED DECEMBER 31,
                                      ------------------------      ----------------------------------------------------------------
                                           1996         1995         1995          1994          1993         1992         1991
                                           ----         ----         ----          ----          ----         ----         ----
                                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

INCOME DATA
   Interest income....................  $   921       $   859      $ 3,613       $ 3,315       $ 3,403      $ 3,622      $ 3,835
   Interest expense...................      410           384        1,573         1,380         1,670        1,848        2,175
                                        -------       -------      -------       -------       -------      -------      -------
   Net interest income................      511           475        2,040         1,935         1,733        1,774        1,660
   Provision for loan losses..........       50            70          403           505           351          498          620
   Other income.......................       43            41          176           176           166          154          203
   Other expenses.....................      276           286        1,138         1,042           959          957          894
   Income taxes.......................       59            45          169           126           228          151          119
                                        -------       -------      -------       -------       -------      -------      -------
   Net income.........................  $   169       $   115      $   506       $   438       $   361      $   322      $   230
                                        =======       =======      =======       =======       =======      =======      =======

PER SHARE DATA
   Net income.........................  $  3.37       $  2.29      $ 10.11       $  8.76       $  7.23      $  6.44      $  4.59
   Cash dividends.....................        -             -         2.30          2.25          2.20         2.10         2.10
   Book value, end of period..........    90.60         82.15        87.81         79.86         73.35        68.32        63.98
   Average shares outstanding.........   50,000        50,000       50,000        50,000        50,000       50,000       50,000

PERIOD END BALANCES
   Assets.............................  $48,293       $47,782      $46,661       $48,001       $46,741      $44,348      $39,349
   Loans, net of unearned income......   32,830        31,928       32,696        30,590        29,038       26,432       29,486
   Securities.........................    9,743        12,331        9,450        12,831        11,487        5,331        2,510
   Deposits...........................   42,822        42,832       41,403        43,200        42,377       40,207       35,307
   Shareholders' equity...............    4,530         4,108        4,390         3,993         3,668        3,416        3,199

PERFORMANCE RATIOS  (1)
   Return on average assets...........     1.39%          .96%        1.07%          .93%          .77%         .72%         .71%
   Return on average equity...........    14.92         11.19        11.97         11.31          9.89         9.42         8.38


(1)   Annualized for the three months ended March 31, 1996 and 1995.

                        SUMMARY PRO FORMA FINANCIAL DATA
         UNION BANKSHARES CORPORATION AND KING GEORGE STATE BANK, INC.

                                      THREE MONTHS ENDED
                                           MARCH 31,
                                          (UNAUDITED)                                        YEAR ENDED DECEMBER 31,
                                   ------------------------     --------------------------------------------------------------------
                                       1996          1995           1995            1994       1993           1992          1991
                                       ----          ----           ----            ----       ----           ----          ----
                                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME DATA
   Interest income...............  $    9,975    $    9,048     $   38,083     $   31,927   $   30,397    $   31,434    $   33,192
   Interest expense..............       4,728         4,006         17,855         13,089       13,009        15,086        19,175
                                   ----------    ----------     ----------     ----------   ----------    ----------    ----------
   Net interest income...........       5,274         5,042         20,228         18,838       17,388        16,348        14,017
   Provision for loan losses.....         131           220            977          1,102        1,571         2,054         2,171
   Other income..................         602           506          2,618          2,950        2,061         2,105         2,033
   Other expenses................       3,341         3,150         13,037         12,073       10,834         9,738         8,681
   Income taxes..................         530           514          2,079          1,900        1,529         1,565         1,068
                                  -----------    ----------     ----------     ----------   ----------    ----------    ----------
   Net income....................  $    1,847    $    1,664     $    6,753     $    6,713   $    5,515    $    5,096    $    4,130
                                   ==========    ==========     ==========     ==========   ==========    ==========    ==========

PER SHARE DATA
   Net income....................       $0.52         $0.47          $1.91          $1.90        $1.56         $1.44         $1.17
   Cash dividends................           -             -           0.55           0.51         0.45          0.40          0.36
   Book value, end of period.....       15.43         13.90          15.15          13.37        12.13         11.01          9.96
   Average shares outstanding....   3,561,970     3,539,118      3,543,033      3,533,035    3,530,630     3,530,630     3,530,630

PERIOD END BALANCES
   Assets........................  $  519,236    $  471,479     $  505,385     $  462,884   $  424,600    $  395,696    $  370,782
   Loans, net of unearned income.     337,095       300,317        326,829        295,389      258,063       247,421       240,929
   Securities....................     139,178       132,277        141,533        131,940      130,069       101,740        91,742
   Deposits......................     427,911       396,357        415,755        390,232      367,933       344,134       321,800
   Shareholders' equity..........      54,947        49,207         53,682         47,232       42,814        38,873        35,177
PERFORMANCE RATIOS  (1)
   Return on average assets......        1.44%         1.44%          1.39%          1.55%        1.35%         1.33%         1.19%
   Return on average equity......       13.65         13.97          13.44          15.03        13.51         13.58         12.27


(1)   Annualized for the three months ended March 31, 1996 and 1995.

                        THE KING GEORGE SPECIAL MEETING

DATE, PLACE AND TIME

           The Special Meeting will be held at the Main Office of King George located at 10045 Kings Highway, King George, Virginia 22485 on ________, ____________, 1996 at _____ __.m.

RECORD DATE

           Only shareholders of record at the close of business on ____________, 1996, (the "Record Date") are entitled to notice of and to vote at the Special Meeting or any adjournment thereof. At the close of business on the Record Date, there were 50,000 shares of King George Common Stock outstanding, held by _____ shareholders of record.

VOTE REQUIRED

           Each share of King George Common Stock outstanding on the Record Date entitles the holder to cast one vote upon each matter properly submitted at the Special Meeting. The affirmative vote of the holders of more than two-thirds of the shares of King George Common Stock outstanding as of the Record Date, in person or by proxy, is required to approve the Agreement.

           As of the Record Date, directors and executive officers of King George and their affiliates beneficially owned an aggregate of 11,992 shares of King George Common Stock, or 24.0% of the shares of King George Common Stock outstanding on such date. Directors and executive officers of King George have indicated their intention to vote their shares of King George Common Stock in favor of the Affiliation.

           A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE "ABSTAIN" BOX THEREON, AND BROKER "NON-VOTES" WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE AGREEMENT.

VOTING AND REVOCATION OF PROXIES.

           Shareholders of King George are requested to complete, date and sign the accompanying form of proxy and return it promptly to King George in the enclosed envelope. If a proxy is properly executed and returned in time for voting, it will be voted as indicated thereon. IF A PROXY IS SIGNED AND RETURNED WITHOUT INDICATING ANY VOTING INSTRUCTIONS, SHARES OF KING GEORGE COMMON STOCK REPRESENTED BY THE PROXY WILL BE VOTED FOR THE AGREEMENT.

     A proxy may be revoked at any time before it is voted by giving written notice of revocation to King George by executing and delivering a substitute proxy to King George or by attending the Special Meeting and voting in person. If a King George shareholder desires to revoke a proxy by written notice, such notice should be mailed for receipt or delivered, on or prior to the meeting date, to Homer L. Hite, President, King George State Bank, 10045 Kings Highway, King George, Virginia 22485.

           If a sufficient number of signed proxies enabling the persons named as proxies to vote in favor of the Affiliation are not received by King George by the time scheduled for the Special Meeting, the persons named as proxies may propose one or more adjournments of a meeting to permit continued solicitation of proxies with respect to such approval. If an adjournment is proposed, unless contrary instructions are contained in the proxy, the persons named as proxies will vote in favor of such adjournment those proxies which are entitled to be voted in favor of the Affiliation and against such adjournment those proxies containing instructions to vote against approval of the Affiliation. Adjournment of the meetings will be proposed only if the Board Directors of King George believes that additional time to solicit proxies might permit the receipt of sufficient votes to approve the Affiliation. It is anticipated that any such adjournment would be for a relatively short period of time, but in no event for more than 120 days. Any shareholder may revoke such shareholder's proxy during any period of adjournment in the manner described above.

SOLICITATION OF PROXIES

           King George will bear the costs of its solicitation of proxies. Solicitations may be made by mail, telephone, telegraph or personally by directors, officers and employees at King George, none of whom will receive additional compensation for performing such services. Union shall pay all of the expenses of printing and mailing the Proxy Statement/Prospectus.

RECOMMENDATION

           The Board of Directors of King George has unanimously approved the Agreement and believes that the proposed transaction is fair to and in the best interests of King George and its shareholders. The Board of Directors of King George unanimously recommends that King George shareholders VOTE FOR approval of the Agreement.

           In making its recommendation, the Board of Directors of King George has considered, among other things, the opinion of Scott & Stringfellow that Union's proposal is fair to King George shareholders from a financial point of view. See "The Affiliation - Opinion of Financial Advisor."

                                THE AFFILIATION

           The following is a summary description of the material terms of the Affiliation, and is qualified in its entirety by reference to the Agreement which is attached as Appendix I hereto. All holders of King George Common Stock are urged to read the Agreement in its entirety.

BACKGROUND OF AND REASONS FOR THE AFFILIATION

     In early 1995, Mr. Hite had informal discussions with Scott & Stringfellow, a Richmond based investment banking firm which he knew to have expertise regarding the evaluation of affiliations between financial institutions. In March 1995, as part of an evaluation of King George's long range planning, Mr. Hite's accepted Scott & Stringfellow's offer to provide an analysis of some area financial institutions to determine a strategy for evaluating any affiliation or purchase offer that might come to the Bank in the future. Mr. Hite explained that King George would be interested only in becoming a part of an organization which shared its philosophy of high quality community banking and improved stock liquidity for shareholders. At that time, Scott & Stringfellow began and pursued a comprehensive review of possible affiliation candidates in the state, making some general recommendations to Mr. Hite in October 1995.

     During the same period that Mr. Hite was making inquiries with Scott & Stringfellow, Mr. E. Peyton Motley, Executive Vice President of Union and President of Northern Neck Bank, wrote a letter dated May 3, 1995 to Mr. Hite explaining that Northern Neck had taken an option on a parcel of land in King George County with the intent of establishing a branch. In the letter, Mr. Motley indicated that Union would be willing to commence discussions to determine if there was any interest in an affiliation between the two organizations. The directors of King George were advised of the letter on May 16, 1995. Mr. Morris, Chairman of the King George Board, and Mr. Hite were authorized to pursue preliminary discussions with Union.

           Additional discussion ensued and on January 11, 1996, Scott & Stringfellow met with the directors of King George to review the analysis of Union as a potential affiliation candidate.

     On February 8, 1996, Mr. Hite received a letter from Mr. G. William Beale, President and Chief Executive Officer of Union, formally indicating Union's interest in affiliating with King George through a tax free stock exchange whereby King George would become a wholly-owned subsidiary of Union. Mr. Hite indicated that he would present the terms to his board for consideration. On February 14, 1996, Scott & Stringfellow met again with the directors of King George to discuss a preliminary offer of affiliation with Union (the "Affiliation"). The directors agreed upon an exchange rate and Scott & Stringfellow was instructed to convey that rate to Union. On March 11, 1996, Mr. Hite and counsel to King George met with Messrs. Beale and Motley and counsel to Union to negotiate the terms of a definitive agreement (the "Agreement"). The Agreement was completed and unanimously approved by the Board of Directors of King George on March 12, 1996. The Agreement was executed on the evening of March 12, 1996, and a public announcement regarding the transaction was made the following morning.

           The Board of King George relied upon the advice of Scott & Stringfellow in analyzing the Affiliation and recommending the Agreement to the King George shareholders. Scott & Stringfellow determined that the Affiliation is in the best interest of King George shareholders, from a financial point of view. See "-- Opinion of Financial Advisor" below for a more detailed analysis of the affiliation from the point of view of King George's financial advisor.

           In deciding to enter into the Agreement with Union, the King George Board considered a number of factors, but it did not assign any relative or specific weight to the factors considered. The factors considered included the following: the price offered was approximately 50% higher than the trading price per share of King George Common Stock prior to the offer and represented a significant multiple of both the book value and earnings per share of King George Common Stock; Union Common Stock is traded on the NASDAQ National Market and would provide a more liquid investment vehicle for King George shareholders; Union pays a higher dividend yield than King George; Union has an excellent reputation for effective management of its financial institutions and a history of favorable and consistent financial results; King George would be permitted to designate a representative to serve on the Union Board; the market area of Union is much broader and more diverse that King George's, thus reducing the risks associated with operating primarily in a single market such as King George County; Union indicated that King George would retain a substantial amount of autonomy in its operations; the Affiliation will provide King George with greater resources and a wider variety of products; and the transaction would be substantially tax-free to King George shareholders to the extent they receive Union Common Stock in exchange for their shares of King George Common Stock. In summation, the King George Board believes that the banking industry will experience significant changes in the next few years, and a larger institution with a management philosophy similar to King George's (and Union's) will be better equipped to adjust to this fast-changing and competitive industry.

           Pursuant to the Agreement, the officers, and employees of King George will not change as a result of the Affiliation. Union, as the sole shareholder of King George after the Effective Date, will have the power to elect the directors of King George.

           Based on the factors described above, the Board of Directors of King George unanimously approved the Agreement, because it determined that the Affiliation was in the best interests of King George and its shareholders. The King George directors have all committed to vote the King George shares under their control in favor of the Affiliation to the extent of their fiduciary duty and to encourage other King George shareholders to do likewise.

           THE KING GEORGE DIRECTORS UNANIMOUSLY RECOMMEND THAT THE KING GEORGE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE AGREEMENT.

OPINION OF FINANCIAL ADVISOR

           The King George Board of Directors retained the investment banking firm of Scott & Stringfellow to evaluate the terms of the Affiliation Agreement, and Scott & Stringfellow has rendered its opinion to the Board of Directors of King George that the terms of the Affiliation Agreement are fair from a financial point of view. In developing its opinion, Scott & Stringfellow reviewed and analyzed: (1) the Affiliation Agreement; (2) the Registration Statement; (3) King George's audited financial statements for the three years ended December 31, 1995; (4) King George's unaudited financial statements for the three months ended March 31, 1996 and 1995, and other internal information relating to King George prepared by King George's management; (5) information regarding the trading markets for King George Common Stock and Union Common Stock and the price ranges within which the respective stocks have traded; (6) the relationship of prices paid to relevant financial data such as net worth, earnings, deposits and assets in certain bank and bank holding company mergers and acquisitions in Virginia in recent years; (7) Union's annual reports to stockholders and its financial statements for the three years ended December 31, 1995; and (8) Union's unaudited financial statements for the three months ended March 31, 1996 and 1995 and other internal information relating to Union prepared by Union's management. Scott & Stringfellow has discussed with members of King George's and Union's management the background of the Affiliation, the reasons and basis for the Affiliation, and the business and future prospects of King George and Union individually and as combined entity. No instructions or limitations were given or imposed in connection with the scope of or the examination or investigations made by Scott & Stringfellow in arriving at its findings. Finally, Scott & Stringfellow has conducted such other studies, analysis and investigations particularly of the banking industry, and considered such other information as it deemed appropriate, the material portion of which is described below. A copy of Scott & Stringfellow's opinion, which sets forth the assumptions made, matters considered and qualifications made on the review undertaken, is attached as Appendix II hereto and should be read in its entirety.

           Scott & Stringfellow evaluated the financial terms of the transaction using standard valuation methods, including discounted cash flow analysis, market comparable analysis, comparable acquisition analysis, and dilution analysis.

           Discounted Cash Flow Analysis. Scott & Stringfellow performed a discounted cash flow analysis under various projections to estimate the fair market value of King George Common Stock. Among other things, Scott & Stringfellow considered a range of asset and earnings growth for King George of between 3% and 5% and required equity capital level of 8.00% assets. A range of discount rates from 12% to 14% were applied to the cash flows resulting from the projections during the first five years and the residual values. The residual values were estimated by capitalizing the projected final year earnings by the discount rates, less the projected long-term growth rate of King George's earnings. The discount rates, growth rates and capital levels were chosen based on what Scott & Stringfellow, in its judgment, considered to be appropriate taking into account, among other things, King George's past and current financial performance and condition, the general level of inflation, rates of return for fixed income and equity securities in the marketplace generally and particularly in the banking industry. The discounted cash flow analysis indicated a reference range of $112.36 to $137.49 per share for King George Common Stock. These values compare to the value of $148.50 per share of consideration for each share of King George Common Stock. Accordingly, the present value of King George Common Stock was calculated at less than the value of the consideration to be received from Union pursuant to the Affiliation Agreement.

           Comparable Acquisition Analysis. Scott & Stringfellow compared the relationship of prices paid to relevant financial data such as tangible net worth, assets, deposits and earnings in 17 bank and bank holding company mergers and acquisitions in Virginia since January 1, 1993, representing all such transactions known to Scott & Stringfellow to have occurred during this period involving bank and bank holding companies in Virginia, with the proposed Affiliation and found the consideration to be received by King George's shareholders from Union to be within the relevant pricing ranges acceptable for such recent transactions. Specifically, based upon the most recent transactions either closed or announced in Virginia since January 1, 1993, other than the Affiliation, the average price to tangible book value in these transactions was
2.07 times, compared with 1.64 times for the Affiliation, the average price to earnings ratio was 19.7 times, compared to 13.3 times for the Affiliation, the average deal price to deposits was 19.7%, compared with 17.3% for the Affiliation, and the average deal price to assets was 17.5%, compared with 15.4% for the Affiliation. For purposes of computing the information with respect to the Affiliation, $148.50 per share of consideration for each share of King George Common Stock was used.

           Analysis of Union and Virginia Bank Group. Scott & Stringfellow analyzed the performance and financial condition of Union relative to the Virginia Bank Group, which includes the following Virginia based financial institutions: Crestar Financial Corporation, Central Fidelity Banks, Inc., Central Virginia Bankshares, F&M National Corporation, First Patriot Bankshares Corp., First Virginia Banks, Inc., George Mason Bankshares, Inc., Jefferson Bankshares, Inc., James River Bankshares, Inc., MainStreet BankGroup Inc., Premier Bankshares Corporation, and Signet Banking Corporation. Among the financial information compared was information relating to tangible equity to assets, loans to deposits, net interest margin, nonperforming assets, total assets, non-accrual loans, and efficiency ratio, as well as a comparison of common stock liquidity. Additional information compared for the period ended March 31, 1996, was (i) price to tangible book value ratio which was 1.74x for Union, compared to an average of 1.79x for the Virginia Bank Group, (ii) price to earnings ratio which was 13.6x for Union, compared to an average of 13.1x for the Virginia Bank Group, (iii) return on assets which was 1.4% for Union, compared to an average of 1.2% for the Virginia Bank Group, (iv) return on equity which was 13.6% for Union, compared to an average of 13.3% for the Virginia Bank Group, and (v) a dividend yield of 2.3% for Union, compared to an average of 3.2% for the Virginia Bank Group. Overall, in the opinion of Scott & Stringfellow, Union's operating performance, financial condition, and liquidity for its Common Stock were comparable to the Virginia Bank Group average and Union's market value was reasonable when compared to the Virginia Bank Group. Accordingly, King George stockholders shall receive Union Common Stock that is reasonably valued when compared to the Virginia Bank Group.

           Dilution Analysis. Based upon publicly available financial information on King George and Union, Scott & Stringfellow considered the effect of the transaction on the book value, earnings, and market value of King George and Union. The immediate effect on Union -- assuming minimal cost savings of 10% of King George's non-interest expense -- was to increase earnings by $.03 per share or 1.4% and to increase book value by $.09 or 0.6%. The effect on King George under the same assumptions is to decrease earnings $.38 per share or 3.4%, to decrease book value by $5.67 per share or 6.3%, to increase dividends by $.78 or 33.9%, and to increase the March 12, 1996 market value of King George of $78.00 per share to $148.50. This dilution analysis does not take into account the longer term benefits for the combined companies resulting from the combination. Scott & Stringfellow concluded from this analysis that the transaction would have a significant positive effect on King George and the King George shareholders in that, historical dividends per share of Union Common Stock to be received by the King George stockholders, after giving effect to the Exchange Ratio, would represent a substantial increase in the historical dividends per share of King George Common Stock, although there can be no assurance that pro forma amounts are indicative of future results. See "Comparative Per Share Information."

           The summary set forth above includes the material factors considered, but does not purport to be a complete description of the presentation by Scott & Stringfellow to the King George Board or of the analyses performed by Scott & Stringfellow. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Accordingly, notwithstanding the separate factors summarized above, Scott & Stringfellow believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, would create an incomplete view of the process underlying the preparation of its opinion. As a whole, these various analyses, contributed to Scott & Stringfellow's opinion that the terms of the Affiliation Agreement are fair from a financial point of view to King George shareholders.

           Scott & Stringfellow is a full service investment banking and brokerage firm headquartered in Richmond, Virginia, that provides a broad array of services to corporations, financial institutions and state and local governments. The Financial Institutions Group of Scott & Stringfellow actively works with financial institutions in Maryland, Virginia, North Carolina, the District of Columbia, and West Virginia on these and other matters. As part of its investment banking practice, it is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions, negotiated underwritings, and secondary distribution of listed and unlisted securities. Scott & Stringfellow was selected by the King George Board based upon its expertise and reputation in providing valuation and merger and acquisition and advisory services to financial institutions.

           In the ordinary course of business, Scott & Stringfellow makes a market in Union Common Stock and trades such securities for its own account and for the accounts of its customers.

           In exchange for its services, Scott & Stringfellow will receive from King George on the Effective Date of the Affiliation a fee of approximately $50,000.

TERMS OF THE AFFILIATION

           The Affiliation provides for the exchange of each outstanding share of King George Common Stock for Union Common Stock. Union will then serve as the parent bank holding company for King

George, which will continue to carry on its banking business in substantially the same manner as before the Affiliation.

           At the effective date of the Affiliation, each outstanding share of King George Common Stock will be exchanged for 5.5 shares of Union Common Stock (the "Exchange Ratio"), and cash in lieu of any fractional shares. Cash (without interest) will be paid to King George shareholders in lieu of the issuance of any fractional shares in an amount equal to the fraction of a share of Union Common Stock to which such shareholder would otherwise be entitled multiplied by the average of the closing prices of Union Common Stock as reported on the Nasdaq National Market during the ten trading days immediately preceding the Effective Date. King George has no right to terminate the Affiliation or to obtain an adjustment in the Exchange Ratio soley as a result of a decrease in the market value of Union Common Stock below a specified level. Similarly, Union has no right to terminate the Affiliation or obtain an adjustment in the Exchange Ratio solely as a result of an increase in the market value of Union Common Stock above a specified level.

           In addition, Mr. Homer L. Hite will be appointed by Union to serve on the Union Board of Directors as soon as practicable after the Affiliation. Mr. Hite will also be appointed as Senior Vice President of Union and will continue to serve as President and Chief Executive Officer of King George. See "The Affiliation - Interests of Certain Persons in the Affiliation."

           Shareholders of King George are entitled to exercise their dissenters' rights with respect to the Affiliation. See "The Affiliation - Rights of Dissenting Shareholders."

EFFECTIVE DATE

           If the Affiliation is approved by the requisite vote of the shareholders of King George and by the Federal Reserve and the Virginia SCC (see "The Affiliation Regulatory Approvals") and other conditions to the Affiliation are satisfied (or waived to the extent permitted by applicable law), the Affiliation will be consummated and effected at the time a Certificate of Share Exchange is issued by the Virginia SCC pursuant to the Virginia SCA. See "The Affiliation - Representations and Warranties; Conditions to the Affiliation."

           It is anticipated that the Effective Date will occur during the latter part of the third quarter of this year.

SURRENDER OF STOCK CERTIFICATES

           As soon as practicable after the Effective Date, Union shall cause Registrar & Transfer Company, acting as the exchange agent (the "Exchange Agent"), to mail to each King George shareholder (other than dissenting shareholders) a letter of transmittal and instructions for use in order to surrender the certificates representing shares of King George Common Stock in exchange for certificates representing shares of Union Common Stock.

           KING GEORGE SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE SUCH INSTRUCTIONS.

           Promptly after surrender of one or more certificates for King George Common Stock, together with a properly completed letter of transmittal, the holder of such certificates will receive a certificate or certificates representing the number of shares of Union Common Stock to which he or she is entitled and, where applicable, a check for the amount payable in cash in lieu of issuing a fractional share. Lost, stolen, mutilated or destroyed certificates will be treated in accordance with the existing procedures of Union.

           Cash (without interest) will be paid to King George shareholders in lieu of the issuance of any fractional shares in an amount equal to the fraction of a share of Union Common Stock to which such shareholder would otherwise be entitled multiplied by the average of the closing prices of Union Common Stock as reported on the Nasdaq National Market during the ten trading days immediately preceding the Effective Date.

           After the Effective Date, King George shareholders will be entitled to vote the number of shares of Union Common Stock into which their King George Common Stock has been converted, regardless of whether they have surrendered their King George certificates. The Agreement provides, however, that no dividend or distribution payable to the holders of record of Union Common Stock at or as of any time after the Effective Date will be paid to the holder of any King George certificate until such holder physically surrenders such certificate, promptly after which time all such dividends or distributions will be paid (without interest).

CONDITIONS TO THE AFFILIATION

           The obligations of Union and King George to consummate the Affiliation are subject to the following conditions, among, others: approval and adoption of the Agreement by the requisite shareholder vote; receipt of all necessary regulatory approvals not conditioned or restricted in a manner that, in the judgment of the Boards of Directors of Union or King George, materially adversely affects the economic or business benefits of the Affiliation so as to render inadvisable consummation of the Affiliation; the absence of certain actual or threatened proceedings before a court or other governmental body relating to the Affiliation; receipt of a current fairness opinion from Scott & Stringfellow; and the receipt of an opinion of counsel as to certain Federal income tax consequences of the Affiliation. Also, under the terms of the Agreement, Union agreed that, following the Effective Date, it will indemnify those persons associated with King George and its subsidiaries who are entitled to indemnification as of the effective date of the Affiliation.

           In addition, each party's obligation to effect the Affiliation, unless waived, is subject to performance by the other party of its obligations under the Agreement, the accuracy, in all material respects, of the representations and warranties of the other party contained therein, and the receipt of certain opinions and certificates from the other party.

REGULATORY APPROVALS

           Union's application to acquire King George pursuant to the Affiliation is subject to approval by the Federal Reserve under the BHC Act, which requires that the Federal Reserve take into consideration the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. The BHC Act prohibits the Federal Reserve from approving the Affiliation if it would result in a monopoly or if it would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect may be substantially to lessen competition or to tend to create a monopoly, or if it would be in any other manner a restraint of trade, unless the Federal Reserve finds that the anti-competitive effects of the Affiliation are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Affiliation may not be consummated for thirty days after such approval pursuant to federal law in order to provide a period for the Affiliation to be challenged under the antitrust laws. The U.S. Department of Justice may agree to shorten the waiting period to fifteen days.

           The BHC Act provides for the publication of notice and the opportunity for administrative hearings relating to the applications, and it authorizes the regulatory agency to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could substantially delay the regulatory approvals required for consummation of the Affiliation.

           The Affiliation is further subject to the approval of the Bureau of Financial Institutions of the Virginia SCC. To obtain such approval, the Virginia SCC must conclude that the Affiliation will not affect detrimentally the safety or soundness of a Virginia bank.

           As of the date hereof, all regulatory applications have been filed and accepted, but no approvals have been obtained. Although neither Union nor King George know of any reason that any approval should not be granted, there can be no assurance that the required approvals will be obtained, or that any approval will not be conditioned in a manner which makes consummation of the Affiliation, in the judgment of the Board of Directors of Union or King George, inadvisable.

BUSINESS PENDING THE AFFILIATION

           Until consummation of the Affiliation (or termination of the Agreement), King George is obligated to operate its businesses only in the ordinary and usual course, consistent with past practice and to use its best efforts to maintain its business organizations, employees and business relationships and retain the services of its officers and key employees. Until consummation of the Affiliation (or termination of the Agreement) King George may not, without the consent of Union, among other things: (a) declare or pay additional dividends on its capital stock, except for its regular annual cash dividend in an amount not to exceed $2.35 per share; (b) solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations regarding any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, King George or any business combination with King George, except where the failure to do so would constitute a breach of the fiduciary or legal obligations of the King George Board of Directors to the shareholders of King George; (c) amend its charter or bylaws; (d) issue any capital stock or effect any stock split or otherwise change its capitalization; or (e) purchase or redeem any of its capital stock.

WAIVER, AMENDMENT AND TERMINATION

           At any time on or prior to the Effective Date, any term or condition of the Affiliation, except for the general conditions set forth in Section 5.1(a) - (d) of the Agreement, may be waived by the party which is entitled to the benefits thereof, without shareholder approval, to the extent permitted under applicable law. The Agreement may be amended at any time prior to the Effective Date by agreement of the parties whether before or after the Special Meeting (except that the Exchange Ratio shall not be changed after approval of the Agreement by the King George shareholders). Any material change in a material term of the Agreement would require a resolicitation of King George's shareholders. Such a material change would include, but not be limited to, a change in the tax consequences to King George's shareholders.

           The Agreement may be terminated by Union or King George, whether before or after the approval of the Agreement by the shareholders: (a) if the other party materially breaches any representation, warranty or agreement which is not properly cured by such breaching party; (b) if the Affiliation is not consummated by December 31, 1996; or (c) if the Federal Reserve or the Virginia SCC have denied approval. The Agreement also may be terminated at any time by the mutual consent of Union and King George. In the event of termination, the Agreement shall become null and void, except that certain provisions thereof relating to expenses and confidentiality of information exchanged between the parties shall survive any such termination.

RESALES OF UNION COMMON STOCK

           All shares of Union Common Stock received by King George shareholders in connection with the Affiliation will be freely transferable, except that Union Common Stock received by persons who are deemed to be "affiliates" of King George for purposes of Rule 145 under the 1933 Act. To the best knowledge of King George and Union, the only persons who may be deemed to be affiliates of King George subject to these limitations are the directors and executive officers of King George.

ACCOUNTING TREATMENT

           It is anticipated that the Affiliation will be accounted for as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, recorded assets and liabilities of Union and King George are carried forward at their previously recorded amounts, income of the combined corporations will include income of Union and King George for the entire fiscal year in which the Affiliation occurs, and the reported income of the separate corporations for prior periods will be combined. No recognition of goodwill in the combination is required of any party to the Affiliation.

           For the Affiliation to qualify as a pooling of interests, it must satisfy a number of conditions including that substantially all of the King George Common Stock be exchanged for Union Common Stock. In the event that any of the conditions to pooling of interests accounting is not satisfied, then the Affiliation would not qualify for pooling of interests accounting treatment, and a condition to the obligation of Union to consummate the Affiliation would not be satisfied. Each of Union and King George have agreed that they will use their respective best efforts to ensure that the Affiliation will qualify for pooling of interests accounting treatment.

INTERESTS OF CERTAIN PERSONS IN THE AFFILIATION

           Certain members of management of King George and the King George Board may be deemed to have interests in the Affiliation in addition to their interests as shareholders of King George generally. These interests include, among others, provisions in the Agreement relating to indemnification of King George directors and officers, directors' and officers' liability insurance, the election or appointment of a member of the King George Board to the Union Board, and certain other employee benefits, as described below. In each case, the King George Board was aware of their potential interests, and considered them, among other matters, in approving the Agreement and the transactions contemplated thereby.

           Directors. Union has agreed to cause Homer L. Hite, a member of the King George Board of Directors, to become members of the Union Board of Directors upon consummation of the Affiliation. In addition, Mr. Hite will be appointed Senior Vice President of Union. Union currently pays each director $400 for attendance at each Board meeting.

           Indemnification of Directors and Officers. Following the Effective Date, Union has agreed to indemnify the directors and officers of King George who are currently entitled to indemnification from King George to the same extent and on the same conditions as they are entitled to indemnification pursuant to Virginia law and King George's Articles of Incorporation or Bylaws with respect to matters occurring on or prior to the Effective Date. In addition, Union has agreed to use its reasonable best efforts to maintain King George's existing directors' and officers' liability policy, or some other policy providing at least comparable coverage, for a period of three years after the Effective Date.

           Assumption of Homer L. Hite's Employment Agreement. Union has agreed to assume and honor the employment agreement between King George and Homer L. Hite, subject to his agreement that the Affiliation will not constitute a "change of control" of King George. Under the terms of the employment agreement, Mr. Hite would be entitled to receive a cash payment equal to two times his annual base salary (currently $90,000) in the event of a change of control of King George. The employment agreement is renewable on an annual basis on its anniversary date of June 11. The change of control provision was not waived by Mr. Hite with respect to any change of control of Union.

           Assumption of Salary Continuation Agreements. Union has agreed to assume and honor two salary continuation agreements between King George and Homer L. Hite dated October 15, 1979 and September 1, 1985, respectively. Each agreement is funded by a life insurance policy on the life of Homer L. Hite, and provides for certain amounts to be paid to Mr. Hite upon his retirement, or to Mr. Hite's beneficiaries upon his death while still in the employ of King George.

           Employees and Benefit Plans. The Agreement provides that the officers and employees of King George will not change as a result of the Affiliation. As soon as administratively practicable following the Affiliation, employees of King George will be entitled to participate in the Union pension, benefit and similar plans on the same terms and conditions as employees of Union. Employees of King George will receive credit for their years of service to King George for participation and vesting purposes only.

CERTAIN FEDERAL INCOME TAX MATTERS

           Union and King George have received an opinion from LeClair Ryan, counsel for Union, to the effect that for federal income tax purposes:

           1. The Affiliation will constitute a reorganization within the meaning of Section 368 of the Code;

           2. No gain or loss will be recognized by Union or King George as a result of the Affiliation;

           3. No gain or loss will be recognized by a King George shareholder to the extent he or she receives Union Common Stock solely in exchange for his King George Common Stock pursuant to the Affiliation;

           4. The tax basis of the Union Common Stock received by each King George shareholder will be the same as the tax basis of the King George stock surrendered in exchange therefor; and

           5. The holding period for each share of Union Common Stock received by each King George shareholder in exchange for King George Common Stock will include the period for which such shareholder held the King George Common Stock exchanged therefore, provided such King George Common Stock is a capital asset in the hands of such holder at the Effective Date.

           The opinion from LeClair Ryan has been filed as an exhibit to the Registration Statement, and receipt of substantially the same opinion as of the Effective Date is a non-waivable condition to consummation of the Affiliation. The opinion from LeClair Ryan is based on, and the opinion to be given at the Effective Date will be based on, certain customary assumptions and representations regarding, among other things, the lack of previous dealings between Union and King George, the existing and future ownership of King George and Union Common Stock and the future business plans of Union.

           Any cash received by shareholders, whether as a result of an exercise of their dissenters' rights or in lieu of the issuance of fractional shares, could result in taxable income to the shareholders. The receipt of such cash generally will be treated as a sale or exchange of the stock resulting in capital gain or loss measured by the difference between the cash received and an allocable portion of the basis of the stock relinquished. The receipt of such cash may be treated as a dividend and taxed as ordinary income in certain limited situations. In the case of cash payments in lieu of fractional shares, however, such payments will be small in amount and not a material concern to King George shareholders.

           The preceding discussion summarizes the material federal income tax consequences of the Affiliation to King George shareholders. It does not discuss all potentially relevant federal income tax matters or consequences to any foreign or other shareholders subject to special tax treatment, nor does it discuss, and no opinion has been requested regarding, any state or local tax consequences of the Affiliation. The tax consequences to any particular shareholder may depend on the shareholder's circumstances. King George shareholders are urged to consult their own tax advisors concerning federal, state and local tax consequences of the Affiliation with respect to their particular tax situation.

RIGHTS OF DISSENTING SHAREHOLDERS

     A shareholder of King George Common Stock who objects to the Affiliation (a "Dissenting Shareholder") and who complies with provisions of Article 15 of Title 13.1 of the Virginia SCA ("Article 15") may demand the right to receive a cash payment, if the Affiliation is consummated, for the fair value of his or her stock immediately before the Effective Date, exclusive of any appreciation or depreciation in anticipation of the Affiliation unless such exclusion would be inequitable. In order to receive payment, a Dissenting Shareholder must deliver to King George before the vote is taken at the Special Meeting a written notice of intent to demand payment for his or her shares if the Affiliation is effectuated (an "Intent to Demand Payment") and must not vote his or her shares in favor of the Affiliation. The Intent to Demand Payment should be delivered to Homer L. Hite, President, King George State Bank, Inc., 10045 Kings Highway, King George, Virginia 22485. A VOTE AGAINST THE AFFILIATION WILL NOT ITSELF CONSTITUTE SUCH WRITTEN NOTICE AND A FAILURE TO VOTE WILL NOT CONSTITUTE A TIMELY WRITTEN NOTICE OF INTENT TO DEMAND PAYMENT.

           A shareholder of record of King George Common Stock may assert dissenters' rights as to fewer than all the shares registered in his or her name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies King George in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of such a partial dissenter are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders. A beneficial shareholder of King George Common Stock may assert dissenters' rights as to shares held on his behalf by a shareholder of record only if (i) he submits to King George the record shareholder's written consent to the dissent not later than the time when the beneficial shareholder asserts dissenters' rights, and (ii) he dissents with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

           Within 10 days after the Effective Date, King George is required to deliver a notice in writing (a "Dissenter's Notice") to each Dissenting Shareholder who has filed an Intent to Demand Payment and who has not voted such shares in favor of the Affiliation. The Dissenter's Notice shall (i) state where the demand for payment (the "Payment Demand") shall be sent and where and when stock certificates shall be deposited; (ii) supply a form for demanding payment;
(iii) set a date by which King George must receive the Payment Demand; and (iv) be accompanied by a copy of Article 15. A Dissenting Shareholder who is sent a Dissenter's Notice must submit the Payment Demand and deposit his or her stock certificates in accordance with the terms of, and within the time frames set forth in, the Dissenter's Notice. As a part of the Payment Demand, the Dissenting Shareholder must certify whether he or she acquired beneficial ownership of the shares before or after the date of the first public announcement of the terms of the proposed Affiliation (the "Announcement Date"), which was March 13, 1996. King George will specify the Announcement Date in the Dissenter's Notice.

           Except with respect to shares acquired after the Announcement Date, King George shall pay a Dissenting Shareholder the amount King George estimates to be the fair value of his or her shares, plus accrued interest. Such payment shall be made within 30 days of receipt of the Dissenting Shareholder's Payment Demand. As to shares acquired after the Announcement Date, King George is only obligated to estimate the fair value of the shares, plus accrued interest, and to offer to pay this amount to the Dissenting Shareholder conditioned upon the Dissenting Shareholder's agreement to accept it in full satisfaction of his or her claim.

           If a Dissenting Shareholder believes that the amount paid or offered by King George is less than the fair value of his or her shares, or that the interest due is incorrectly calculated, that Dissenting Shareholder may notify King George of his or her own estimate of the fair value of his shares and amount of interest due and demand payment of such estimate (less any amount already received by the Dissenting Shareholder) (the "Estimate and Demand"). The Dissenting Shareholder must notify King George of the Estimate and Demand within 30 days after the date King George makes or offers to make payment to the Dissenting Shareholder.

           Within 60 days after receiving the Estimate and Demand, King George must either commence a proceeding in the appropriate circuit court to determine the fair value of the Dissenting Shareholder's shares and accrued interest, or King George must pay each Dissenting Shareholder whose demand remains unsettled the amount demanded. If a proceeding is commenced, the court must determine all costs of the proceeding and must assess those costs against King George, except that the court may assess costs against all or some of the Dissenting Shareholders to the extent the court finds that the Dissenting Shareholders did not act in good faith in demanding payment of the Estimate and Demand.

           The foregoing discussion is a summary of the material provisions of
Article 15. Shareholders are strongly encouraged to review carefully the full text of Article 15, which is included as Appendix V to this Proxy Statement/Prospectus. The provisions of Article 15 are technical and complex, and a shareholder failing to comply strictly with them may forfeit his or her Dissenting Shareholder's rights. Any shareholder who intends to dissent from the Affiliation should review the full text of those provisions carefully and also should consult with his or her attorney. NO FURTHER NOTICE OF THE EVENTS

GIVING RISE TO DISSENTERS RIGHTS OR ANY STEPS ASSOCIATED THEREWITH WILL BE FURNISHED TO KING GEORGE SHAREHOLDERS, EXCEPT AS INDICATED ABOVE OR OTHERWISE REQUIRED BY LAW.

           Any Dissenting Shareholder who perfects his right to be paid the fair value of his or her shares will recognize gain or loss, if any, for federal income tax purposes upon the receipt of cash for his or her shares. The amount of gain or loss and its character as ordinary or capital gain or loss will be determined in accordance with applicable provisions of the Internal Revenue Code. See "The Affiliation - Certain Federal Income Tax Consequences."

CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

           Both Union and King George are corporations subject to the provisions of the Virginia SCA. Shareholders of King George, whose rights are governed by King George's Articles of Incorporation and Bylaws, will, upon consummation of the Affiliation, become shareholders of Union. The rights of the former King George shareholders will then be governed by the Articles of Incorporation and Bylaws of Union.

           There are no material differences between the rights of a King George shareholder under King George's Articles of Incorporation and Bylaws, on the one hand, and the rights of an Union shareholder under the Articles of Incorporation and Bylaws of Union, on the other hand, except as disclosed in the section "Comparative Rights of Shareholders."

EXPENSES OF THE AFFILIATION

           Whether or not the Affiliation is consummated, King George and Union will pay their own expenses incident to preparing, entering into and carrying out the Agreement, preparing and filing the Registration Statement of which this Proxy Statement/Prospectus is a part, except under circumstances involving willful breaches of certain provisions of the Agreement. In general, the Agreement provides for each party to pay its own expenses in this regard.

           If, however, either party materially breaches the Agreement, that party must pay the costs associated with this transaction incurred by the non-breaching party. If Agreement is terminated by King George because it is not approved by the King George shareholders, King George must pay 50% of Union's costs in this transaction, provided that the maximum amount that King George may be responsible to Union for shall be limited to $50,000.

           King George and Union have incurred and will continue to incur expenses related to the Affiliation, which expenses include, among other things, legal fees, filing fees, accounting fees, investment banking fees, printing charges and costs of mailing.

                          MARKET PRICES AND DIVIDENDS

MARKET PRICES

           Union Common Stock is traded on the Nasdaq National Market under the symbol "UBSH".

           The following table sets forth the high and low closing sales prices for Union Common Stock as quoted on the Nasdaq National Market for the periods indicated.

                                                       CLOSING SALES PRICES

                                           1996                  1995                       1994
                                    ------------------     ------------------    -------------------
                                      HIGH       LOW         HIGH      LOW          HIGH       LOW
1st Quarter                         $ 27.25    $ 24.50     $ 27.00    $ 22.00    $ 30.00     $ 22.00
2nd Quarter (through May 31, 1996)    27.50      23.50       26.50      22.00      29.00       22.00
3rd Quarter.......................                           27.50      23.50      28.00       23.00
4th Quarter.......................                           28.00      24.25      28.00       23.00


           The closing sales price of Union Common Stock on March 12, 1996, the last full trading day preceding the public announcement of the execution of the Agreement, as quoted on the Nasdaq National Market was $24.50 per share. The closing sales price of Union Common Stock on _______________, 1996, the latest practicable date prior to the date of the Proxy Statement/Prospectus, as quoted on the Nasdaq National Market was $_____ per share.

           There is no active public market for King George Common Stock. It is not listed on a registered exchange or quoted on the Nasdaq system, and trades in King George Common Stock occur infrequently on a local basis and generally involve a relatively small number of shares. Based on information made available to it, King George believes that the selling price for its common stock during 1994 was $75; during 1995, ranged from $75 to $79; and from January 1, 1996 through May 31, 1996, ranged from $75 to $78. Such transactions may not be representative of all transactions during the indicated periods or of the actual fair market value of the King George Common Stock at the time of such transactions due to the infrequency of trades and the limited market for King George Common Stock.

           As of March 31, 1996, there were 1,666 record holders of Union Common Stock. As of the Record Date, there were _____ record holders of King George Common Stock.

DIVIDENDS

     The following tables reflect the cash dividends per share paid during each quarter on Union Common Stock for the periods indicated. Since 1994, Union has paid dividends on a semi-annual basis in June and December of each year.




                                      1996       1995       1994         1993
                                      ----       ----       ----         ----

1st Quarter.......................              $   -      $   -        $   -
2nd Quarter.......................    $ .30       .28        .25            -
3rd Quarter.......................                  -          -          .45
4th Quarter.......................                .28        .27            -

           King George pays an annual cash dividend in June of each year. King George paid a cash dividend per share of $2.35, $2.30 and $2.25 in 1996, 1995 and 1994, respectively.

           Union is a legal entity separate and distinct from its subsidiaries, and its revenues depend primarily on the payment of dividends from its subsidiary banks. Union's subsidiary banks are subject to certain legal restrictions on the amount of dividends they are permitted to pay to Union.
For example, a Virginia chartered bank is prohibited from paying a dividend that would impair its paid-in capital. In addition, the Virginia SCC may limit the payment by any Virginia chartered bank if it determines that the limitation is in the public interest and is necessary to ensure the bank's financial soundness.

           Under current federal law, insured depository institutions, such as the Subsidiary Banks, are prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become "undercapitalized" (as such term is defined in federal law). Based on the Affiliate Banks current financial condition, Union does not expect that this provision will have any impact on its ability to obtain dividends from its insured depository institution subsidiaries.

           As a result of these legal restrictions, there can be no assurance that dividends would be paid in the future by Union's bank subsidiaries. The final determination of the timing, amount and payment of dividends on Union Common Stock is at the discretion of Union's Board of Directors and will depend upon the earnings of Union and its subsidiaries, principally its subsidiary banks, the financial condition of Union and other factors, including general economic conditions and applicable governmental regulations and policies.

                   PRO FORMA CONDENSED FINANCIAL INFORMATION
                                  (UNAUDITED)

PRO FORMA CONDENSED BALANCE SHEET

           The following unaudited pro forma condensed balance sheet combines the consolidated historical balance sheets of Union and King George on the assumption that the Affiliation had been effective as of March 31, 1996, giving effect to the transaction on a pooling of interests accounting basis. The unaudited pro forma condensed balance sheet should be read in conjunction with the consolidated historical financial statements of Union and King George, including the respective notes thereto, included elsewhere in this Proxy Statement/Prospectus or in documents incorporated herein by reference. See "Incorporation of Certain Information by Reference."

                             UNION AND KING GEORGE
                       PRO FORMA CONDENSED BALANCE SHEET
                              AS OF MARCH 31, 1996
                                  (UNAUDITED)


                                                                                KING           PRO FORMA           PRO FORMA
                                                              UNION            GEORGE         ADJUSTMENTS          COMBINED

                                                                          (DOLLARS IN THOUSANDS)
ASSETS
   Cash and due from banks..............................  $      14,719      $     2,024                  --       $     16,743
   Interest-bearing deposits
      in other banks....................................             96               --                  --                 96
   Federal funds sold...................................          3,614            1,590                  --              5,204
   Securities...........................................        129,435            9,743                  --            139,178
   Loans, net of unearned income........................        304,265           33,161                  --            337,426
   Less allowance for loan losses.......................          3,944              331                  --              4,275
                                                          -------------      -----------      --------------       ------------
           Net loans....................................        300,321           32,830                  --            333,151
   Premises and equipment, net..........................         10,116              670                  --             10,786
   Other assets.........................................         12,642            1,436                  --             14,078
                                                          -------------      -----------      --------------      -------------
           Total assets.................................  $     470,943      $    48,293      $           --       $    519,236
                                                          =============      ===========      ==============      =============

LIABILITIES
   Deposits:
      Noninterest bearing...............................  $      45,979      $     5,933      $           --       $     51,912
      Interest bearing..................................        339,110           36,889                  --            375,999
                                                          -------------      -----------      --------------       ------------
           Total deposits...............................        385,089           42,822                  --            427,911
   Short-term borrowings................................         31,236               --                  --             31,236
   Long-term debt.......................................          1,200               --                  --              1,200
   Other liabilities....................................          3,001              941                  --              3,942
                                                          -------------      -----------      --------------       ------------
           Total liabilities............................        420,526           43,763                  --            464,289
                                                          -------------      -----------      --------------       ------------

SHAREHOLDERS' EQUITY
   Preferred Stock......................................             --               --                  --                 --
   Common stock, par value
      $4.00 per share...................................         13,148                                1,100             14,248
   Common stock, par value
      $6.00 per share...................................              -              300                (300)                --
   Surplus                                                          566              300                (300)               566
   Retained earnings....................................         36,615            3,952                (500)            40,067
   Unrealized gain (loss) on securities
      available for sale, net...........................             88              (22)                 --                 66
                                                          -------------      ------------     --------------       ------------
           Total shareholders' equity...................         50,417            4,530                  --             54,947
                                                          -------------      -----------      --------------       ------------
           Total liabilities and
             shareholders' equity.......................  $     470,943      $    48,293      $           --       $    519,236
                                                          =============      ===========      ==============       ============


See Notes to Pro Forma Condensed Financial Information.

PRO FORMA CONDENSED STATEMENTS OF INCOME

           The following unaudited pro forma condensed statements of income present the combined statements of income of Union and King George assuming that King George was combined at the beginning of each period presented on a pooling of interests accounting basis. These unaudited pro forma condensed statements of income should be read in conjunction with the consolidated historical financial statements of Union and King George, including the respective notes thereto, included elsewhere in this Proxy Statement/Prospectus or in documents incorporated herein by reference. See "Incorporation of Certain Information by Reference." The pro forma information is not necessarily indicative of the results of operations that would have resulted had the Affiliation been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations of future periods.


                             UNION AND KING GEORGE
                    PRO FORMA CONDENSED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                                            THREE MONTHS
                                                               ENDED
                                                              MARCH 31,                        YEAR ENDED DECEMBER 31,
                                                                1996               1995                   1994              1993
                                                                ----               ----                   ----              ----
                                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

INTEREST INCOME
   Interest and fees on loans........................       $     7,840        $    29,561         $    23,835         $    22,593
   Interest and dividends on securities..............             2,057              8,163               7,844               7,298
   Federal funds sold and securities
      purchased under agreements
      to resell......................................                76                327                 209                 453
   Interest-bearing deposits in
   other banks.......................................       $         2        $        32         $        39         $        53
                                                            -----------        -----------         -----------         -----------
           Total interest income.....................             9,975            38,083              31,927              30,397
                                                            -----------        -----------         -----------         -----------

INTEREST EXPENSE
   Deposits  ........................................             4,345             16,365              12,405              12,688
   Other borrowings..................................               383              1,490                 684                 321
           Total interest expense....................             4,728             17,855              13,089              13,009
                                                            -----------        -----------         -----------         -----------
           Net interest income.......................             5,247            20,228              18,838              17,388
   Provision for loan losses.........................               131                977               1,102               1,571
                                                            -----------        -----------         -----------         -----------
           Net interest income after
             provision for loan losses...............             5,116             19,251              17,736              15,817
                                                            -----------        -----------         -----------         -----------

OTHER INCOME
   Service charges on deposit accounts...............               568              2,143               1,897               1,781
   Securities gains (losses), net....................              (106)               (16)                (14)                (68)
   Other operating income............................               140                491               1,066                 348
                                                            -----------        -----------         -----------         -----------
           Total other income........................               602              2,618               2,949               2,061
                                                            -----------        -----------         -----------         -----------

OTHER EXPENSES
   Salaries and employee benefits....................             1,841              6,794               5,872               5,295
   Net occupancy expense.............................               422              1,726               1,524               1,342
   FDIC assessments..................................                12                449                 759                 779
   Other operating expenses..........................             1,076              4,068               3,918               3,418
                                                            -----------        -----------         -----------         -----------
           Total other expenses......................             3,341             13,037              12,073              10,834
                                                            -----------        -----------         -----------         -----------
   Income before income taxes........................             2,377              8,832               8,612               7,044
   Income tax expense................................               530              2,079               1,899               1,529
                                                            -----------        -----------         -----------         -----------
           Net income................................       $     1,847        $     6,753         $     6,713         $     5,515
                                                            ===========        ===========         ===========         ===========

PER SHARE DATA
   Net income                                              $       0.52       $       1.91        $       1.90        $       1.56
   Cash dividends....................................                --               0.55                0.51                0.45
   Average common shares outstanding.................         3,561,970          3,543,033           3,533,035           3,530,630


               NOTES TO PRO FORMA CONDENSED FINANCIAL INFORMATION
                                  (UNAUDITED)

(a) The pro forma information presented is not necessarily indicative of the results of operations or the financial position that would have resulted had the Affiliation been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities.

(b) It is assumed that the Affiliation will be accounted for on a pooling of interests accounting basis and, accordingly, the related pro forma adjustments have been calculated using the Exchange Ratio of 5.5 shares of Union Common Stock for each outstanding share of King George Common Stock.

           As a result, information was appropriately adjusted for the Affiliation by the (i) addition of 275,000 shares of Union Common Stock amounting to $1.1 million; (ii) elimination of 50,000 shares of King George Common Stock amounting to $300,000; and (iii) recordation of the remaining amount of $800,000 as a decrease in capital surplus of $300,000 and a decrease in retained earnings of $500,000 at March 31, 1996.

(c) Per share data has been computed based on the combined historical net income applicable to common shareholders of Union and King George using the historical weighted average shares outstanding of Union Common Stock and the weighted average shares, adjusted to equivalent shares of Union Common Stock, of King George, as of the earliest period presented.

                       INFORMATION CONCERNING KING GEORGE

HISTORY AND BUSINESS

           King George was organized and chartered under the laws of the Commonwealth of Virginia on February 13, 1973 and commenced operation on June 17, 1974. King George is a Virginia chartered bank and a member of the Federal Reserve System. Its deposits are FDIC insured, and King George is subject to supervision, examination and regulation by the Federal Reserve and the Virginia Bureau of Financial Institutions. King George provides a wide range of financial services, principally to individuals and to small and medium-sized businesses, including individual and commercial demand, savings and time deposit accounts, commercial, agricultural and consumer loans, travelers' checks, safe deposit facilities, ATM services, sales of United States Savings Bonds, collection items and official checks.

           King George has one banking office located at 10045 Kings Highway, King George, Virginia. The Bank owns a lot in Dahlgren on Route 206 which may be used for a future branch site.

           As of March 31, 1996, King George had the equivalent of 20 full-time employees. None of its employees are represented by any collective bargaining unit. King George considers relations with its employees to be good.

LENDING ACTIVITIES

           GENERAL. King George is a residential mortgage and residential construction lender and also extends commercial loans to small and medium-sized businesses within its primary service area. Its lending activity extends across its primary service area of King George County and into Fredericksburg, Virginia. Consistent with its focus on providing community-based financial services, King George does not attempt to diversify its loan portfolio geographically by making significant amounts of loans to borrowers outside its primary service area.

           The principal economic risk associated with each of the categories of loans in King George's portfolio is the creditworthiness of its borrowers. Within each category, such risk is increased or decreased depending on prevailing economic conditions. In an effort to manage the risk, King George's policy gives loan amount approval limits to individual loan officers based on their level of experience. The risk associated with real estate mortgage loans and installment loans to individuals varies based upon employment levels, consumer confidence, fluctuations and value of residential real estate and other conditions that affect the ability of consumers to repay indebtedness. The risk associated with commercial loans varies based upon the strength and activity of the local economy of King George's market area. The risk associated with real estate construction loans varies based upon the supply and demand for the type of real estate under construction. Most of King George's residential real estate construction loans are for pre-sold and contract homes.

           While King George does not monitor or track specific economic data from any particular source, it does rely on information contained in local, regional and national publications dealing with economic activity, consumer confidence, employment trends, residential and commercial real estate sales and construction, and business relocations. In addition to this, King George's Directors, Officers and staff members are involved in a wide variety of local business, civic and charitable organizations which provides the overall monitoring of the general direction and developing trends that affect the business climate of the region.

           RESIDENTIAL MORTGAGE LENDING. King George mortgage operation originates both conventional and government fixed rate and adjustable rate residential mortgage loans primarily for resale in the secondary market.

           RESIDENTIAL CONSTRUCTION LENDING. Because of the attractive adjustable rates available, King George makes construction loans for residential purposes. These include both construction loans to experienced builders and loans to consumers for owner occupied residences. Construction lending entails significant additional risk as compared with residential mortgage lending. Construction loans to builders can involve larger loan balances concentrated with single borrowers or groups of related borrowers. Also, with construction loans, funds are advanced upon the security of the home under construction, which is of uncertain value prior to the completion of construction. Thus, it is more difficult to evaluate accurately the total loan funds required to complete a project and related loan-to-value ratios. Residential construction loans to consumers, for which a permanent loan commitment from another lender approved prior to loan closing is required, are subject to the additional risk of the permanent lender failing to provide the necessary funds at closing, either due to the borrower's inability to fulfill the terms of his commitment or due to the permanent lender's inability to meet its funding commitments. In addition to its usual credit analysis of the borrowers, King George seeks to obtain a first lien on the property as security for its construction loans.

           COMMERCIAL REAL ESTATE LENDING. King George provides permanent mortgage financing for a variety of commercial projects but attempts to concentrate its efforts on owner-occupied projects. From time to time in the normal course of business, King George will provide a limited amount of financing for income producing, non-owner occupied projects which meet all the guidelines established by loan policy. These loans generally do not exceed 80% of current appraised or market value, whichever is lower, and are written on terms which provide for a maturity provision or interest rate adjustment available from three to five years from the note date.

           CONSUMER LENDING. King George currently offers most types of consumer demand, time and installment loans, including automobile loans and home equity loans.

           COMMERCIAL BUSINESS LENDING. As a full-service community bank, King George makes commercial loans to qualified small businesses in King George's market area. Commercial business loans generally have a higher degree of risk than residential mortgage loans but have commensurably higher yields. To manage these risks, King George generally secures appropriate collateral and carefully monitors the financial condition of its business borrowers and the concentration of such loans in King George's portfolio. Residential mortgage loans generally are made on the basis of the borrower's ability to make repayment from employment and other income and are secured by real estate whose value tends to be easily ascertainable. In contrast, commercial business loans may be substantially dependent on the success of the business itself. Further, the collateral for secured commercial business loans may depreciate over time and cannot be appraised with as much precision as residential real estate.

           CREDIT EVALUATION AND LOAN UNDERWRITING. King George places priority on meeting the borrowing requirements of its credit-worthy depositors. Non-deposit, credit-worthy customers will also be granted loans when their requests meet the established requirements, and there are sufficient funds available to satisfy the demand. General economic conditions in the trade area, loan demand and yield opportunities will be the principal determinants of loans levels within the categories previously noted. King George's underwriting practices, which are consistently applied, involve investigation of sources of income, employment history, details of existing debt, obtaining a credit report and compiling a summary of the borrower relative to all of these areas. On credits in excess of $3,000, a loan application or financial statement is required. A minimum of two years of financial statements, which include balance sheets and profit and loss statements, is required to evaluate the applicant's cash flow and ability to service debt. The primary source of repayment is always the ability to pay from operations with the secondary sources usually being collateral. The debt service to gross income ratio acceptable for consumer loans is generally 40%. Commercial loans require sufficient debt service coverage, generally 1.25 times debt service.

COMPETITION

           The financial services industry is competitive in the King George market area. A very active credit union and two branches of a state-wide bank are located in the county. Banks from Fredericksburg actively seek business in King George. Competition for deposits comes from money market mutual funds and insurance brokers.

MANAGEMENT

           The following table lists the executive officers of King George and the capacity in which they serve.

Name (and Age)              Present Position

Homer L. Hite (55)          President and Chief Executive Officer since 1974

David F. Clare (40)         Vice President for Loans employed since 1994

Scott Q. Nininger (32)      Vice President for Operations employed since 1990

Gary A. Salinsky (44)       Assistant Vice President for Loans employed since
                            1995

Priscilla O. Morgan (31)    Cashier employed since 1984

EXECUTIVE COMPENSATION

           The following table sets forth the compensation of King George's President and Chief Executive Officer, Mr. Hite, for the fiscal years ended December 31, 1995, 1994 and 1993. No officer received in excess of $100,000 for such years. Mr. Hite received no stock options or warrants in any of the reported years.

SUMMARY COMPENSATION TABLE

NAME AND
PRINCIPAL POSITION          YEAR     SALARY(1)      ALL OTHER COMPENSATION(2)

    Homer L. Hite           1995     $90,258                  $3,600
       President and        1994     $89,804                  $3,450
       Chief Executive      1993     $87,541                  $3,000
       Officer

(1) Amounts shown include $4,258 for 1995, $3,860 for 1994, and $3,175 for 1993 for taxable benefits associated with company vehicle usage.

(2) Amounts shown include $3,000 for each of 1995, 1994, and 1993 related to deferred directors fees.

           EMPLOYMENT CONTRACT. On June 11, 1986, King George entered into an employment agreement with Mr. Hite pursuant to which Mr. Hite agreed to serve as Chief Executive Officer of King George commencing on July 1, 1986 and renewing annually unless the Directors vote affirmatively not to renew the agreement. The agreement provides that Mr. Hite would be paid a base salary of $46,200 in 1986 and that in each subsequent year he would receive increases as approved by the Directors. In addition, King George provides Mr. Hite health and similar plans made available from time to time by King George to its employees, and Mr. Hite is entitled to participate in any pension, profit sharing and employee stock ownership plans of King George if and when such plans, or any of them, are adopted by King George for the benefit of employees of King George.

           The agreement provides that in the event King George terminates Mr. Hite's employment without cause, Mr. Hite is entitled to the full salary at the annual rate then in effect for the remaining term of the agreement or 90 days, whichever is greater.

           The agreement also provides that if King George is sold or merged, Mr. Hite shall be entitled to a lump sum payment equal to twice his annual base salary in effect at that time in the event Mr. Hite is not given reasonably equivalent duties and responsibilities. The consummation of the Affiliation will not trigger the "sale or merger," commonly known as "change of control," provisions of Mr. Hite's agreement. However, in the event that such provisions had been triggered, as of May 1, 1996, Mr. Hite would have been entitled to receive approximately $180,000.

           BENEFIT PLANS. King George maintains deferred compensation arrangements with some of the directors. King George's current policy is to accrue the estimated amounts to be paid under the contracts.

           King George has a 401(K) plan administered through the Virginia Bankers Association. King George matches each employee's contributions up to 6% of salary.

OWNERSHIP OF KING GEORGE COMMON STOCK

           The following table sets forth, as of March 31, 1996, certain information as to the shares of King George Common Stock beneficially owned by the King George directors individually and by all directors and executive officers

                                           NUMBER OF SHARES BENEFICIALLY
                                           OWNED AS OF MAY 31, 1996
NAME                                       (PERCENT OF CLASS)(1)

Frederick G. Davies                             1,960 (2)(3.9%)
Douglas T. Gray                                   295 (2)*
Homer L. Hite                                   2,207 (2)(4.4%)
E. R. Morris, Jr.                               2,000 (2)(4.0%)
Frank B. Taylor                                 2,300 (2)(4.6%)
Newell C. Thompson                              2,000 (2)(4.0%)
E. Patterson Woodworth                            600 (2)(1.2%)

All directors and                              11,992    (24.0%)
    executive officers
    as a group (11 individuals)


*     Represents less than 1% of total outstanding shares

(1) For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he has the right to acquire beneficial ownership of the security within sixty days.

(2)   Includes shares held jointly with spouse.

CERTAIN TRANSACTIONS

           Some of King George's officers and directors are customers of King George. As such customers, they have had transactions in the ordinary course of business with King George, all of which were on substantially the same terms as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risks of collectability or present any other unfavorable features. The total direct and indirect indebtedness to King George of all the directors and principal officers as of December 31, 1995 was $520,078, an amount equal to 11.85% of King George's equity capital as of December 31, 1995.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

           The following discussion provides information about the major components of the results of operations and financial condition, liquidity and capital resources of King George. This discussion and analysis should be read in conjunction with the Financial Statements and Notes thereto included elsewhere in this Proxy Statement Prospectus.

OVERVIEW

           King George's performance for 1995 continued its twenty-one years of profit. Net income increased 15% in 1995 to $505,639, compared to $437,873 earned in 1994. Per share earnings increased to $10.11, compared to $8.76 in 1994. The increased earnings for 1995 were primarily due to higher levels of net interest income and a reduction in the provision for loan losses.

           Return on average equity increased during 1995 to 11.97% from 11.31% in 1994. Return on average assets also increased during 1995 to 1.07%, compared to .93% the previous year.

           Net interest margin was 4.89% on a tax-equivalent basis in 1995, up from 4.65% in 1994. The net interest margin for 1993 was 4.02%. Loan demand rose moderately during 1995.

           Loans, net of unearned income and allowance for possible loan losses, were $32.7 million at December 31, 1995, compared to $30.6 million in 1994.

NET INTEREST INCOME

           Net interest income represents the principal source of earnings for King George. Net interest income equals the amount by which interest income exceeds interest expense. Changes in the volume and mix of interest-earning assets and interest-bearing liabilities, as well as their respective yields and rates, have significant impact on the level of net interest income.

           Net interest income was $2.0 million for the year ended December 31, 1995, up from $1.9 million in 1994. Although the increase in total loans was small, the favorable interest rate environment produced a higher yield on loans. Interest expense rose from $1.4 million in 1994 to $1.6 million in 1995 as customers switched from lower yielding to higher yielding deposits.

INTEREST SENSITIVITY

           An important element of both earnings performance and the maintenance of sufficient liquidity is management of the interest sensitivity gap. The interest sensitivity gap is the difference between interest sensitive assets and interest sensitive liabilities in a specific time interval. The gap can be managed by repricing assets or liabilities, by replacing an asset or liability at maturity or by adjusting the interest rate during the life of an asset or liability. Matching the amounts of assets and liabilities repricing in the same time interval helps to hedge the risk and minimize the impact on net interest income in periods of rising or falling interest rates.

           King George evaluates interest sensitivity risk and then formulates strategies regarding asset generation and pricing, funding sources and pricing, and off-balance sheet commitments in order to decrease sensitivity risk. These strategies are based on management's outlook regarding future interest rate movements, the state of the regional and national economies and other financial and business risk factors.

           King George establishes prices for deposits and loans based on local market conditions and manages its securities portfolio in accordance with policies set by King George. King George reviews its interest sensitivity position at least monthly.

           At March 31, 1996, King George had $8.5 million more liabilities than assets subject to repricing within one year and was, therefore, in a liability-sensitive position. This compares to its position at December 31, 1995, when it had $4.9 million more in liabilities than assets subject to repricing within one year. A liability-sensitive institution's net interest margin and net interest income generally will be impacted favorably by declining interest rates, while that of an asset-sensitive institution generally will be impacted favorably by rising interest rates.

           The following tables present the maturity of King George's loan portfolio by category and the fixed and variable portions of each category and its interest sensitivity position as of March 31, 1996. These are one-day positions which are continually changing and are not necessarily indicative of King George's position at any other time.

                 TABLE 1. MATURITY SCHEDULE OF PERIOD END LOANS


                                                            MARCH 31, 1996
                                ----------------------------------------------------------------------
                                       1 YEAR OR LESS    1 TO 5 YEARS           AFTER 5 YEARS
                                ---------------------  ------------------  ------------------
                                  FIXED      VARIABLE   FIXED    VARIABLE   FIXED    VARIABLE
                                  RATE         RATE     RATE       RATE     RATE      RATE      TOTAL
                                -------    ----------  -------   -------   ------  ----------  -------
                                                             (IN THOUSANDS)
Commercial....................  $2,159      $ 311      $ 3,105   $ 308     $  312   $   --     $ 6,195
Real estate construction......   4,409         --           --      --         --       --       4,409
Real estate mortgage..........   1,076         --       11,577      --      5,427       --      18,080
Consumer......................   1,298         --        2,866      --        313       --       4,477
                                -------     -----      -------   -----     ------   ------     -------

Total.........................  $8,942      $ 311      $17,548   $ 308     $6,052   $   --     $33,161
                                =======     =====      =======   =====     ======   ======     =======


                     TABLE 2. INTEREST SENSITIVITY ANALYSIS


                                                                                              MARCH 31, 1996
                                                    ----------------------------------------------------------------
                                                     WITHIN        91 - 365      1 TO 5       OVER
                                                     90 DAYS         DAYS         YEARS       5 YEARS       TOTAL
                                                    ---------     ----------   ----------   ----------    ----------
                                                                           (DOLLARS IN THOUSANDS)
EARNING ASSETS:
    Loans (1)....................................   $   2,011     $    4,857   $   19,724   $    6,520    $   33,112
    Securities (2)...............................       1,008          1,390        6,026        1,275         9,699
    Federal Funds sold and other
       short term investments....................       1,590             --           --           --         1,590
                                                    ---------     ----------   ----------   ----------    ----------
    Total earning assets.........................   $   4,609     $    6,247   $   25,750   $    7,795    $   44,401
                                                    =========     ==========   ==========   ==========    ==========

INTEREST-BEARING LIABILITIES (3):
    Interest checking............................   $      --     $      429   $    3,864   $       --    $    4,293
    Regular savings..............................          --          1,867        7,470           --         9,337
    Money market savings.........................          --            252        1,009           --         1,261
    Certificates of deposit......................       7,992          8,839        4,905           --        21,736
                                                    ---------     ----------   ----------   ----------    ----------
    Total interest-bearing liabilities...........   $   7,992     $   11,387   $   17,248   $       --    $   36,627
                                                    ---------     ----------   ----------   ----------    ----------
    Period gap...................................      (3,383)        (5,140)       8,502        7,795    $    7,774
    Cumulative gap...............................   $  (3,383)    $   (8,523)  $      (21)  $    7,774
    Ratio of Cumulative gap to
       total earning assets......................       (7.62)%       (19.20)%      (0.05)%      17.51%


(1) Does not include non accrual loans of $73,250 or allowance for loan losses of $331,158.
(2) Does not include Federal Reserve Stock of $18,000, Community Bankers Stock of $57,000, and Poray's ( a wholly owned subsidiary) Stock of $3,959.
(3) Does not include non-interest bearing demand deposits of $6,196,000.

NONINTEREST INCOME

           Noninterest income for 1995 increased by $484, or .3%, over the same period in 1994. Service charges on deposit accounts, the largest single item of noninterest income, were $136,500 for 1995, up 20.4% over the prior year.

           Noninterest income in 1994 increased 6.4% over 1993. Service charges on deposit accounts decreased slightly from $113,393 in 1994 compared to $115,268 in 1993.

NONINTEREST EXPENSE

           Noninterest expense was $959,000 in 1993, $1,042,000 in 1994 and $1,138,000 in 1995. This was an increase of 8.7% and 9.2% from 1993 to 1994 and 1994 to 1995, respectively.

           King George consistently ranks among the top 5% of its peer group (based on asset size) in maintaining low overhead costs. Salaries and benefits increased 30.4% from 1993 to 1994 and 18.5% from 1994 to 1995 because of personnel additions and promotions, and normal salary increases.

LOAN PORTFOLIO

           Loans, net of unearned income, were $33.0 million at December 31, 1995, up 6.8% from the $31.0 million at December 31, 1994.

           Loans secured by real estate consist of a portfolio of predominately 1-4 single family residential loans, which are primarily purchase money loans to consumers for their primarily residences. Such loans at December 31, 1995 were 30.2% of the loan portfolio. Non-farm, non-residential loans comprised 20.4% of the loan portfolio at December 31, 1995. Home equity lines of credit were implemented in January of 1996. Real estate construction loans accounted for 14.1% of total loans at December 31, 1995 with majority being construction on 1-4 single family residences. King George State's consumer portfolio, which was 13.6% of loan portfolio at December 31, 1995, consists of primarily installment loans.

           Consistent with its focus on providing financial services to the local community, King George generally does not loan outside the defined lending area. King George maintains a policy not to originate or purchase loans classified by regulators as highly leveraged transactions or loans to foreign entities or individuals.

           King George's unfunded commitments amounted to $2.0 million at December 31, 1995, compared to $2.8 million at December 31, 1994. This decrease attributed to more construction loans being fully funded.

                            TABLE 3. LOAN PORTFOLIO


                                         MARCH 31,                            DECEMBER 31,
                                         ---------     ------------------------------------------------------
                                           1996          1995        1994        1993        1992       1991
                                         ---------     -------     -------     -------     -------    -------
                                                                                (IN THOUSANDS)
Commercial.........................      $ 6,195       $ 5,877     $ 5,111     $ 6,047     $ 2,202    $ 3,778
Real estate construction...........        4,409         4,668       2,242       3,685       4,161      6,497
Real estate mortgage:
    Residential (1-4
       family).....................       10,247         9,961       6,976       6,035       5,043      4,222
    Home equity lines..............            6            --          --          --          --         --
    Multifamily....................        1,025         1,066       1,188         950         448        526
    Non-farm,
       non-residential.............        6,630         6,724       7,799       6,528       8,116      6,866
    Agricultural...................          173           232         163         232         233        243
                                         -------       -------     -------     -------     -------    -------
    Real estate subtotal...........       22,490        22,651      18,368      17,430      18,001     18,354
Consumer...........................        4,477         4,474       7,507       6,093       7,181      8,525
                                         -------       -------     -------     -------     -------    -------
Total loans........................       33,162        33,002      30,986      29,570      27,384     30,657
Less unearned income...............            1             2          21         120         419        594
                                         -------       -------     -------     -------     -------    -------
Loans, net of unearned
    income.........................      $33,161       $33,000     $30,965     $29,450     $26,965    $30,063
                                         =======       =======     =======     =======     =======    =======


ASSET QUALITY

           The allowance of loan loss is an estimate of an amount adequate to provide for potential losses in the loan portfolio of King George. The level of loan losses is affected by general economic trends as well as conditions affecting individual borrowers. The allowance is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance and the size of the allowance in comparison to peer companies identified by regulatory agencies.

           The provision for loan losses in 1995 decreased to $403,000, from $505,000 in 1994, in response to improved economic conditions collection efforts. The larger provisions for loan losses in years 1991 through 1994 were attributed to the declining real estate market and weakening economy. The ratio of the allowance of loan losses to net charge-offs was consistent for these years.

           King George's net charge-offs in 1995 were lower by approximately $59,000 than in 1994. The improved charge-off experience was due primarily to an improved economy and more conservative loan policies. Net charge-offs to loans was 1.44% for the year 1995, compared to 1.73% in 1994. The ratio for the first quarter of 1996 was .07%.

           The allowance for loan losses was $303,000 at December 31, 1995, down $73,000 from $376,000 at December 31, 1994. The allowance was $406,000 at December 31, 1993.

                       TABLE 4. ALLOWANCE FOR LOAN LOSSES


                                                 MARCH 31,                                                DECEMBER 31,
                                         ---------------------------     -------------------------------------------------------
                                          1996           1995              1995       1994        1993        1992        1991
                                         ------         -------          -------     -------     -------     -------     -------
                                                                              (DOLLARS IN THOUSANDS)
Balance, beginning of period...........  $  303         $   376          $   376     $   406     $   562     $   522     $   317
    Loans charged-off:
    Commercial.........................      --               9              395         278         257         404         408
    Real estate contruction............      --              --               --          --          --          --          --
    Real estate mortgage...............      --              25               57         206         183          --          --
    Consumer installment...............      22              32               75         127          87          60          27
                                         ------         -------          -------     -------     -------     -------     -------
    Total loans charged-off............      22              66              527         611         527         464         435

Recoveries:
    Commercial.........................      --              --               26          --          --           6           9
    Real estate construction...........      --              --               --          --          --          --          --
    Real estate mortgage...............      --              16               16          62          11          --          --
    Consumer installment                     --               1                9          14           9          --           1
                                         ------         -------          -------     -------     -------     -------     -------
    Total recoveries...................      --              17               51          76          20           6          20
                                         ------         -------          -------     -------     -------     -------     -------

Net charge-offs........................      22              49              476         535         507         458         415
Provision for credit losses............      50              70              403         505         351         498         620
                                         ------         -------          -------     -------     -------     -------     -------
Balance end of period..................  $  331         $   397          $   303     $   376     $   406     $   562     $   522
                                         ======         =======          =======     =======     =======     =======     =======

Ratio of allowance for credit
    losses to loans outstanding
    at end of period...................    1.00%           1.23%            0.92%       1.21%       1.38%       2.08%       1.74%

Ratio of net charge-offs to
    average loans outstanding
    during period......................    0.07%           0.15%            1.44%       1.73%       1.72%       1.70%       1.38%


           The ratio of allowance for credit losses to nonperforming assets totaled 4.15% at December 31, 1995; .58% at December 31, 1994 and .97% at December 31, 1993. Management evaluates nonperforming loans relative to their collateral value and makes appropriate reductions in the carrying value of those loans based on that review. Management of King George believes, based on its review, that King George has adequate reserves to cover any future write-down that may be required on these loans.

           The following table shows the balance and percentage of King George's allowance for loan losses allocated to each major category of loans:

                TABLE 5. ALLOCATION OF ALLOWANCE FOR LOAN LOSSES


                                                     REAL ESTATE                REAL ESTATE
                           COMMERCIAL                CONSTRUCTION                MORTGAGE                 CONSUMER
                     ----------------------     ----------------------    ----------------------    ----------------------
                     RESERVE     PERCENTAGE     RESERVE     PERCENTAGE    RESERVE     PERCENTAGE    RESERVE     PERCENTAGE
                     FOR LOAN     OF TOTAL      FOR LOAN     OF TOTAL     FOR LOAN     OF TOTAL     FOR LOAN     OF TOTAL
                      LOSSES        LOANS        LOSSES        LOANS       LOSSES        LOANS       LOSSES        LOANS
                     --------    ----------     --------    ----------    --------    ----------    --------    ----------
                                                               (DOLLARS IN THOUSANDS)
March 31,
1996............     $   62           18.7 %    $   44        13.3%       $   180         54.5%     $     45       13.5%
1995............         72           18.0 %        46        11.5%           224         56.6%           55       13.9%

December 31,
1995............         54           17.8 %        43        14.1%           165         54.5%           41       13.6%
1994............         62           16.5 %        27         7.2%           196         52.0%           91       24.2%
1993............         83           20.5 %        51        12.5%           189         46.5%           84       20.6%
1992............         45            8.0 %        85        15.2%           284         50.5%          147       26.2%


           King George has allocated the allowance according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within each of the above categories of loans. The allocation of the allowance as shown in the table above should not be interpreted as an indication that loan losses in future years will occur in the same proportions or that the allocation indicates future loan loss trends. Furthermore, the portion allocated to each loan category is not the total amount available for future losses that might occur within such categories since the total allowance is a general allowance applicable to the entire portfolio.

ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES

           At the end of 1995, the allowance for loan losses was .92% of outstanding loans compared to 1.21% of outstanding loans in 1994. The amount expensed over the last five years as provisions for loan losses has been $2.4 million. Net charge-offs over the same period have been $2.4 million. The losses in 1991 through 1995 were the result of declining real estate values and subsequent foreclosures on properties. In 1995, the loss associated with one loan was $354,000.

           It is the opinion of King George's management that the reserve is adequate to absorb any losses that may occur.

NONPERFORMING ASSETS

           Total nonperforming assets, which consist of nonaccrual loans, restructured loans and foreclosed property, were $405,000 at December 31, 1995, a decrease of $659,000 from December 31, 1994.

           The decrease in nonperforming assets in 1995 was largely attributed to one large commercial loan that was written off and some foreclosed property being sold. The commercial loan was $354,000 and one foreclosed property of $85,000. At March 31, 1996, King George's nonperforming assets totaled $405,000.

                         TABLE 6. NONPERFORMING ASSETS


                                                  MARCH 31,                      DECEMBER 31
                                             ------------------   -------------------------------------------
                                              1996        1995     1995     1994    1993      1992      1991
                                             -------    -------   ------   ------  ------   -------   -------
                                                                           (DOLLARS IN THOUSANDS)
Nonaccrual loans...........................  $    73    $   598   $   73   $  647  $  418   $   142   $   150
Restructured loans.........................        0          0        0        0       0         0         0
Foreclosed property........................      332        326      332      417     358       672       506
                                             -------    -------   ------   ------  ------   -------   -------
    Total non-performing assets............  $   405    $   924   $  405   $1,064  $  776   $   814   $   656
                                             =======    =======   ======   ======  ======   =======   =======

Allowance for loan losses
    to period end loans....................     1.00%      1.23%    0.92%    1.21%   1.37%     2.05%     1.70%
Allowance for loan losses
    to nonaccrual loans....................      453%        66%     415%      58%     97%      396%      348%
Non-performing assets to
    period end loans.......................     1.22%      2.86%    1.23%    3.43%   2.62%     2.97%     2.14%
Net charge-offs to loans...................     0.07%      0.15%    1.44%    1.73%   1.71%     1.67%     1.35%


           Loans are placed on nonaccrual status when collection of interest and principal is doubtful, generally when loans become 90 days past due. There are three negative implications for earnings when a loan is placed on nonaccrual status. All interest accrued but unpaid at the date the loan is placed on nonaccrual status is either deducted from interest income or written off as a loss. Second, accruals of interest are discounted until it becomes certain that both principal and interest can be repaid. Third, there may be actual losses which necessitate additional provisions for credit losses charged against earnings.

           At December 31, 1995, loans past due 90 days or more and still accruing interest because they are both well secured and in the process of collection were $634,000, compared to $54,000 at December 31, 1994, and $1,086,000 at December 31, 1993.

           During 1995, $5,494 in additional interest income would have been recorded if King George's nonaccrual loans had been current in accordance with their original terms. During 1994, $49,260 in additional interest income would have been recorded if King George's nonaccrual loans had been current in accordance with their original terms.

           At December 31, 1995, potential problem loans were approximately $364,000. These loans are subject to regular periodic management attention, and their status is reviewed on a regular basis. Of the potential problem loans identified at December 31, 1995, $178,000 are secured by real estate with appraised values that exceed the principal balance.

SECURITIES

           The book value of the securities portfolio was $9.4 million at December 31,1995, compared to $12.8 million at December 31, 1994 and $11.4 million at December 31, 1993. This is largely in response to a strengthening economy and increased loan demand. Investment in U.S. Government securities increased $1.2 million or 21.1% for the year 1994 and decreased $3.0 million, or 44.0% for the year 1995. Investment grade corporate securities decreased 18.1% in 1995 from 1994 and 3.8% in 1994 from 1993.

           The securities portfolio consists solely of investment securities. Securities are classified as investment securities when management has the intent and King George has the ability at the time of purchase to hold the securities to maturity. Investment securities are carried at a cost adjusted for amortization of premiums and accretion of discounts.

                         TABLE 7. SECURITIES PORTFOLIO


                                                     MARCH 31,                        DECEMBER 31
                                                     1996 (1)          1995 (1)         1994 (2)         1993 (3)
                                                  ----------------    ------------    -----------     -----------
                                                                                     (IN THOUSANDS)
BOOK VALUE:
U.S. Government Securities:
    Held to maturity...........................   $       508        $      508       $     6,890     $     5,690
    Available for sale.........................         3,866             3,375                --              --
States and political subdivisions:
    Held to maturity...........................         2,772             2,825             2,625           2,361
    Available for sale.........................            --                --                --              --
Other securities...............................         2,552             2,653             3,236           3,361
Other equity securities........................            75                79                80              75
                                                  -----------        ----------       -----------     -----------
Total securities...............................   $     9,773        $    9,440       $    12,831     $    11,487
                                                  ===========        ==========       ===========     ===========



(1) Does not include Federal Reserve Bank Stock of $18,000, Poray's (a wholly owned subsidiary) Stock of $3,959, and Community Bankers Stock of $57,000.
(2) Does not include Federal Reserve Bank Stock of $18,000, Poray's (a wholly owned subsidiary) Stock of $5,100, and Community Bankers Stock of $57,000.
(3) Does not include Federal Reserve Bank Stock of $18,000, and Community Bankers Bank Stock of $57,000.

              TABLE 8. MATURITY ANALYSIS AS OF MARCH 31, 1996 (1)


                                                      ONE              ONE              FIVE            OVER
                                                      YEAR           TO FIVE           TO TEN           TEN
                                                    OR LESS           YEARS            YEARS           YEARS            TOTAL
                                                  -------------    -------------    -------------   -------------    ----------
                                                                              (DOLLARS IN THOUSANDS)
U.S. AGENCY SECURITIES:
    Book value.................................   $   1,008        $   1,301        $     367       $      63        $   2,739
    Market value...............................         986            1,282              362              67            2,697
    Weighted average yield.....................        4.84%            5.72%            6.66%           8.92%            5.61%

U.S. TREASURY SECURITIES:
    Book value.................................   $     252        $   1,383        $      --       $      --        $   1,635
    Market value...............................         252            1,373               --              --            1,625
    Weighted average yield.....................        5.54%            5.67%              --              --             5.65%

STATE AND POLITICAL SUBDIVISIONS:
    Book value.................................   $      76        $   1,774        $     812       $     110        $   2,772
    Market value...............................          76            1,774              819             109            2,778
    Weighted average yield.....................        5.87%            6.96%            8.07%           7.15%            7.26%

OTHER SECURITIES:
    Book value.................................   $     956        $   1,596        $      --       $      --        $   2,552
    Market value...............................         956            1,616               --              --            2,572
    Weighted average yield.....................        5.83%            6.66%              --              --             6.28%

TOTAL SECURITIES:
    Book value.................................   $   2,292        $   6,055        $   1,179       $     173        $   9,699
    Market value...............................       2,270            6,046            1,181             176            9,673
    Weighted average yield.....................        5.34%            6.33%            7.62%           7.97%            6.26%


(1) For comparative purposes, yields on all securities have been computed on a tax-equivalent basis.

DEPOSITS

           King George works to attract and retain core deposits and reduce cost of funds. Deposits provide funding for King George's investments in loans and securities, and the interest paid for deposits must be managed carefully to control the level of interest expense.

           Deposits at December 31, 1995 were $41.4 million, a 4.2% decrease from the same period in 1994. Interest checking and money market savings have been relatively stable from 1993 to 1995. Savings accounts decreased from $20.5 million in 1993 to $14.8 million in 1994 to $9.4 million in 1995. There was a corresponding increase in certificates of deposit from $12.1 million in 1993 to $16.7 million in 1994 to $21.2 million in 1995. The shift between deposit categories was attributed to rising rates in 1994 and 1995. Noninterest-bearing checking deposits were 14.1% of total deposits at December 31, 1995 and December 31, 1994, compared to 12.3% for 1993.

           As shown below, the decline in average total deposits from 1994 to 1995 was a broad consumer reaction to lower yielding deposit accounts. The average interest rate paid on interest-bearing deposits was 4.51% in 1995, compared to 4.02% for 1994, and 3.74% for 1993. The largest amount of King George's deposits are higher yielding time deposits because most of its customers are individuals who seek higher yields than those offered on savings and demand accounts.

           The following tables are a summary of average deposits and average rates paid:

                        TABLE 9. DEPOSITS AND RATES PAID


                                        MARCH 31,                          DECEMBER 31,
                                          1996                1995             1994               1993
                                   -----------------  ----------------  ----------------  -----------------
                                    AMOUNT     RATE    AMOUNT     RATE   AMOUNT    RATE    AMOUNT     RATE
                                   --------    -----  --------   -----  --------  ------  --------   ------
                                                               (DOLLARS IN THOUSANDS)
Noninterest-bearing
    accounts.....................  $  6,196           $  5,833          $  6,084          $  5,193
Interest-bearing accounts:
    Interest checking............     4,293    2.42%     4,007   2.42%     4,364   2.42%     3,413    2.42%
    Money market savings.........     1,261    2.25      1,145   2.25      1,240   2.25      1,136    2.25
    Regular checking.............     9,337    3.50      9,434   3.50     15,160   3.50     20,461    3.50
Time deposits:
    Less than  $100,000..........    13,603    5.47     13,521   5.54     11,544  5.08      7,772    4.82
    $100,000 and over*...........     8,132    5.32      7,463   5.51      4,808  5.16      4,402    4.56
                                   --------           --------          --------          --------

Total interest-bearing
    accounts.....................    36,626    4.46     35,570   4.51     37,116   4.02     37,184    3.74
                                   --------           --------          --------          --------

Total............................  $ 42,822           $ 41,403          $ 43,200          $ 42,377
                                   ========           ========          ========          ========

* Does not include $106,000 and $100,000 matured certificates of deposit at March 31, 1996 and December 31, 1994, respectively.


               TABLE 10. MATURITIES OF CD'S OF $100,000 AND OVER


                                      WITHIN        THREE TO        SIX TO          OVER                           PERCENT
                                       THREE          SIX           TWELVE           ONE                          OF TOTAL
                                      MONTHS         MONTHS         MONTHS          YEAR           TOTAL          DEPOSITS
                                    ------------  -------------   -----------    ------------    -----------    --------------
                                                                     (DOLLARS IN THOUSANDS)
At March 31, 1996................   $    2,681    $    2,244      $    1,879     $    1,328      $    8,132         18.99%
At December 31, 1995.............        1,362         3,724           1,441            936           7,463         18.03%


LIQUIDITY

           Liquidity represents an institution's ability to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funds through liability management. Liquid assets include cash, interest-bearing deposits with banks, federal funds sold, investments in Treasury securities, and loans maturing within one year. As a result of King George's management of liquid assets and the ability to generate liquidity through liability funding, management believes that King George maintains overall liquidity sufficient to satisfy its depositors' requirements and meet its customers' credit needs.

           At March 31, 1996, cash, interest-bearing deposits with banks, federal funds sold, investments in Treasury securities, and loans maturing within one year were 27.96% of total earning assets. As of March 31, 1996, approximately 24.46% or $48.1 million of the loan portfolio would mature or reprice within a one-year period. King George had no long-term debt or short-term borrowings at March 31, 1996, or at the end of any of the past three years.

FIRST THREE MONTHS RESULTS OF OPERATIONS

           OVERVIEW. Net income for the first three months of 1996 totaled $168,599 which was higher compared to the $114,637 earned in the first three months of 1995. While net interest income increased 7.50% to $511,000, net interest expense increased only 7.0% to $410,000. Noninterest expense decreased by $11,000 to $276,000. The provision for loan losses decreased from $70,000 in the first three months of 1995 to $50,000 in 1996.

           Loan demand remained basically flat for the first three months of 1996 with loans, net of unearned discount, increasing only slightly from $32.7 million at December 31, 1995, to $32.8 million at March 31, 1996. Investment securities held, primarily United States Treasury, United States Agency and municipal securities, increased slightly to $9.7 million at March 31, 1996 compared to $9.4 million at December 31, 1995. Total assets were $48.3 million, up $1.7 million from $46.6 million reported on December 31, 1995. Total deposits were up $1.4 million at $42.8 million at March 31, 1996 compared to $41.4 million at December 31, 1995.

           ASSET QUALITY. Loan quality continues to be good despite slow economic growth in the general economy. For the first three months, King George had loan charge-offs of approximately $22,000.

           CAPITAL RESOURCES. The adequacy of King George's capital is reviewed by management on an ongoing basis with reference to the size, composition, and quality of King George's asset and liability levels and consistent with regulatory requirements and industry standards. Management seeks to maintain a capital structure that will assure an adequate level of capital to support anticipated asset growth and absorb potential losses.

           The Federal Financial Institutions Examination Council has adopted capital guidelines to supplement the existing definitions of capital for regulatory purposes and to establish minimum capital standards. Specifically, the guidelines categorize assets and off-balance sheet items into four risk-weighted categories. The minimum ratio of qualifying total capital to risk-weighted assets is 8%, of which at least 4% must be Tier 1 capital, composed of common equity, retained earnings and a limited amount of perpetual preferred stock, less certain goodwill items. King George had a ratio of risk-weighted assets to total capital of 13.89% at March 31, 1996 and a ratio of risk-weighted assets to Tier 1 capital of 12.94%. Both of these exceed the capital requirements adopted by the federal regulatory agencies

                         TABLE 11. ANALYSIS OF CAPITAL


                                                MARCH 31,                              DECEMBER 31,
                                                  1996                 1995               1994               1993
                                               ---------            ---------           ---------          ---------
                                                                         (DOLLARS IN THOUSANDS)
Tier 1 Capital:
    Common stock..........................     $     300            $     300           $     300          $     300
    Additional paid in capital............           300                  300                 300                300
    Retained earnings.....................         3,930                3,790               3,393              3,068
                                               ---------            ---------           ---------          ---------
    Total Tier 1 capital..................         4,530                4,390               3,993              3,668

Tier 2 Capital:
    Allowance for credit                             331                  303                 376                406
       losses.............................
    Allowable long term debt..............            --                   --                  --                 --
    Total Tier 2 capital..................           331                  303                 376                406
                                               ---------            ---------           ---------          ---------
    Total risk-based capital..............     $   4,861            $   4,693           $   4,369          $   4,074
                                               =========            =========           =========          =========


                               BUSINESS OF UNION

HISTORY AND BUSINESS

           Union is a multi-bank holding company serving the Central and Northern Neck regions of Virginia through its two banking affiliates, Union Bank & Trust Company and Northern Neck State Bank and its non-bank subsidiary, Union Investment Services, Inc. Union was formed in connection with the affiliation of Union Bank and Northern Neck Bank in 1993. Both Union Bank and Northern Neck Bank are state-chartered, Federal Reserve member banks whose deposits are insured by the Federal Deposit Insurance Corporation. Each is a full-service commercial bank offering a wide range of banking and related financial services, including consumer and commercial demand and time deposit accounts, consumer and commercial loans, residential and commercial mortgages, credit card services and safe deposit boxes. Union Investment Services is a full-service discount brokerage firm providing a wide variety of investment choices to investors throughout Union's trade area.

           Through its 12 locations, Union Bank serves customers in a primary service area which stretches from its headquarters in Bowling Green along the I-95 corridor from Fredericksburg to central Hanover County and east to King William County. Northern Neck Bank serves the Northern Neck and Middle Peninsula regions through four locations in Warsaw, Montross and Tappahannock. The Banks have a long history of service, with Union Bank and Northern Neck Bank having been organized in 1902 and 1909, respectively.

           At March 31, 1996, Union had total consolidated assets of approximately $470.9 million, total consolidated deposits through its banking affiliates of approximately $385.1 million and consolidated shareholders' equity of approximately $50.4 million. Union's total consolidated net income for the three months ended March 31, 1996, was approximately $1.7 million, or $0.51 per share.

           For additional information concerning Union, see Union's 1995 Annual Report to Shareholders and its Quarterly Report on Form 10-Q for the Quarter Ended March 31, 1996 included as Appendices III and IV, respectively, to this Proxy Statement/Prospectus. See also "Incorporation of Certain Information by Reference."

UNION'S ACQUISITION PROGRAM

           Management believes there are additional opportunities to acquire financial institutions or to acquire assets and deposits that will allow Union to enter new markets or increase market share in existing markets. Management intends to pursue acquisition opportunities in strategic markets where its managerial, operational and capital resources will enhance the performance of acquired institutions and may, after the date of this Proxy Statement/Prospectus, enter into agreements to acquire one or more financial institutions. There can be no assurance that Union will be able to successfully effect any additional acquisition activity, or that any such acquisition activity will have a positive effect on the value of shares of Union Common Stock.

                       COMPARATIVE RIGHTS OF SHAREHOLDERS

GENERAL

           Union and King George are corporations subject to the provisions of the Virginia Stock Corporation Act (the "Virginia SCA"). Shareholders of King George, whose rights are governed by King George's Articles of Incorporation and Bylaws and by the Virginia SCA, will become shareholders of Union upon consummation of the Affiliation. The rights of such shareholders as shareholders of Union will then be governed by the Articles of Incorporation and Bylaws of Union and by the Virginia SCA.

           The following is a summary of the material differences in the rights of shareholders of King George and Union. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE ARTICLES OF INCORPORATION AND BYLAWS OF EACH CORPORATION AND TO THE VIRGINIA SCA.

AUTHORIZED CAPITAL

           Union. Union is authorized to issue (i) 12,000,000 shares of Common Stock, par value $4.00 per share, of which 3,286,970 shares were issued and outstanding as of March 31, 1996, and (ii) 500,000 shares of Preferred Stock, par value $10.00 per share, of which no shares were issued and outstanding as of March 31, 1996. Union's Articles of Incorporation authorize the Union Board, without shareholder approval, to fix the preferences, limitations and relative rights of the preferred stock and to establish series of such preferred stock and determine the variations between each series. If any shares of preferred stock are issued, the rights of holders of Union Common Stock would be subject to the rights and preferences conferred to holders of such preferred stock. There are no preemptive rights to purchase additional shares of capital stock of Union. See "Description of Union Capital Stock" for additional information.

           King George. King George is authorized to issue 200,000 shares of King George Common Stock, par value $6.00 per share, of which 50,000 shares were issued and outstanding as of March 31, 1996. Similar to the shareholders of Union, the shareholders of King George do not have preemptive rights to subscribe for and purchase any shares of King George Common Stock issued for cash in order to retain their proportionate ownership in King George.

DIVIDEND RIGHTS

           Union. The holders of Union Common Stock are entitled to share ratably in dividends when and as declared by the Union Board of Directors out of funds legally available therefor. One of the principal sources of income to Union is dividends from its two Affiliate Banks. For a description of certain restrictions on the payment of dividends by banks, see "Market Prices and Dividends." Union's Articles of Incorporation permit the Union Board to issue preferred stock with terms set by the Union Board, which terms may include the right to receive dividends ahead of the holders of Union Common Stock. No shares of preferred stock are presently outstanding.

           King George. The holders of King George Common Stock also are entitled to share ratably in dividends when and as declared by the King George Board of Directors out of funds legally available therefor. See "Market Prices and Dividends" for a description of certain restrictions on the payment of dividends by banks.

VOTING RIGHTS

           The holders of both Union and King George Common Stock have one vote for each share held on any matter presented for consideration by the shareholders. Neither the holders of Union nor King George Common Stock are entitled to cumulative voting in the election of directors.

DIRECTORS AND CLASSES OF DIRECTORS

           Union. The Union Board is divided into three classes so that each director serves for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected. In the event of any increase in the authorized number of directors, the newly created directorships resulting from such increase would be apportioned among the three classes of directors so as to maintain such classes as nearly equal as possible. Because of the classification of directors, unless the shareholders act to remove directors from office, two annual meetings generally would be required to elect a majority of the Union Board. Under Union's Articles of Incorporation, directors may only be removed for cause and with the affirmative vote of at least two-thirds of the outstanding shares entitled to vote.

           King George. The King George Board is divided into three classes so that each director serves for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected. In the event of any increase in the authorized number of directors, the newly created directorships resulting from such increase would be apportioned among the three classes of directors so as to maintain such classes as nearly equal as possible. Because of the classification of directors, unless the shareholders act to remove directors from office, two annual meetings generally would be required to elect a majority of the King George Board. Under King George's Articles of Incorporation, directors may only be removed for cause and with the affirmative vote of at least 80% of the outstanding shares entitled to vote.

ANTI-TAKEOVER PROVISIONS

           Certain provisions of the Virginia SCA and the Articles of Incorporation and Bylaws of Union and King George may discourage an attempt to acquire control of Union or King George, respectively, that a majority of either corporation's shareholders determined was in their best interests. These provisions also may render the removal of one or all directors more difficult or deter or delay corporate changes of control that the Union Board or King George Board, respectively, did not approve.

           Classified Board of Directors; Removal of Directors. The provisions of Union's and King George's Articles providing for classification of the Board of Directors into three separate classes and removal of directors only for cause and with the affirmative vote of the holders of at least two-thirds in the case of Union and 80% in case of King George of the outstanding shares may have certain anti-takeover effects.

           Authorized Preferred Stock. The Articles of Incorporation of Union authorize the issuance of preferred stock. The Union Board may, subject to applicable law and the rules of the Nasdaq National Market, authorize the issuance of preferred stock at such times, for such purposes and for such consideration as they may deem advisable without further shareholder approval. The issuance of preferred stock under certain circumstances may have the effect of discouraging an attempt by a third party to acquire control of Union by, for example, authorizing the issuance of a series of preferred stock with rights and preferences designed to impede the proposed transaction.

           Supermajority Voting Provisions. The Virginia SCA provides that, unless a corporation's articles of incorporation provide for a higher or lower vote, certain significant corporate actions must be approved by the affirmative vote of the holders of more than two-thirds of the votes entitled to be cast on the matter. Corporate actions requiring a two-thirds vote include amendments to a corporation's articles of incorporation, adoption of plans of merger or share exchange, sales of all or substantially all of a corporation's assets other than in the ordinary course of business and adoption of plans of dissolution ("Fundamental Actions"). The Virginia SCA provides that a corporation's articles may either increase the vote required to approve Fundamental Actions or may decrease the required vote to not less than a majority of the votes entitled to be cast.

           The Articles of Incorporation of Union provide that a Fundamental Action shall be approved by a vote of a majority of all votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction, provided that the transaction has been approved and recommended by at least two-thirds of the directors in office at the time of such approval and recommendation. If the transaction is not so approved and recommended, then the transaction shall be approved by the vote of 80% or more of all votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction.

           The Articles of Incorporation of King George provide that the affirmative vote of the holders of at least 80% of the outstanding shares of King George Common Stock is required to approve a "Business Combination" (as defined in the Articles of Incorporation) with any person who owns or controls 5% or more of the total voting power of all the outstanding voting stock of King George, except for Business Combinations approved by not less than 80% of the Board of Directors. A "Business Combination" is defined in the King George Articles of Incorporation to include: (i) a merger, reorganization or consolidation with an unaffiliated corporation, the sale, (ii) the sale, lease or hypothecation of 25% or more of the total assets of King George, and (iii) the issuance during any twelve-month period of convertible securities, warrants or options representing, in the aggregate, more than 5% of the total voting power of all outstanding voting securities to certain persons and their affiliates who own or control 5% or more of King George Common Stock.

           These provisions could tend to make the acquisition of either Union or King George more difficult to accomplish without the cooperation or favorable recommendation of either the Union or King George Board, as the case may be.

           Shareholder Meetings. Shareholders of both Union and King George may not request that a special meeting of shareholders be called.

           State Anti-Takeover Statutes. Virginia has two anti-takeover statutes in force, the Affiliated Transaction Statute and the Control Share Acquisitions Statute.

           Affiliated Transactions. The Virginia SCA contains provisions governing "affiliated transactions" (including, among other various transactions, mergers, share exchanges, sales, leases, or other dispositions of material assets, issuances of securities, dissolutions, and similar transactions) with an "interested shareholder" (generally the beneficial owner of more than 10% of any class of the corporation's outstanding voting shares). During the three years following the date a shareholder becomes an interested shareholder, any affiliated transaction with the interested shareholder must be approved by both a majority of the "disinterested directors" (those directors who were directors before the interested shareholder became an interested shareholder or who were recommended for election by a majority of disinterested directors) and by the affirmative vote of the holders of two-thirds of the corporation's voting shares other than shares beneficially owned by the interested shareholder. The foregoing requirements do not apply to affiliated transactions if, among other things, a majority of the disinterested directors approve the interested shareholder's acquisition of voting shares making such a person an interested shareholder prior to such acquisition. Beginning three years after the shareholder becomes an interested shareholder, the corporation may engage in an affiliated transaction with the interested shareholder if (i) the transaction is approved by the holders of two-thirds of the corporation's voting shares, other than shares beneficially owned by the interested shareholder, (ii) the affiliated transaction has been approved by a majority of the disinterested directors, or (iii) subject to certain additional requirements, in the affiliated transaction the holders of each class or series of voting shares will receive consideration meeting specified fair price and other requirements designed to ensure that all shareholders receive fair and equivalent consideration, regardless of when they tendered their shares.

           Control Share Acquisitions. Under the Virginia SCA's control share acquisitions law, voting rights of shares of stock of a Virginia corporation acquired by an acquiring person at ownership levels of 20%, 33 1/3%, and 50% of the outstanding shares may, under certain circumstances, be denied unless conferred by a special shareholder vote of a majority of the outstanding shares entitled to vote for directors, other than shares held by the acquiring person and officers and directors of the corporation or, among other exceptions, such acquisition of shares is made pursuant to a merger agreement with the corporation or the corporation's articles of incorporation or by-laws permit the acquisition of such shares prior to the acquiring person's acquisition thereof. If authorized in the corporation's articles of incorporation or by-laws, the statute also permits the corporation to redeem the acquired shares at the average per share price paid for them if the voting rights are not approved or if the acquiring person does not file a "control share acquisition statement" with the corporation within sixty days of the last acquisition of such shares. If voting rights are approved for control shares comprising more than fifty percent of the corporation's outstanding stock, objecting shareholders may have the right to have their shares repurchased by the corporation for "fair value".

           The provisions of the Affiliated Transactions Statute and the Control Share Acquisition Statute are only applicable to public corporations that have more than 300 shareholders. Corporations may provide in their articles of incorporation or bylaws to opt-out of the Control Share Acquisition Statute. Union has not opted-out of the statute. The statutes do not apply to King George because it has fewer than 300 shareholders.

DIRECTOR AND OFFICER EXCULPATION

           The Virginia SCA provides that in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of the corporation, the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct may not exceed the lesser of (i) the monetary amount, including the elimination of liability, specified in the articles of incorporation or, if approved by the shareholders, in the bylaws as a limitation on or elimination of the liability of the officer or director, or (ii) the greater of (a) $100,000 or (b) the amount of cash compensation received by the officer or director from the corporation during the twelve months immediately preceding the act or omission for which liability was imposed. The liability of an officer or director is not limited under the Virginia SCA or a corporation's articles of incorporation and bylaws if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.

           Union. The Articles of Incorporation of Union provide that to the full extent that the Virginia SCA permits the limitation or elimination of the liability of directors or officers, a director or officer of Union shall not be liable to Union or its shareholders for monetary damages.

           King George. The Articles of Incorporation of King George provide that to the full extent that the Virginia SCA permits the limitation or elimination of the liability of directors or officers, a director or officer of King George shall not be liable to King George or its shareholders for monetary damages in excess of $1.00.

INDEMNIFICATION

           Union. The Articles of Incorporation of Union provide that, to the full extent permitted by the Virginia SCA and any other applicable law, Union is required to indemnify a director or officer of Union who is or was a party to any proceeding by reason of the fact that he is or was such a director or officer or is or was serving at the request of the corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The board of directors is empowered, by majority vote of a quorum of disinterested directors, to contract in advance to indemnify any director or officer.

           King George. Similar to Union, the Articles of Incorporation of King George provide that, to the full extent permitted by the Virginia SCA and any other applicable law, King George is required to indemnify a director or officer of King George who is or was a party to any proceeding by reason of the fact that he is or was such a director or officer or is or was serving at the request of the corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The board of directors is empowered, by majority vote of a quorum of disinterested directors, to contract in advance to indemnify any director or officer

DISSENTERS' RIGHTS

           The provisions of Article 15 of the Virginia SCA provide shareholders of a Virginia corporation the right to dissent from, and obtain payment of the fair value of their shares in the event of mergers, share exchanges, consolidations and certain other corporate transactions. However, Article 15 of the Virginia SCA provides that holders of shares of a Virginia corporation which has shares listed on a national securities exchange or which has at least 2,000 record shareholders are not entitled to dissenters' rights unless certain requirements are met. It is expected that following consummation of the Affiliation, Union will have approximately ________ shareholders of record. For additional information in this regard, see "Affiliation - Rights of Dissent and Appraisal."

                       DESCRIPTION OF UNION CAPITAL STOCK

           Union is authorized to issue (i) 12,000,000 shares of Common Stock, par value $4.00 per share, and (ii) 500,000 shares of Preferred Stock, par value $10.00 per share, which may be issued in series with such powers, designations, and rights as may be established from time to time by the Board of Directors. On March 31, 1996, Union had issued and outstanding 3,286,970 shares of Union

Common Stock held by 1,666 shareholders of record. All outstanding shares of Union Common Stock are fully paid and nonassessable. No shares of Preferred Stock have been issued.

COMMON STOCK

           Holders of shares of Union Common Stock are entitled to receive dividends when and as declared by the Board of Directors out of funds legally available therefor. Union's ability to pay dividends is dependent upon its earnings and financial condition of Union and certain legal requirements. Specifically, the Federal Reserve has stated that bank holding companies should not pay dividends except out of current earnings and unless the prospective rate of earnings retention by the company appears consistent with its capital needs, asset quality and overall financial condition. In addition, Virginia law precludes any distribution to shareholders if, after giving it effect, (a) Union would not be able to pay its debts as they become due in the usual course of business; or (b) Union's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if Union were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Upon the liquidation, dissolution or winding up of Union, whether voluntary or involuntary, holders of Union Common Stock are entitled to share ratably, after satisfaction in full of all liabilities, in all remaining assets of Union available for distribution. The dividend and liquidation rights of Union Common Stock are subject to the rights of any Preferred Stock that may be issued and outstanding.

           Holders of Union Common Stock are entitled to one vote per share on all matters submitted to shareholders. There are no cumulative voting rights in the election of directors or preemptive rights to purchase additional shares of any class of Union's capital stock. Holders of Union Common Stock have no conversion or redemption rights. The shares of Union Common Stock presently outstanding are, and those shares of Union Common Stock to be issued in connection with the Affiliation will be when issued, fully paid and nonassessable. Union Common Stock is approved for trading on the Nasdaq National Market.

           Union maintains a Dividend Reinvestment Plan providing for the purchase of additional shares of Union Common Stock by reinvestment of cash dividends paid on the outstanding shares of Union Common Stock. Dividends reinvested are applied to the purchase of shares of Union Common Stock at 95% of the market value at the time of purchase. The plan permits Union, at its discretion, to use shares purchased in the over-the-counter market or to use Union's authorized and unissued shares in order to satisfy the plan's requirements.

PREFERRED STOCK

           The Board of Directors, without shareholder approval, is empowered to authorize the issuance, in one or more series, of shares of Preferred Stock at such times, for such purposes and for such consideration as it may deem advisable. The Board of Directors is also authorized to fix before the issuance thereof the designations, voting, conversion, preference and other relative rights, qualifications and limitations of any such series of Preferred Stock.

           The Board of Directors, without shareholder approval, may authorize the issuance of one or more series of Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Union Common Stock and, under certain circumstances, discourage an attempt by others to gain control of Union.

           The creation and issuance of any additional series of Preferred Stock, and the relative rights, designations and preferences of such series, if and when established, will depend upon, among other things, the future capital needs of Union, then existing market conditions and other factors that, in the judgment of the Board of Directors, might warrant the issuance of Preferred Stock.

                                    EXPERTS

           The consolidated financial statements of Union incorporated in this Proxy Statement/Prospectus by reference to Union's Annual Report on Form 10-K for the year ended December 31, 1995 have been so incorporated in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, incorporated by reference herein, and upon the authority of such firm as experts in auditing and accounting. The report of KPMG Peat Marwick LLP refers to a change in accounting for certain investments in debt and equity securities.

           The audited financial statements of King George included in this Proxy Statement/Prospectus have been so included in reliance upon the report of Smith & Eggleston, P.C., independent certified public accountants, given on their authority as experts in auditing and accounting.

                                 LEGAL OPINIONS

           The validity of the shares of Union Common Stock offered hereby is being passed upon for Union by LeClair Ryan, A Professional Corporation, Richmond, Virginia. LeClair Ryan will deliver opinions to Union and King George, respectively, concerning certain federal income tax consequences of the Affiliation. See "Affiliation - Certain Federal Income Tax Consequences."

           Certain matters relating to the Affiliation will be passed upon for King George by Mays & Valentine, Richmond, Virginia.

                                 OTHER MATTERS

           The King George Board of Directors does not intend to bring any matter before the Special Meeting other than as specifically set forth in the Notice of Special Meeting of Shareholders, nor does it know of any matter to be brought before the Special Meeting by others. If, however, any other matters properly come before the Special Meeting, it is the intention of each of the proxyholders to vote such proxy in accordance with the decision of a majority of the King George Board of Directors.

                         Index to Financial Statements

                          King George State Bank, Inc.

                                                                           PAGE

AUDITED FINANCIAL STATEMENTS:

Independent Auditor's Report...............................................F-2

Balance Sheets as of December 31, 1995 and 1994............................F-3

Statements of Operations for the Two Years Ended
           December 31, 1995 and 1994......................................F-5

Statements of Changes in Stockholders' Equity for the Two
           Years Ended December 31, 1995 and 1994..........................F-6

Statements of Cash Flows for the Two Years Ended
           December 31, 1995 and 1994......................................F-7

Notes to Financial Statements..............................................F-9

UNAUDITED INTERIM FINANCIAL STATEMENTS:

Balance Sheet as of March 31, 1996.........................................F-19

Statements of Operations for the Three Months Ended
           March 31, 1996 and 1995.........................................F-20

Statements of Charges in Stockholders' Equity for the
           Three Months Ended March 31, 1996 and 1995......................F-21

Statements of Cash Flows for the Three Months Ended
           March 31, 1996 and 1995.........................................F-22

Notes to Interim Financial Statements......................................F-24

                          INDEPENDENT AUDITORS' REPORT

Stockholders and Directors
King George State Bank, Inc.
King George, Virginia

      We have audited the accompanying balance sheets of King George State Bank, Inc. as of December 31, 1995 and 1994, and the related statements of income, changes in stockholders' equity and cash flows for each of the three years in the three year period ended December 31, 1995. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of King George State Bank, Inc. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the three year period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                                   SMITH & EGGLESTON, P.C.

February 16, 1996

                          KING GEORGE STATE BANK, INC.
                                 BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994

                                  A S S E T S

                                                     1995             1994
                                                 -----------      --------
CASH AND DUE FROM BANKS                          $ 1,805,084      $ 1,214,097


INVESTMENT SECURITIES:  (Approximate market
   value of $9,497,346 and $12,245,673 for
   1995 and 1994, respectively)
   (Notes 1, 2 & 16)                               9,450,258       12,831,041


FEDERAL FUNDS SOLD  (Note 16)                        600,000        1,200,000


LOANS:  (Net of allowance for loan losses
   of $303,160 and $376,219 for 1995 and
   1994, respectively)  (Notes 1, 3 & 16)         32,696,362       30,589,695


PREMISES AND EQUIPMENT  (Notes 1 & 11)               679,571          687,420


OTHER REAL ESTATE OWNED  (Note 8)                    331,711          416,633


OTHER ASSETS  (Note 5)                             1,098,033        1,061,804
                                                 -----------       ----------

      Total Assets                               $46,661,019      $48,000,690
                                                 ===========      ===========

    L I A B I L I T I E S   A N D   S T O C K H O L D E R S '   E Q U I T Y


                                                     1995            1994
                                                 -----------     --------
DEPOSITS:  (Note 16)
   Demand                                        $ 5,629,172     $ 5,791,472
   NOW accounts                                    2,190,244       2,346,526
   Money Market accounts                           2,961,813       3,646,034
   Savings                                         9,436,386      14,760,000
   Time, $100,000 and over                         7,463,411       4,907,847
   Other time                                     13,722,267      11,747,806
                                                 -----------     -----------

     Total Deposits                              $41,403,293     $43,199,685

OTHER LIABILITIES  (Note 6)                          867,380         808,050
                                                 -----------     -----------

     Total Liabilities                           $42,270,673     $44,007,735
                                                 -----------     -----------

COMMITMENTS AND CONTINGENCIES  (Note 10)

STOCKHOLDERS' EQUITY:
   Capital stock - par value $6 per share:
     Authorized - 200,000 shares
     Issued and outstanding - 50,000 shares      $   300,000     $   300,000
   Surplus                                           300,000         300,000
   Retained earnings                               3,783,594       3,392,955
   Unrealized gain on securities available-
     for-sale  (Note 2)                                6,752               -
                                                 -----------     -----------
     Total Stockholders' Equity                  $ 4,390,346     $ 3,992,955
                                                 -----------     -----------

     Total Liabilities and Stockholders' Equity  $46,661,019     $48,000,690
                                                 ===========     ===========



                        See Notes To Financial Statements

                          KING GEORGE STATE BANK, INC.

                              STATEMENTS OF INCOME

                 YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993



                                                               1995          1994           1993
                                                            ----------    ----------     -------
INTEREST INCOME:
   Interest and fees on loans                               $2,977,761    $2,591,485      2,738,209
   Interest on investment
     securities:
        Obligations of the U. S.
          government and its
          agencies and corporations                            265,075       343,557        221,575
        Obligations of states and
          political subdivisions                               168,123       129,228         91,616
        Other securities                                       169,222       197,897        173,100
   Interest on federal funds sold                               32,435        52,892        178,296
                                                            ----------    ----------     ----------

        Total Interest Income                               $3,612,616    $3,315,059     $3,402,796
   Interest on deposits                                      1,572,611     1,380,369      1,669,951
                                                            ----------    ----------     ----------

        Net Interest Income                                 $2,040,005    $1,934,690     $1,732,845

PROVISION FOR LOAN LOSSES
   (Notes 1 & 3)                                               403,000       505,000        351,357
                                                            ----------    ----------     ----------

        Net Interest Income After
        Provision For Loan Losses                           $1,637,005    $1,429,690     $1,381,488

NONINTEREST INCOME  (Note 12)                                  176,346       175,862        166,189
                                                            ----------    ----------     ----------

                                                            $1,813,351    $1,605,552     $1,547,677
                                                            ----------    ----------     ----------

OPERATING EXPENSES:
   Salaries and employee benefits                           $  550,465    $  464,415     $  356,190
   Occupancy                                                   107,519        95,496         91,929
   Equipment                                                    43,470        29,474         60,738
   Other                                                       375,426       346,110        346,536
   FDIC insurance                                               61,418       106,682        103,405
                                                            ----------    ----------     ----------
                                                            $1,138,298    $1,042,177     $  958,798
                                                            ----------    ----------     ----------

        Income Before Income Tax                            $  675,053    $  563,375     $  588,879

PROVISION FOR INCOME TAX
   (Note 7)                                                    169,414       125,502        227,523
                                                            ----------    ----------     ----------
        Net Income                                          $  505,639    $  437,873     $  361,356
                                                            ==========    ==========     ==========
Earnings per share  (Note 1)                                $    10.11    $     8.76     $     7.23
                                                            ==========    ==========     ==========



                       See Notes To Financial Statements

                          KING GEORGE STATE BANK, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                 YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993

                                                 Capital                      Retained
                                                  Stock        Surplus        Earnings       Total

BALANCE - JANUARY 1, 1993                       $ 300,000     $ 300,000      $2,816,226   $3,416,226

  Dividends  (Note 4)                                   -             -     (   110,000) (   110,000)

  Net income                                            -             -         361,356      361,356
                                                ---------     ---------      ----------   ----------

BALANCE - DECEMBER 31, 1993                     $ 300,000     $ 300,000      $3,067,582   $3,667,582

  Dividends  (Note 4)                                   -             -     (   112,500) (   112,500)

  Net Income                                            -             -         437,873      437,873
                                                ---------     ---------      ----------   ----------

BALANCE - DECEMBER 31, 1994                     $ 300,000     $ 300,000      $3,392,955   $3,992,955

  Dividends  (Note 4)                                   -             -      (  115,000)  (  115,000)

  Net Income                                            -             -         505,639      505,639

  Unrealized gains on securities
     available-for-sale                                 -             -           6,752        6,752
                                                ---------     ---------      ----------   ----------

BALANCE - DECEMBER 31, 1995                     $ 300,000     $ 300,000      $3,790,346   $4,390,346
                                                =========     =========      ==========   ==========


                       See Notes To Financial Statements

                          KING GEORGE STATE BANK, INC.

                            STATEMENTS OF CASH FLOWS

                 YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993


                                                               1995            1994           1993
                                                            ----------      ----------     -------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                  $  505,639      $  437,873     $  361,356
   Adjustments to reconcile net income to net
     cash provided by operating activities:
     Depreciation and amortization                              78,957          74,947         58,093
     Provision for loan losses                                 403,000         505,000        351,357
     Amortization of premium on investment
       securities                                               46,106          59,691         56,924
     Gain (loss) on sale of investment
        securities                                               7,395      (      517)   (       746)
     Changes in assets and liabilities:
       (Increase) in cash value of life
          insurance                                        (    17,451)     (   45,079)   (    31,872)
       Decrease in deferred income taxes                        29,658          29,565        100,073
       (Increase) decrease in interest
          receivable                                       (    42,894)         10,258    (    67,944)
       (Increase) in prepaid expenses                      (     9,746)     (    5,437)        12,060
       (Increase) decrease in accounts
          receivable - other                                       726             159    (    40,235)
       Increase (decrease) in interest
          payable on deposits                                   29,201          51,054    (    83,864)
       Increase in deferred compensation
         liability                                              23,930          55,597         73,823
       Increase in accounts payable                              6,199          12,106          1,299
        (Decrease) in income tax payable                             -               -    (    19,902)
                                                            ----------      ----------     ----------

       Net Cash Provided by Operating
          Activities                                        $1,060,720      $1,185,217     $  770,422
                                                            ----------      ----------     ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Net (increase) in loans                                  ($2,509,667)    ($2,056,911)   ($2,956,626)
   Purchase of held-to-maturity securities                 (   950,151)    ( 2,266,972)   ( 7,697,849)
   Proceeds from maturities of held-to-
     maturity securities                                     4,254,026         868,882      1,485,923
   Purchase of available-for-sale securities               (   100,000)              -              -
   Proceeds from sale of securities                            133,637               -              -
   Changes in federal funds sold - net                         600,000       1,265,000      6,715,000
   Purchase of equipment                                   (    71,108)    (    76,853)   (   141,626)
   Purchase of other real estate                           (    66,991)    (   297,116)   (    90,971)
   Proceeds from sale of foreclosed
     real estate                                               151,913         238,283        404,912
                                                            ----------      ----------     ----------

        Net Cash Provided by (Used in)
          Investing Activities                              $1,441,659     ($2,325,687)   ($2,281,237)
                                                            ----------      ----------     ----------


                       See Notes To Financial Statements

                          KING GEORGE STATE BANK, INC.

                            STATEMENTS OF CASH FLOWS

                                  (CONTINUED)

                 YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993


                                                               1995            1994           1993
                                                            ----------      ----------     -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase (decrease) in deposits - net                    ($1,796,392)     $  815,964     $2,169,535
   Dividends paid                                          (   115,000)    (   112,500)   (   110,000)
                                                            ----------      ----------     ----------

        Net Cash Provided by (Used in)
          Financing Activities                             ($1,911,392)     $  703,464     $2,059,535
                                                            ----------      ----------     ----------

        Net Increase (Decrease) in Cash
          and Due from Banks                                $  590,987     ($  437,006)    $  548,720

CASH AND DUE FROM BANKS - BEGINNING OF YEAR                  1,214,097       1,651,103      1,102,383
                                                            ----------      ----------     ----------

CASH AND DUE FROM BANKS - END OF YEAR                       $1,805,084      $1,214,097     $1,651,103
                                                            ==========      ==========     ==========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

   Cash paid during the year for:
     Interest                                               $1,543,409      $1,329,316     $1,753,815
     Income taxes                                              138,463         123,390        187,569



                       See Notes To Financial Statements

                          KING GEORGE STATE BANK, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1995

NOTE 1:     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

HISTORY AND ORGANIZATION
King George State Bank, Inc., a Virginia corporation, provides general commercial banking services to individuals and businesses primarily within King George County, Virginia and surrounding communities. It is a member of the Federal Reserve System and the Federal Deposit Insurance Corporation and is also subject to the regulations of certain Federal and State agencies. It undergoes periodic examinations by regulatory authorities.

USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INVESTMENT SECURITIES
Debt securities that management has the ability and intent to hold to maturity are classified as held-to-maturity and carried at cost, adjusted for amortization of premiums and accretion of discounts, computed by the interest method. Other marketable securities are classified as available-for-sale and are carried at fair value. Unrealized gains and losses on securities available-for-sale are recognized as direct increases or decreases in stockholders' equity. The cost of securities sold is recognized using the specific identification method.

MORTGAGE BACKED SECURITIES
Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by issuers of the securities. Mortgage-backed securities are carried at unpaid principal balances, adjusted for unamortized premiums and unearned discounts. Premiums and discounts are amortized using methods approximating the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Mortgage backed securities that management has the ability and intent to hold to maturity are classified as held-to-maturity. Other mortgage backed securities are classified as available-for-sale and are carried at fair value. Should any be sold, cost of securities sold is determined using the specific identification method.

LOANS AND ALLOWANCE FOR LOAN LOSSES
Loans are stated at the amount of unpaid principal, reduced by unearned discount and an allowance for loan losses. Unearned discount on installment loans is recognized as income over the terms of the loans. Interest on other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the

                          KING GEORGE STATE BANK, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                  (CONTINUED)
                               DECEMBER 31, 1995

NOTE 1:     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:  (Continued)

LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued) collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses. Because of uncertainties inherent in the estimation process, management's estimate of credit losses inherent in the loan portfolio and the related allowance may change in the near term. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful.

PREMISES AND EQUIPMENT
The premises and equipment is recorded at cost. Depreciation is based on estimated useful service lives and is computed on the straight-line method.

CASH FLOW INFORMATION
The statement of cash flows reconciles net income with the change in cash and due from banks. The indirect method has been used. For purposes of reporting cash flows, cash and due from banks includes cash on hand and amounts due from banks.

EARNINGS PER SHARE
Earnings per share are calculated on the basis of the weighted average number of shares outstanding.

LOAN COSTS
Loan fees and certain direct loan origination costs of completed loans are deferred and recognized as an adjustment of the yields on related loans over the lives of the loans.

INCOME TAXES
In 1993, the Bank adopted FASB Statement 109, Accounting for Income Taxes, which requires an assets and liability approach to financial accounting and reporting for income taxes. Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of the allowance for loan losses, premises and equipment, deferred loan costs and deferred compensation liability for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Income tax expense is the tax payable or refundable for the year plus or minus the change for the year in deferred tax assets and liabilities.

                          KING GEORGE STATE BANK, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                  (CONTINUED)
                               DECEMBER 31, 1995

NOTE 1:     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:  (Continued)

FORECLOSED REAL ESTATE
Foreclosed real estate includes both formally foreclosed property and in-substance foreclosed property. In-substance foreclosed properties are those properties for which the Bank has taken physical possession, regardless of whether formal foreclosure proceedings have taken place.

At the time of foreclosure, foreclosed real estate is recorded at the lower of the Bank's cost or the asset's fair value, less estimated costs to sell, which becomes the property's new basis. Any write-downs based on the asset's fair value at date of acquisition are charged to the allowance for loan losses. Costs incurred in maintaining foreclosed real estate and subsequent write-downs to reflect declines in the fair value of the property are included in income (loss) on foreclosed real estate.

RECLASSIFICATIONS
Certain previously reported amounts have been reclassified to conform to current presentations.

NOTE 2:     INVESTMENT SECURITIES:

Securities held-to-maturity at December 31, 1995 consist of the following:

                                             Gross        Gross
                              Amortized   Unrealized   Unrealized       Fair
                                Cost         Gains       Losses         Value

U. S. Government and
  federal agencies           $  500,000   $        -   $   30,000    $   470,000
State and local governments   2,824,417       32,887       10,785      2,846,519
Mortgage-backed securities        8,384           37          220          8,201
Corporate debt securities     2,653,317       58,675        3,506      2,708,486
                             ----------   ----------   ----------    -----------
                             $5,986,118   $   91,599   $   44,511    $ 6,033,206
                             ==========   ==========   ==========    ===========

Securities available-for-sale at December 31, 1995 consist of the following:

                                             Gross        Gross
                              Amortized    Unrealized   Unrealized       Fair
                                Cost         Gains        Losses         Value

U. S. Government and
  federal agencies           $3,290,964   $   13,356   $    8,050    $ 3,296,270
Mortgaged-backed securities      83,987        4,924            -         88,911
                             ----------   ----------   ----------    -----------
                             $3,374,951   $   18,280   $    8,050    $ 3,385,181
Other equity securities          78,959            -            -         78,959
                             ----------   ----------   ----------    -----------
                             $3,453,910   $   18,280   $    8,050    $ 3,464,140
                             ==========   ==========   ==========    ===========

                          KING GEORGE STATE BANK, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                  (CONTINUED)
                               DECEMBER 31, 1995

NOTE 2:     INVESTMENT SECURITIES:  (Continued)

The total net unrealized gain on available-for-sale securities of $10,230 is reported as an increase of retained earnings of $6,752 (net of $3,478 deferred income tax). The carrying amounts of investments at December 31, 1995 are as follows:

   Held-to-maturity                                      $5,986,118
   Available-for-sale                                     3,464,140

                                                         $9,450,258

Securities held-to-maturity at December 31, 1994 consist of the following:

                                             Gross        Gross
                             Amortized    Unrealized   Unrealized       Fair
                                Cost         Gains       Losses         Value

U. S. Government and
  federal agencies          $ 6,764,166   $        -   $  338,481    $ 6,425,685
State and local governments   2,624,532        3,736      143,455      2,484,813
Mortgaged-backed securities     125,779        1,955        1,260        126,474
Corporate debt securities     3,236,464            -      102,763      3,133,701
                            -----------   ----------   ----------    -----------
                            $12,750,941   $    5,691   $  585,959    $12,170,673
                            ===========   ==========   ==========    ===========

Securities available-for-sale at December 31, 1994 consist of the following:

                                             Gross        Gross
                              Amortized    Unrealized   Unrealized       Fair
                                Cost         Gains       Losses         Value

Other equity securities     $    80,100   $        -   $        -    $    80,100
                            ===========   ==========   ==========    ===========

U. S. Government and government backed obligations with a carrying amount of $1,679,956 are pledged to secure municipality and treasury tax and loan deposits as of December 31, 1995.

The schedule below reflects the maturities of investment securities at December 31, 1995. The classification of mortgage-backed securities was based on expected maturities, while contractual maturities were used for other debt securities. Expected maturities differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                          KING GEORGE STATE BANK, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                  (CONTINUED)
                               DECEMBER 31, 1995

NOTE 2:     INVESTMENT SECURITIES:  (Continued)

                                     Securities              Securities
                                 Held-to-Maturity       Available-for-Sale

                              Amortized     Fair        Amortized      Fair
                                Cost        Value         Cost         Value

Due in one year or less      $  900,781  $  903,438    $  452,655   $   452,235
Due after one year through
  five years                  4,154,539   4,187,864     2,838,309     2,844,035
Due after five years through
  ten years                     812,459     823,908             -             -
Due after ten years             109,955     109,795             -             -
Mortgage-backed securities        8,384       8,201        83,987        88,911
Equity securities                     -           -        78,959        78,959
                             ----------  ----------    ----------   -----------
                             $5,986,118  $6,033,206    $3,453,910   $ 3,464,140
                             ==========  ==========    ==========   ===========


NOTE 3:     LOANS AND ALLOWANCE FOR LOAN LOSSES:

Major classifications of loans are as follows:

                                                1995              1994
                                            -----------       --------
  Monthly real estate                       $ 6,871,847       $ 6,259,413
  Construction                                1,151,264         1,411,330
  Collateral                                 19,930,743        16,960,457
  Installment                                 3,348,455         3,108,029
  Plain                                       1,663,911         3,158,683
  Demand                                              -            20,000
  Capitalized loan costs                         47,151            69,239
                                            -----------       -----------
                                            $33,013,371       $30,987,151
  Unearned income                          (     13,849)     (     21,237)
                                            -----------       -----------
                                            $32,999,522       $30,965,914
  Allowance for loan losses                (    303,160)     (    376,219)
                                            -----------       -----------

    Loans - net                             $32,696,362       $30,589,695
                                            ===========       ===========

Loans on which the accrual of interest has been discontinued or reduced amounted to $73,250 and $646,437 at December 31, 1995 and 1994, respectively. Certain directors and officers were indebted to the Bank in the aggregate amounts of $520,078 and $604,569 as of December 31, 1995 and 1994, respectively. During the year ended December 31, 1995, new loans made to related parties totaled $53,000 and repayments totaled $137,491.

                          KING GEORGE STATE BANK, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                  (CONTINUED)
                               DECEMBER 31, 1995

NOTE 3:     LOANS AND ALLOWANCE FOR LOAN LOSSES:  (Continued)

An analysis of the changes in the allowance for loan losses follows:

                                                  1995              1994
                                               ----------        ----------
  Balance - beginning of year                  $  376,219        $  405,924

  Additions:
    Provision charged to operations               403,000           505,000
    Recoveries of loans charged off
      in prior years                               51,631            76,969
                                               ----------        ----------
                                               $  830,850        $  987,893
  Deduction:
    Loans charged off                             527,690           611,674
                                               ----------        ----------

  Balance - end of year                        $  303,160        $  376,219
                                               ==========        ==========



NOTE 4:     DIVIDENDS:

Dividends were declared at the rate of $2.30, $2.25 and 2.20 per share in 1995, 1994 and 1993, respectively.

NOTE 5:     OTHER ASSETS:

Other assets consist of the following:
                                                  1995              1994
                                               ----------        ----------
  Loan interest receivable                     $  481,741        $  393,776
  Deferred income tax                             135,322           168,458
  Cash value of life insurance                    253,235           235,784
  Accounts receivable - other                      39,350            40,076
  Prepaid expenses and other                       44,912            35,166
  Interest receivable on investments              143,473           188,544
                                               ----------        ----------

                                               $1,098,033        $1,061,804

NOTE 6:     OTHER LIABILITIES:

Other liabilities consist of the following:

                                                  1995              1994
                                               ----------        ----------
  Interest payable on deposits                 $  138,750        $  109,548
  Deferred compensation liability                 697,271           673,341
  Accounts payable                                 31,359            25,161
                                               ----------        ----------
                                               $  867,380        $  808,050
                                               ==========        ==========

                          KING GEORGE STATE BANK, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                  (CONTINUED)
                               DECEMBER 31, 1995

NOTE 7:     INCOME TAX:

The provision for income tax consists of the following:

                                 1995           1994             1993
                              ----------     ----------       ----------
  Current                     $  139,756     $   95,937       $  127,432
  Deferred                        29,658         29,565          100,091
                              ----------     ----------       ----------
                              $  169,414     $  125,502       $  227,523
                              ==========     ==========       ==========

The following reconciles income taxes reported in the financial statements to taxes that would be obtained by applying regular tax rates to net income before income taxes.

                                       1995           1994             1993
                                    ----------     ----------       ----------
  Income tax at statutory rate      $  229,518     $  191,548       $  200,219
  (Decrease) resulting from:
    Tax exempt income              (    57,162)   (    43,938)     (    29,229)
    Other                          (     2,942)   (    22,108)          33,909
    Effect of change in accounting
      principle                              -              -           22,624
                                    ----------     ----------       ----------
                                    $  169,414     $  125,502       $  227,523
                                    ==========     ==========       ==========

Deferred tax assets have been provided for deductible temporary differences related to deferred compensation. Deferred tax liabilities have been provided for taxable temporary differences related to the allowance for loan losses, premises and equipment, capitalized loan costs, and available for sale investments. The net deferred tax assets in the accompanying statements of financial condition include the following components:

                                                        1995           1994
                                                     ----------     -------
  Deferred tax assets                                $  237,072     $  228,936
  Deferred tax liabilities                          (   101,750)   (    60,478)
                                                     ----------     ----------

                                                     $  135,322     $  168,458
                                                     ==========     ==========


NOTE 8:     OTHER REAL ESTATE OWNED:

Other real estate owned reflects properties acquired during foreclosure sales in order to protect the Bank's interests after the secured notes were in default. The properties are valued at the lower of their fair market value or the recorded investment in the related loan.

                          KING GEORGE STATE BANK, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                  (CONTINUED)
                               DECEMBER 31, 1995

NOTE 9:     DIRECTORS' BENEFIT PLAN:

The Bank maintains a voluntary deferred compensation program which permits eligible directors and officers to defer receipt of a portion of their directors' fees. There are 10 eligible participants and 7 have elected to participate. The Bank has purchased life insurance on all of the participants in amounts that, in the aggregate, actuarially fund its future liabilities under this program, and it is the owner and sole beneficiary of all such insurance. The program has been designed so that, if assumptions as to mortality experience, policy dividends, tax effects, and other factors are realized, the compensation deferred by a participant and the death benefits payable to the Bank under the insurance policies will cover all premium payments and benefit payments, plus a factor for the use of funds of the Bank.

While the insurance policies were purchased as a means of funding the deferred compensation liability created under this plan, there exists no obligation to use any insurance funds from policy loans or death proceeds to curtail the deferred compensation liability. Under the terms of the directors' benefit plan, a participant, or his beneficiary, will receive upon retirement a monthly retirement payment for life, payable for a minimum of 15 years. The plan also provides for a reduced payment to a participant's beneficiary in the event that the participant dies prior to retirement, payable for a period of 15 years from the date of death. A participant's retirement date is considered to be the later of the date a participant turns age 65 or completes 10 years of plan participation.

The deferred compensation liability as of December 31, 1995 and 1994 totaled $697,271 and $673,341, respectively. The deferred compensation plan expense totaled $39,643, $55,597, and $73,823 for 1995, 1994, and 1993, respectively.
The Bank began paying benefits during 1995 and $15,713 was paid to eligible participants.

Anticipated payments for the next five years are as follows:

            1996                                 $  36,671
            1997                                    39,818
            1998                                    49,258
            1999                                    49,258
            2000                                    49,258


NOTE 10:    COMMITMENTS AND CONTINGENT LIABILITIES:

In the normal course of business, there are various outstanding commitments and contingent liabilities such as guarantees, commitments to extend credit, etc., which are not reflected in the accompanying financial statements. The Bank had outstanding letters of credit totaling $874,044 and $993,313 at December 31, 1995 and 1994, respectively, and it does not anticipate losses as a result of these transactions. At December 31, 1995, the Bank also had undisbursed funds under various lines of credit and loan commitments totaling $2,041,292.

                          KING GEORGE STATE BANK, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                  (CONTINUED)
                               DECEMBER 31, 1995

NOTE 11:    PREMISES AND EQUIPMENT:

A summary of premises and equipment at December 31, 1995 and 1994 follows:

                                                        1995           1994
                                                     ----------     ----------
  Land                                               $  206,862     $  206,862
  Building and improvements                             389,598        378,123
  Furniture and equipment                               586,638        527,895
                                                     ----------     ----------
                                                     $1,183,098     $1,112,880

    Less:  Accumulated depreciation                     503,527        425,460
                                                     ----------     ----------
                                                     $  679,571     $  687,420
                                                     ==========     ==========


NOTE 12:    NONINTEREST INCOME:

Noninterest income was comprised of the following:

                                                        1995           1994            1993
                                                     ----------     ----------      -------
  Service charges on deposit accounts                $  136,501     $  113,393      $  115,268
  Other service charges                                  33,201         50,649          39,237
  Net investment securities gains
    (losses)                                        (     7,395)           517             746
  Other                                                  12,959         10,223           9,858
  Dividends - Federal Reserve stock                       1,080          1,080           1,080
                                                     ----------     ----------      ----------
                                                     $  176,346     $  175,862      $  166,189
                                                     ==========     ==========      ==========



NOTE 13:    INVESTMENT IN SUBSIDIARY:

During 1994, the Bank formed Porays Services, Inc., a wholly owned subsidiary organized to conduct any business authorized by a bank subsidiary. The Bank accounts for its investment under the equity method. It contributed $5,100 to Porays' initial capital. Net income recorded for 1995 totaled $3,959.

NOTE 14:  DISCLAIMER:

This financial information has not been reviewed, or confirmed for accuracy or relevance, by the Federal Reserve System.

NOTE 15:    FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK:

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the statements of financial condition.

                          KING GEORGE STATE BANK, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                  (CONTINUED)
                               DECEMBER 31, 1995

NOTE 15:    FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK:  (Continued)

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments (see Note 10). The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount and type of collateral obtained, if deemed necessary by the Bank upon extension of credit, varies and is based on management's credit evaluation of the counterparty.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank's policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.

NOTE 16:    FAIR VALUES OF FINANCIAL INSTRUMENTS:

The estimated fair values of the Bank's financial instruments are as follows:


                                                    1995                           1994
                                            ----------------------       ------------------------
                                            Carrying         Fair        Carrying         Fair
                                             Amount          Value        Amount          Value

Financial Assets:
  Cash and due from banks                  $1,805,084     $1,805,084    $1,214,097     $   214,097
  Securities available-for-sale             3,453,910      3,464,140        80,100          80,100
  Securities held-to-maturity               5,986,118      6,033,206    12,750,941      12,170,673
  Federal funds sold                          600,000        600,000     1,200,000       1,200,000
  Demand deposits                           5,629,172      5,629,172     5,791,472       5,791,472
  NOW accounts                              2,190,244      2,190,244     2,346,526       2,346,526
  Money market accounts                     2,961,813      2,961,813     3,646,034       3,646,034
  Savings accounts                          9,436,386      9,436,386    14,760,000      14,760,000




The fair values of loans and time deposits are not presented herein as it is not practicable to estimate the fair value without incurring excessive costs.

                          KING GEORGE STATE BANK, INC.

                                 BALANCE SHEET

                                 MARCH 31, 1996

                                  (Unaudited)

                                  A S S E T S

                                                                 1996

Cash and due from banks                                      $ 2,024,265

Investment securities                                          9,743,073

Federal funds sold                                             1,590,000

Loans (Net of allowance for loan losses of $331,158)          32,829,716

Premises and equipment                                           670,318

Other real estate owned                                          331,711

Other assets                                                   1,104,273

      Total Assets                                           $48,293,356

    L I A B I L I T I E S   A N D   S T O C K H O L D E R S '   E Q U I T Y

                                                                 1996

Deposits:

   Demand                                                    $ 5,932,609
   NOW accounts                                                4,293,237
   Money Market accounts                                       1,261,450
   Savings                                                     9,336,867
   Time, $100,000 and over                                     8,238,391
   Other time                                                 13,759,820
                                                             -----------

     Total Deposits                                          $42,822,374

Other liabilities                                                941,061

     Total Liabilities                                       $43,763,435

Commitments and contingencies

Stockholders' equity:

   Capital stock - par value $6 per share:
     Authorized - 200,000 shares
     Issued and outstanding - 50,000 shares                  $   300,000
   Surplus                                                       300,000
   Retained earnings                                           3,952,193
   Unrealized loss on securities available-for-sale         (     22,272)
                                                             -----------

     Total Stockholders' Equity                              $ 4,529,921
                                                             -----------

     Total Liabilities and Stockholders' Equity              $48,293,356

                          KING GEORGE STATE BANK, INC.

                              STATEMENTS OF INCOME

                   THREE MONTHS ENDED MARCH 31, 1996 AND 1995

                                 (Unaudited)

                                                  1996            1995
                                               ----------      -------
INTEREST INCOME:
   Interest and fees on loans                  $  775,335      $  692,292
   Interest on investment securities:
     Obligations of the U. S. government
       and its agencies and corporations           50,775          84,656
     Obligations of states and political
       subdivisions                                32,968          32,313
     Other securities                              41,487          43,114
   Interest on federal funds sold                  20,557           6,161
                                               ----------      ----------
     Total Interest Income                     $  921,122      $  858,536
   Interest on deposits                           410,419         383,549
                                               ----------      ----------
     Net Interest Income                       $  510,703      $  474,987

PROVISION FOR LOAN LOSSES                          50,000          70,000
                                               ----------      ----------

     Net Interest Income After Provision
        For Loan Losses                        $  460,703      $  404,987

NONINTEREST INCOME                                 43,191          40,938
                                               ----------      ----------
                                               $  503,894      $  445,925
                                               ----------      ----------

OPERATING EXPENSES:
   Salaries and employee benefits              $  150,070      $  134,636
   Occupancy                                       30,064          26,973
   Equipment                                       10,353          12,094
   Other                                           84,884          85,686
   FDIC insurance                                     500          26,899
                                               ----------      ----------
                                               $  275,871      $  286,288
                                               ----------      ----------
     Income Before Income Tax                  $  228,023      $  159,637

PROVISION FOR INCOME TAX                           59,424          45,000
                                               ----------      ----------
     Net Income                                $  168,599      $  114,637
                                               ==========      ==========
Earnings per share                                   3.37            2.29
                                               ==========      ==========



                       See Notes To Financial Statements

                          KING GEORGE STATE BANK, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                   THREE MONTHS ENDED MARCH 31, 1996 AND 1995

                                 (Unaudited)

                                                Capital                      Retained
                                                 Stock         Surplus       Earnings        Total
BALANCE - DECEMBER 31, 1994                   $  300,000     $  300,000     $3,392,955    $3,992,955

   Net income                                          -              -        114,637       114,637
                                              ----------     ----------     ----------    ----------
BALANCE - MARCH 31, 1995                      $  300,000     $  300,000     $3,507,592    $4,107,592
                                              ==========     ==========     ==========    ==========


BALANCE - DECEMBER 31, 1995                    $ 300,000      $ 300,000     $3,790,346    $4,390,346

   Net income                                          -              -        168,599       168,599

   Unrealized losses on securities
     available for sale                                -              -    (    29,024)  (    29,024)
                                              ----------     ----------     ----------    ----------
BALANCE - MARCH 31, 1996                      $  300,000     $  300,000     $3,929,921    $4,529,921
                                              ==========     ==========     ==========    ==========


                       See Notes To Financial Statements

                          KING GEORGE STATE BANK, INC.

                            STATEMENTS OF CASH FLOWS

                   THREE MONTHS ENDED MARCH 31, 1996 AND 1995

                                 (Unaudited)

                                                      1996            1995
                                                   ----------      -------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                         $  168,599      $  114,637
   Adjustments to reconcile net income to net
     cash provided by operating activities:
     Depreciation and amortization                     19,778          12,448
     Provision for loan losses                         50,000          70,000
     Amortization of premium on investment
       securities                                      12,082           7,582
     Gain (loss) on sale of investment securities          35     (     7,593)
     Changes in assets and liabilities:
       (Increase) in interest receivable          (     9,775)    (    72,632)
       (Increase) in prepaid expenses             (    20,864)    (    40,317)
       Decrease in accounts receivable - other         39,350          40,076
       Increase in interest payable on deposits         5,922           8,958
       Increase in deferred compensation
         liability                                      6,522           5,982
       Increase in accounts payable                    24,792          13,773
        Increase in accrued expenses                   36,445           5,810
                                                   ----------      ----------
       Net Cash Provided by Operating Activities   $  332,886      $  158,724
                                                   ----------      ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Net (increase) in loans                         ($  183,352)    ($1,408,293)
   Proceeds from maturities of held-to-
     maturity securities                              350,000         500,000
   Purchase of available-for-sale securities      (   698,906)              -
   Changes in federal funds sold - net            (   990,000)        980,000
   Purchase of equipment                          (    10,528)    (    15,566)
   Proceeds from sale of foreclosed
     real estate                                            -          90,327
                                                   ----------      ----------
        Net Cash Provided by (Used in)
          Investing Activities                    ($1,532,786)     $  146,468
                                                   ----------      ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase (decrease) in deposits - net            $1,419,081     ($  368,027)
                                                   ----------      ----------
        Net Cash Provided by (Used in)
          Financing Activities                     $1,419,081     ($  368,027)
                                                   ----------      ----------



                       See Notes To Financial Statements

                          KING GEORGE STATE BANK, INC.

                            STATEMENTS OF CASH FLOWS
                                  (CONTINUED)
                      YEARS ENDED MARCH 31, 1996 AND 1995

                                 (Unaudited)

                                                      1996            1995
                                                   ----------      -------

        Net Increase (Decrease) in Cash
          and Due from Banks                       $  219,181     ($   62,835)

CASH AND DUE FROM BANKS - BEGINNING OF PERIOD       1,805,084       1,214,097
                                                   ----------      ----------
CASH AND DUE FROM BANKS - END OF PERIOD            $2,024,265      $1,151,262
                                                   ==========      ==========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

   Cash paid during the period for:
     Interest                                      $  404,497      $  374,591
     Income taxes                                      20,641               -



                       See Notes To Financial Statements

                          KING GEORGE STATE BANK, INC.

                     NOTES TO INTERIM FINANCIAL STATEMENTS

                            MARCH 31, 1996 AND 1995

                                  (UNAUDITED)

NOTE 1: In the opinion of management, the accompanying unaudited financial statements contain all the adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position as of March 31, 1996 and 1995 and results of operations, changes in stockholders' equity and cash flows for the three months ended March 31, 1996 and 1995.

NOTE 2: The results of operations for the three month periods ended March 31, 1996 and 1995 are not necessarily indicative of the results to be expected for the full year.

                                                                      APPENDIX I

                      AGREEMENT AND PLAN OF REORGANIZATION

                                      AND

                             PLAN OF SHARE EXCHANGE


                      AGREEMENT AND PLAN OF REORGANIZATION

           THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of March 12, 1996, by and between UNION BANKSHARES CORPORATION, a Virginia corporation ("Union"), and KING GEORGE STATE BANK, INC., a Virginia banking corporation ("King George").

                                   WITNESSETH:

           WHEREAS, the respective Boards of Directors of Union and King George have approved the affiliation of their companies through a share exchange under Virginia law, as a result of which King George will become a wholly-owned subsidiary of Union, all as more specifically provided in this Agreement and the Plan of Share Exchange in the form attached hereto as Exhibit A (the "Plan of Share Exchange"); and

           WHEREAS, the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby.

           NOW, THEREFORE, in consideration of the mutual warranties, covenants and agreements set forth herein, the parties agree as follows.

                                    ARTICLE 1

                       THE AFFILIATION AND RELATED MATTERS

           1.1       THE AFFILIATION

           Subject to the terms and conditions of this Agreement, at the Effective Date as defined in Section 1.4 hereof, King George shall be become a wholly-owned subsidiary of Union through the exchange of each outstanding share of common stock of King George for shares of the common stock of Union in accordance with Section 1.2 of this Agreement and the Plan of Share Exchange (the "Affiliation").

           1.2       CONVERSION OF KING GEORGE STOCK

           At the Effective Date, by virtue of the Share Exchange and without any action on the part of the holders thereof, each share of common stock, par value $6.00 per share, of King George ("King George Common Stock") issued and outstanding immediately prior to the Effective Date (other than Dissenting Shares as defined in the Plan of Share Exchange) shall be exchanged for and converted into 5.5 shares of common stock, par value $4.00 per share, of Union ("Union Common Stock"), plus cash for fractional shares, pursuant to the terms and conditions set forth in the Plan of Share Exchange. Each share of Union Common Stock issued and outstanding immediately prior to the Effective Date shall continue unchanged as an outstanding share common stock of Union.

           1.3 MEMBERSHIP ON THE BOARD OF DIRECTORS; DIRECTORS, OFFICERS AND EMPLOYEES

           (a) Upon consummation of the Affiliation, Homer L. Hite shall be appointed to the Board of Directors of Union.

           (b) The directors, officers and employees of King George will not change as a result of the Affiliation. Upon consummation of the Affiliation, Homer L. Hite shall be appointed as Senior Vice President of Union.

           (c) Union agrees to assume and honor the employment agreement, dated June 11, 1986, between King George and Homer L. Hite, subject to his agreement and consent that consummation of the Affiliation shall not constitute a "change of control" as defined in Section 2 of the employment agreement. Union also agrees to assume and honor (i) the salary continuation agreements, dated October 15, 1979 and September 1, 1985, between King George and Homer L. Hite, and (ii) the existing deferred compensation agreements between King George and each of its directors, other than Homer L. Hite, and with John A. Leitch.

           1.4       THE CLOSING AND EFFECTIVE DATE

           Subject to Section 6.1, the closing of the transactions contemplated by this Agreement and the Plan of Share of Exchange shall take place at such place as may be mutually agreed upon by the parties (the "Closing"). The Affiliation will become effective on the date shown on the Certificate of Share Exchange issued by the State Corporation Commission of Virginia (the "SCC") effecting the Affiliation (the "Effective Date"). After all of the conditions set forth in this Agreement have been satisfied or waived, the Effective Date will be the earliest practical date that is the last business day of a month, or such other date as may be acceptable to Union and King George.

           1.5       DEFINITIONS

           Any term defined in this Agreement and the Plan of Share Exchange shall have the meaning ascribed to it for purposes of this Agreement. In addition:

           (a) the term "best knowledge" when used with respect to a party shall mean the knowledge, after due and diligent inquiry, of any "Executive Officer" of such party, as such term is defined in Regulation O of the Federal Reserve Board;

           (b) the term "Material Adverse Effect", when applied to a party, shall mean any condition, event, change or occurrence (including, without limitation, (i) the making of any provisions for possible loan and lease losses, write-downs of other real estate and taxes and (ii) any breach of a representation or warranty by such party) that individually, or in the aggregate with any other condition, event, change or occurrence, has or is reasonably likely to have a negative material effect upon (i) the financial condition, results of operations or business of the party and its subsidiaries, taken as a whole, or (ii) the ability of a party to perform its obligations under, and to consummate the transactions contemplated by, this Agreement.

           (c) reference to the "Disclosure Letter" shall mean information set forth in a letter from one party to the other party delivered and dated not later than the close of business on March 20, 1996.

                                    ARTICLE 2

                  REPRESENTATIONS AND WARRANTIES OF KING GEORGE

           King George represents and warrants to Union as follows:

           2.1       ORGANIZATION, STANDING AND POWER

           King George is a bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia with full corporate power and authority to carry on a commercial banking business as now conducted.

           2.2       ORGANIZATION, STANDING AND POWER OF KING GEORGE SUBSIDIARY

           King George owns all the capital stock of Porays Services, Inc. (the "King George Subsidiary"), which is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia with full corporate power and authority to carry on its business as now conducted and does not do business in any other states or other jurisdictions of the United States where its ownership or leasing of property or the conduct of its business requires qualification to do business. Except as set forth in the Disclosure Letter, King George does not own, directly or indirectly, any outstanding capital stock or other voting securities or ownership interests of any corporation, bank or savings association, partnership or other organization. The outstanding shares of capital stock of the King George Subsidiary are validly issued and outstanding, fully paid and nonassessable and all such shares are directly owned by King George free and clear of all liens, claims and encumbrances or preemptive rights of any person.

           2.3       AUTHORIZED AND EFFECTIVE AGREEMENT

           (a) King George has all requisite corporate power and authority to enter into and (subject to the receipt of all necessary governmental approvals and the approval of the shareholders of King George of this Agreement and the Plan of Share Exchange) to perform all of its obligations under this Agreement and the Plan of Share Exchange. The execution, adoption and delivery of this Agreement and the Plan of Share Exchange and the consummation of the transactions contemplated of the Affiliation have been duly and validly authorized by all necessary corporate action on the part of King George, except the approval of shareholders. This Agreement and the Plan of Share Exchange represent the legal, valid, and binding obligations of King George, enforceable against King George in accordance with their respective terms, in each case subject as to enforceability to (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium conservatorship, receivership and similar laws affecting the enforcement of rights of creditors of FDIC-insured institutions or the enforcement of creditors' rights generally, (ii) laws relating to the safety and soundness of depository institutions, and (iii) general principles of equity.

           (b) Neither the execution and delivery of this Agreement or the Plan of Share Exchange, the consummation of the transactions contemplated herein or therein, nor compliance by King George with any of the provisions hereof or thereof will: (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of King George; (ii) except as set forth in the Disclosure Letter, constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or asset of King George pursuant to any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) subject to the receipt of all required regulatory approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to King George.

           2.4       CAPITAL STRUCTURE

           The authorized capital stock of King George consists of (i) 200,000 shares of common stock, par value $6.00 per share. As of the date hereof, there were 50,000 shares of King George Common Stock issued and outstanding. All outstanding shares of King George Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person. There are no outstanding options, warrants or other rights to subscribe for or purchase from King George any capital stock of King George or securities convertible into or exchangeable for capital stock of King George. No shares of capital stock have been reserved for any purpose.

           2.5       FINANCIAL STATEMENTS; MINUTE BOOKS

           The King George Financial Statements (as defined below) fairly present or will fairly present, as the case may be, the financial position of King George as of the dates indicated and the results of operations, changes in shareholders' equity and statements of cash flows for the periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect) in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis. The minute books of King George contain legally sufficient records of all meetings and other corporate actions of its shareholders and Boards of Directors (including committees of its Board of Directors). The King George Financial Statements shall mean (i) the balance sheets of King George as of December 31, 1995 and 1994 and the related statements of income, shareholders' equity and cash flows for each of the three years ended December 31, 1995, 1994 and 1993 (including related notes and schedules, if any) and (ii) the balance sheets of King George and related statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to December 31, 1995.

           2.6       NO MATERIAL ADVERSE CHANGE

           Since December 31, 1995, there has not been any change in the business, financial condition, results of operations, assets or prospects of King George which, individually or in the aggregate, has had a Material Adverse Effect (other than as a result of changes in banking laws or regulations of general applicability or interpretations thereof), and no event has occurred or circumstance exists that may result in or have such a Material Adverse Effect.

           2.7       ABSENCE OF UNDISCLOSED LIABILITIES

           King George has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) that is material to King George or that, when combined with all similar liabilities, would be material to King George, except for liabilities or obligations reflected or reserved against in the most recent King George Financial Statements and current liabilities incurred in the ordinary course of business consistent with past practice since the date of the most recent King George Financial Statements.

           2.8       LEGAL PROCEEDINGS; COMPLIANCE WITH LAWS

           Except as set forth in the Disclosure Letter, there are no actions, suits or proceedings instituted or pending or, to the best knowledge of King George's management, threatened against King George or against any property, asset, interest or right of King George, or against any officer, director or employee of King George that would, if determined adversely to King George, have a Material Adverse Effect on King George. To the best knowledge of King George, King George has complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to its business (including environmental laws, ordinances, requirements, regulations or orders).

           2.9       TAX MATTERS

           King George has filed all federal, state and local tax returns and reports required to be filed, and all taxes shown by such returns to be due and payable have been paid or are reflected as a liability in the King George Financial Statements or are being contested in good faith and have been identified in the Disclosure Letter. Except to the extent that liabilities therefor are specifically reflected in the King George Financial Statements, there are no federal, state or local tax liabilities of King George other than liabilities that have arisen since December 31, 1995, all of which have been properly accrued or otherwise provided for on the books and records of King George. Except as set forth in the Disclosure Letter, no tax return or report of King George is under examination by any taxing authority or the subject of any administrative or judicial proceeding, and no unpaid tax deficiency has been asserted against King George by any taxing authority.

           2.10      PROPERTY

           Except as set forth in the Disclosure Letter or reserved against in the King George Financial Statements, King George has good and marketable title free and clear of all material liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, reflected in the balance sheet included in the King George Financial Statements as of December 31, 1995 or acquired after such date. To the best knowledge of King George, all buildings, fixtures, equipment, and other property and assets which are material to its business and held under leases or subleases are held under valid instruments enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws. To the best knowledge of King George, the buildings, structures, and appurtenances owned, leased, or occupied by King George (i) are in good operating condition and repair, (ii) are not in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature and cost, and (iii) comply with applicable zoning and other municipal laws and regulations.

           2.11      EMPLOYEE BENEFIT PLANS

           (a) Except as set forth in the Disclosure Letter, King George does not maintain and has not maintained any "employee benefit plans" as defined under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). King George does not maintain and has not maintained any other form of retirement, deferred benefit, stock option or other plan, program, arrangement or contract under which any employee, former employee or retired employee is entitled to or will become entitled to participate or receive benefits.

           (b) King George has delivered or will deliver to Union as part of the Disclosure Letter true and complete copies of all retirement, profit-sharing, stock option, bonus, vacation or other incentive plans or agreements, all medical, dental or other health plans, all life insurance plans and all other employee benefit plans or fringe benefit plans, including, without limitation, all "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by King George for the benefit of employees, former employees, retirees or other beneficiaries eligible to participate (collectively, the "King George Benefit Plans"). Any of the King George Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as an "King George Retirement Plan."

           (c) Each King George Benefit Plan is in full force and effect and, except as set forth in the Disclosure Letter, has at all times been operated in all material respects in accordance with its terms and in accordance with all applicable laws, including but not limited to the Internal Revenue Code of 1986, as amended (the "Code"), ERISA, the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended ("COBRA"), and applicable state laws prescribing health care coverage continuation.

           (d) No employees, former employees or retired employees of King George are, as a result of their employment with King George, participants in any "multiemployer plan" which is a pension plan, as such terms are defined in Sections 3(2) and 3(37) of ERISA, and King George has no current, contingent or potential liability with respect to a multiemployer plan. King George has no withdrawal liability within the meaning of Section 4201 of ERISA. No King George has experienced a "reportable event" as defined in Section 4043(b) of ERISA.

           (e) No King George Retirement Plan that is a defined benefit pension plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in
Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan was terminated in accordance with all applicable legal requirements.

           (f) All reports, returns and other documents required by any governmental agency with respect to each King George Benefit Plan have been timely and properly filed with the appropriate agency or agencies and distributed to others in accordance with the applicable reporting and disclosure requirements.

           (g) Except as set forth in the Disclosure Letter, all benefits, costs, premiums and other payments due in connection with each King George Benefit Plan has been paid and no lawsuits, complaints, or disputes that may result in a lawsuit or complaint to or by any person or governmental agency have been filed or are pending with respect to any King George Benefit Plan. King George has no unfunded liabilities for post-retirement health benefits.

           (h) King George has not terminated or caused to be terminated any employee benefit plan as defined in Section 3(3) of ERISA that covered any current or former employees for which it currently has any outstanding liabilities.

           (i) King George is not a member of any controlled group of corporations, affiliated service group or other group of entities which would result in any other entity and King George being treated as a single employer for purposes of Section 414(b), (c), (m), (o), or (t) of the Code.

           2.12      INSURANCE

           King George currently maintains insurance in amounts reasonably necessary for its operations and, to the best knowledge of King George, similar in scope and coverage to that maintained by other entities similarly situated. King George has not received any notice of a premium increase or cancellation or a failure to renew with respect to any insurance policy or bond and, within the last three years, King George has not been refused any insurance coverage sought or applied for, and King George has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of King George.

           2.13      ALLOWANCE FOR LOAN LOSSES

           The allowance for loan losses reflected on the balance sheets included in the King George Financial Statements, as of their respective dates, is adequate in all material respects under the requirements of generally accepted accounting principles and regulatory accounting principles to provide for reasonably anticipated losses on outstanding loans.

           2.14      ENVIRONMENTAL MATTERS

           (a) Except as set forth in the Disclosure Letter, King George is in substantial compliance with all Environmental Laws (as defined below). King George has not received any communication alleging that King George is not in such compliance and, to the best knowledge of King George, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

           (b) King George has not received notice of pending, and are not aware of any threatened, legal, administrative, arbitral or other proceedings, asserting Environmental Claims (as defined below) or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition of, any material liability arising under any Environmental Laws upon (i) King George, (ii) any person or entity whose liability for any Environmental Claim (as defined below) King George has or may have retained either contractually or by operation of law, (iii) any real or personal property owned or leased by King George, or any real or personal property which King George has been, or is, judged to have managed or to have supervised or to have participated in the management of, or (iv) any real or personal property in which King George holds a security interest securing a loan recorded on the books of King George. King George is not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

           (c) With respect to all real and personal property owned or leased by King George, or all real and personal property which King George has been, or is, judged to have managed or to have supervised or to have participated in the management of, King George will promptly provide Union with access to copies of any environmental audits, analyses and surveys that have been prepared relating to such properties (a list of which will be included in the Disclosure Letter). To the best of King George's knowledge, King George is in compliance in all material respects with all recommendations contained in any such environmental audits, analyses and surveys.

           (d) There are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws against King George or against any person or entity whose liability for any Environmental Claim King George has or may have retained or assumed either contractually or by operation of law.

           (e) For purposes of this Agreement, the following terms shall have the following meanings:

                     (1) "Environmental Claim" means any written notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, clean-up, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising our of, based upon, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

                     (2) "Environmental Laws" means all applicable federal, state and local laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, that relate to pollution or protection of human health or the environment.

                     (3) "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

           2.15      BROKERS AND FINDERS

           Neither King George nor any of its officers, directors or employees has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with transactions contemplated by this Agreement, except for Scott & Stringfellow, Inc.

           2.16      STATEMENTS TRUE AND CORRECT

           When the Registration Statement on Form S-4 (the "Registration Statement") to be filed by Union with the Securities and Exchange Commission (the "SEC") shall become effective, and at all times subsequent thereto up to and including the King George shareholders' meeting to vote upon the Affiliation, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished by King George relating to it, (i) shall comply in all material respects with the applicable provisions of the federal and state securities laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

                                    ARTICLE 3

                     REPRESENTATIONS AND WARRANTIES OF UNION

           Union represents and warrants to King George as follows:

           3.1       ORGANIZATION, STANDING AND POWER

           Union is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, with full corporate power and authority to carry on its business as now conducted. Union is duly registered as a bank holding company under the Bank Holding Company Act of 1956.

           3.2       ORGANIZATION, STANDING AND POWER OF UNION SUBSIDIARIES

           Each subsidiary of Union (the "Union Subsidiaries" and, collectively with Union, the "Union Companies") is a duly organized corporation, validly existing and in good standing under the laws of Commonwealth of Virginia. Each Union Subsidiary (i) has full corporate power and authority to carry on its business as now conducted and (ii) is duly qualified to do business in the states where its ownership or leasing of property or the conduct of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect on Union on a consolidated basis. The outstanding shares of capital stock of each of the Union Subsidiaries are validly issued and outstanding, fully paid and nonassessable and all such shares are directly or indirectly owned by Union free and clear of all liens, claims and encumbrances or preemptive rights of any person.

           3.3       AUTHORIZED AND EFFECTIVE AGREEMENT

           (a) Union has all requisite corporate power and authority to enter into and to perform all of its obligations under this Agreement and the Plan of Share Exchange. The execution, adoption and delivery of this Agreement and the Plan of Share Exchange and the consummation of the Affiliation have been duly and validly authorized by all necessary corporate action on the part of Union. This Agreement and the Plan of Share Exchange represent the legal, valid, and binding obligations of Union, enforceable against Union in accordance with their respective terms, in each case subject as to enforceability to (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, conservatorship, receivership or other similar laws affecting the enforcement of rights of creditors of FDIC-insured institutions or the enforcement of creditors' rights generally, (ii) laws relating to the safety and soundness of depository institutions and their holding companies, and (iii) general principles of equity.

           (b) Neither the execution and delivery of this Agreement or the Plan of Share Exchange, the consummation of the transactions contemplated herein or therein, nor compliance by Union with any of the provisions hereof or thereof will: (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of Union or any Union Subsidiary; (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or asset of Union or any Union Subsidiary pursuant to any note, bond, mortgage, indenture, license, agreement or other instrument or obligation which would have a Material Adverse Effect on the business, operations or financial condition of Union on a consolidated basis, or
(iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Union or any Union Subsidiary.

           3.4       CAPITAL STRUCTURE

           The authorized capital stock of Union consists of: (i) 500,000 shares of preferred stock, par value $10.00 per share, of which none are issued and outstanding; and (ii) 12,000,000 shares of common stock, par value $4.00 per share, of which 3,286,970 shares were issued and outstanding on December 31, 1995. All outstanding shares of Union Common Stock have been duly issued and are validly outstanding, fully paid and nonassessable. The shares of Union Common Stock to be issued in exchange for shares of King George Common Stock upon consummation of the Affiliation will have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and will be duly registered under the applicable federal and state securities laws.

           3.5       FINANCIAL STATEMENTS; MINUTE BOOKS

           The Union Financial Statements (as defined below) fairly present or will fairly present, as the case may be, the consolidated financial position of Union as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and statements of cash flows for the periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect) in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis. The minute books of the Union Companies contain legally sufficient records of all meetings and other corporate actions of its shareholders and Boards of Directors (including committees of its Board of Directors). The Union Financial Statements shall mean (i) the consolidated balance sheets of Union as of December 31, 1995 and 1994 and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years ended December 31, 1995, 1994 and 1993 (including related notes and schedules, if any) and (ii) the consolidated balance sheets of Union and related consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to December 31, 1995.

           3.6       NO MATERIAL ADVERSE CHANGE

           Since December 31, 1995, there has not been any change in the business, financial condition, results of operations, assets or prospects of Union or the Union Subsidiaries which, individually or in the aggregate, has had a Material Adverse Effect (other than as a result of changes in banking laws or regulations of general applicability or interpretations thereof), and no event has occurred or circumstance exists that may result in or have such a Material Adverse Effect.

           3.7       ABSENCE OF UNDISCLOSED LIABILITIES

           Neither Union nor any Union Subsidiary has any liability or obligation (whether known or unknown and whether absolute, accrued, contingent, or otherwise) that is material to Union on a consolidated basis or that, when combined with all similar liabilities or obligations, would be material to Union on a consolidated basis, except for liabilities or obligations reflected or reserved against in the most recent Union Financial Statements and current liabilities incurred in the ordinary course of business consistent with past practice since the date of the most recent Union Financial Statements.

           3.8       LEGAL PROCEEDINGS; COMPLIANCE WITH LAWS

           Except as set forth in the Disclosure Letter, there are no actions, suits or proceedings instituted or pending or, to the best knowledge of Union, threatened against any of the Union Companies or against any property, asset, interest or right of any of the Union Companies or against any officer, director or employee of any of the Union Companies that would, if determined adversely to Union or any Union Subsidiary, have a Material Adverse Effect on Union on a consolidated basis. To the best knowledge of Union, the Union Companies have complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to their respective businesses (including environmental laws, ordinances, requirements, regulations or orders).

           3.9       TAX MATTERS

           Union has filed all federal, state and local tax returns and reports required to be filed, and all taxes shown by such returns to be due and payable have been paid or are reflected as a liability in the Union Financial Statements or are being contested in good faith and have been identified in the Disclosure Letter. Except to the extent that liabilities therefor are specifically reflected in the Union Financial Statements, there are no federal, state or local tax liabilities of Union other than liabilities that have arisen since December 31, 1995, all of which have been properly accrued or otherwise provided for on the books and records of Union. Except as set forth in the Disclosure Letter, no tax return or report of Union or any Union Subsidiary is under examination by any taxing authority or the subject of any administrative or judicial proceeding, and no unpaid tax deficiency has been asserted against any of the Union Companies by any taxing authority.

           3.10      ALLOWANCE FOR LOAN LOSSES

           The allowance for loan losses reflected on the balance sheets included in the Union Financial Statements, as of their respective dates, is adequate in all material respects under the requirements of generally accepted accounting principles and regulatory accounting principles to provide for reasonably anticipated losses on outstanding loans.

           3.11      EMPLOYEE BENEFIT PLANS

           (a) All Union employee benefit plans are in compliance with the applicable terms of ERISA and the Code and any other applicable laws, rules and regulations, the breach or violation of which could result in a material liability to Union on a consolidated basis.

           (b) No Union employee benefit plan subject to ERISA that is a defined benefit pension plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan was terminated in accordance with all applicable legal requirements.

           3.12      INSURANCE

           Each of the Union Companies currently maintains insurance in amounts reasonably necessary for its operations and, to the best knowledge of Union, similar in scope and coverage to that maintained by other entities similarly situated. None of the Union Companies has received any notice of a premium increase or cancellation or a failure to renew with respect to any insurance policy or bond and, within the last three years, none of the Union Companies has been refused any insurance coverage sought or applied for, and Union has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of the Union Companies.

           3.13      ENVIRONMENTAL MATTERS

           Except as set forth in the Disclosure Letter, the Union Companies are in substantial compliance with all Environmental Laws (as defined in Section 2.14). None of the Union Companies has received any communication alleging that Union or any Union Subsidiary is not in such compliance and, to the best knowledge of Union, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

           3.14      STATEMENTS TRUE AND CORRECT

           When the Registration Statement to be filed by Union with the SEC shall become effective, and at all times subsequent thereto up to and including the King George shareholders' meeting to vote upon the Affiliation, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished by Union relating to Union (i) shall comply in all material respects with the applicable provisions of the federal and state securities laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

                                    ARTICLE 4

                            COVENANTS AND AGREEMENTS

           4.1       INVESTIGATION AND CONFIDENTIALITY

           King George will keep Union advised of all material developments relevant to its business and to consummation of the Affiliation, and Union will advise King George of any material adverse change in its financial condition or operations and all material developments that are likely to adversely affect consummation of the Affiliation. Union and King George each may make or cause to be made such further investigation of the financial and legal condition of the other as such party reasonably deems necessary or advisable in connection with the Affiliation, provided, however, that such investigation shall not interfere unnecessarily with normal operations. Union and King George agree to furnish the other and the other's advisors with such financial data and other information with respect to its business and properties as such other party shall from time to time reasonably request. Each party hereto shall, and shall cause each of its directors, officers, attorneys and advisors, to maintain the confidentiality of all information obtained in such investigation which is not otherwise publicly disclosed by the other party, such undertaking with respect to confidentiality to survive any termination of this Agreement. In the event of the termination of this Agreement, each party shall return to the furnishing party or, at the request of the furnishing party, destroy and certify the destruction of all confidential information previously furnished in connection with the transactions contemplated by this Agreement.

           4.2       REGISTRATION STATEMENT; SHAREHOLDER APPROVAL

           (a) King George shall submit this Agreement and the Plan of Share Exchange to its shareholders for approval at a special meeting to be held on or before July 31, 1996 or as soon thereafter as practicable (the "King George Meeting"). Subject to the fiduciary duties of the Board of Directors of King George, the King George Board of Directors shall unanimously recommend approval of the Affiliation and shall use its best efforts to solicit and obtain votes of the holders of King George Common Stock in favor of the Affiliation. Each member of the King George Board of Directors agrees to vote all shares of King George Common Stock under his control (and not held in a fiduciary capacity) in favor of the Affiliation.

           (b) Union and King George will prepare jointly the proxy statement/prospectus to be used in connection with the King George Meeting (the "Proxy Statement/Prospectus"). Union will prepare and file with the SEC a Registration Statement, of which such Proxy Statement/Prospectus shall be a part, and will use its best efforts to have the Registration Statement declared effective as promptly as possible. When the Registration Statement or any post-effective amendment or supplement thereto shall become effective and at all times subsequent to such effectiveness, up to and including the date of the King George Meeting, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by King George relating to King George and by Union relating to the Union Companies, will conform in all material respects with the provisions of the Securities Act of 1933 and any other applicable statutory or regulatory requirements.

           4.3       OPERATION OF THE BUSINESS OF KING GEORGE

           Between the date of this Agreement and the Effective Date, King George agrees that it will operate its business substantially as presently operated and only in the ordinary course and will use its best efforts to preserve its properties, business and relationships with customers, employees and other persons having business dealings with it. Without limiting the generality of the foregoing, King George agrees that it will not, without the prior written consent of Union:

           (a) Make any change in its authorized capital stock, or issue or sell any additional shares of, securities convertible into or exchangeable for, or options, warrants or rights to purchase, its capital stock, nor shall it purchase, redeem or otherwise acquire any of its outstanding shares of capital stock, except that King George shall not be restricted from acquiring any shares of King George Common Stock that secure an extension of credit made by King George that is in default or selling, in the ordinary course, any such re-acquired shares;

           (b) Increase the rate of compensation of any of its directors, officers or employees, or pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees, except in a manner and amount consistent with past practice, any of which changes shall be reported promptly to Union;

           (c) Enter into any bonus, incentive compensation, stock option, deferred compensation, profit sharing, thrift, retirement, pension, group insurance or other benefit plan or any employment or consulting agreement;

           (d) Incur any obligation or liability (whether absolute or contingent, excluding suits instituted against it), make any pledge, or encumber any of its assets, nor dispose of any of its assets in any other manner, except in the ordinary course of its business and for adequate value, or as otherwise specifically permitted in this Agreement;

           (e) Solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, King George or any business combination with King George other than as contemplated by this Agreement; (except where the failure to furnish such information or participate in such negotiations or discussions would, on the advice of counsel, constitute a breach of the fiduciary or legal obligations of King George's Board of Directors to its shareholders); or authorize or permit any officer, director, agent or affiliate of King George to do any of the above; or fail to notify Union immediately if any such inquiries or proposals are received by King George;

           (f) Change its lending, investment, asset/liability management or other material banking policies in any material respect, except as may be required by applicable law;

           (g) Alter, amend or repeal its Bylaws or Articles of Incorporation; or

           (h) Propose or take any other action which would make any representation or warranty in Article 2 hereof untrue.

           4.4       DIVIDENDS

           Union agrees that prior to the Effective Date King George may declare and pay on or about June 1, 1996 its regular annual cash dividends in an amount not to exceed $2.35 per share. The payment of such dividend shall be subject to the reasonable determination of Union that no material change has occurred in the financial condition or results of operation of King George since December 31, 1995.

           4.5       REGULATORY FILINGS

           Union and King George shall use their best efforts to prepare and file as soon as practicable after the date hereof all required applications for regulatory approval of the Affiliation. Union shall use its best efforts to obtain prompt approval of each required application.

           4.6       PUBLIC ANNOUNCEMENTS

           Each party will consult with the other before issuing any press release or otherwise making any public statements with respect to the Affiliation and shall not issue any such press release or make any such public statement prior to such consultations, except as may be required by law.

           4.7       ACCOUNTING TREATMENT

           Union and King George shall each use their best efforts to ensure that the Affiliation qualifies for pooling-of-interests accounting treatment.

           4.8       AFFILIATES

           King George shall identify those persons who may deemed to be "affiliates" of King George with the meaning of Rule 145 promulgated under the Securities Act. King George shall cause each person so identified to deliver to Union at least 30 days prior to the Effective Date a written agreement providing that such person will not dispose of Union Common Stock received in the Affiliation, except in a manner that (i) complies with the Securities Act of 1933 and the rules and regulations promulgated thereunder, and (ii) is consistent with the qualification of the transactions contemplated hereby for pooling of interests accounting treatment.

           4.9       BENEFIT PLANS

           Upon consummation of the Affiliation, each current employee of King George shall either:

           (i) be eligible subject to the terms of the applicable plan, to participate immediately in any benefit plans maintained by Union for its similarly situated employees taking into account any service with King George for eligibility purposes; and with respect to any defined contribution plan maintained by Union, taking into account service with King George for vesting purposes, provided that no credit for prior service with King George will be granted where the granting of such service credit would create an obligation of Union to contribute to any Union plan on behalf of a former King George employee other than any future obligation to contribute that may arise in accordance with a Union plan; or

           (ii) continue to participate in any King George Benefit Plans maintained by Union;

provided that Union has the sole discretion to decide whether an affected employee of King George participates in each plan maintained by Union and except as provided in Section 1.3(c) concerning certain salary continuation and deferred compensation arrangements, Union is not obligated to maintain any King George Benefit Plan and may in its sole discretion terminate any such plan or merge it with a Union employee benefit plan.

           4.10      NASDAQ LISTING

           Union shall list on the Nasdaq National Market the shares of Union Common Stock to be issued in the Affiliation.

           4.11      INDEMNIFICATION

           Union agrees that following the Effective Date, it shall indemnify, defend and hold harmless any person who has rights to indemnification from King George, to the same extent and on the same conditions as such person is entitled to indemnification pursuant to Virginia law and King George's Articles of Incorporation or Bylaws, as in effect on the date of this Agreement, to the extent legally permitted to do so with respect to matters occurring on or prior to the Effective Date. Without limiting the foregoing, in any case in which corporate approval may be required to effectuate any indemnification, Union shall direct, at the election of the party to be indemnified, that the determination of permissibility of indemnification shall be made by independent counsel mutually agreed upon between Union and the indemnified party. Union shall use its reasonable best efforts to maintain King George's existing directors' and officers' liability policy, or some other policy, including Union's existing policy, providing at least comparable coverage, covering persons who are currently covered by such insurance of King George for a period of three years after the Effective Date on terms no less favorable than those in effect on the date hereof.

                                    ARTICLE 5

                          CONDITIONS TO THE AFFILIATION

           5.1       GENERAL CONDITIONS

           The respective obligations of each of Union and King George to effect the Affiliation shall be subject to the fulfillment, or waiver in the case of section 5.1(e) below, at or prior to the Effective Date of the following conditions:

           (a) Corporate Action. All corporation action necessary to authorize the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby shall have been duly and validly taken, including without limitation the approval of the shareholders of King George.

           (b) Registration Statement. The Registration Statement shall have been declared effective and shall not be subject to a stop order or any threatened stop order of the SEC or any state securities commissioner.

           (c) Regulatory Approvals. Union and King George shall have received all regulatory approvals required in connection with the transactions contemplated by this Agreement, all notice periods and waiting periods required after the granting of any such approvals shall have passed, and all such approvals shall be in effect; provided, however, that no such approvals shall have imposed any condition or requirement which, in the reasonable opinion of the Boards of Directors of Union or King George, would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render consummation of the Affiliation inadvisable or unduly burdensome.

           (d) Tax Opinion. Union and King George shall have received an opinion of Union's counsel in form and substance satisfactory to Union and King George to the effect that the Affiliation will constitute a reorganization within the meaning of Section 368 of the Code and that no gain or loss will be recognized by the shareholders of King George to the extent they receive Union Common Stock solely in exchange for their King George Common Stock in the Affiliation.

           (e) Opinions of Counsel. King George shall have delivered to Union and Union shall have delivered to King George opinions of counsel, dated as of the Effective Date, as to such matters as they may each reasonably request with respect to the transactions contemplated by this Agreement and in a form reasonably acceptable to each of them.

           (f) Legal Proceedings. Neither Union nor King George shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Affiliation.

           5.2       CONDITIONS TO OBLIGATIONS OF UNION

           The obligations of Union to effect the Affiliation shall be subject to the fulfillment or waiver at or prior to the Effective Date of the following additional conditions:

           (a) Representations and Warranties. The representations and warranties of King George set forth in Article 2 shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Date as though made on the Effective Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise expressly contemplated by this Agreement or consented to in writing by Union.

           (b) Performance of Obligations. King George shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Date.

           (c) Officers' Certificate. King George shall have delivered to Union a certificate, dated the Effective Date and signed by its Chairman or President, to the effect that the conditions set forth in Sections 5.1(a), 5.2(a) and 5.2(b) have been satisfied.

           (d) Affiliate Letters. Union shall have received the written agreements from the affiliates as specified in Section 4.8 hereof.

           (e) Accountants' Letters. Union shall have received a letter, dated as of the Effective Date, from KPMG Peat Marwick LLP, satisfactory in form and substance to Union, that the Affiliation will qualify for pooling-of-interests accounting treatment.

           5.3       CONDITIONS TO OBLIGATIONS OF KING GEORGE

           The obligations of King George to effect the Affiliation shall be subject to the fulfillment or waiver at or prior to the Effective Date of the following additional conditions:

           (a) Representations and Warranties. The representations and warranties of Union set forth in Article 3 shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Date as though made on the Effective Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise expressly contemplated by this Agreement or consented to in writing by King George.

           (b) Performance of Obligations. Union shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Date.

           (c) Officers' Certificate. Union shall have delivered to King George a certificate, dated the Effective Date and signed by its Chairman or President, to the effect that the conditions set forth in Sections 5.1(a), 5.1(b), 5.1(c), 5.3(a) and 5.3(b) have been satisfied.

           (d) Investment Banking Letter. King George shall have received an updated fairness opinion from Scott & Stringfellow, Inc., financial advisor to King George, addressed to King George and dated on or about the date the Proxy Statement/Prospectus is mailed to shareholders of King George, to the effect that the terms of the Affiliation are fair to the shareholders of King George from a financial standpoint

                                   ARTICLE 6

                                  TERMINATION

           6.1       TERMINATION

           This Agreement and the Plan of Share Exchange may be terminated at any time before the Effective Date, whether before or after approval thereof by the shareholders of King George, as provided below:

           (a) Mutual Consent. By mutual consent of the parties, evidenced by their written agreement.

           (b) Closing Delay. At the election of either party, evidenced by written notice, if the Closing shall not have occurred on or before December 31, 1996, or such later date as shall have been agreed to in writing by the parties; provided, however, that the right to terminate under this Section 6.1(b) shall not be available to either party whose failure to perform an obligation hereunder has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date.

           (c) Conditions to Union Performance Not Met. By Union upon delivery of written notice of termination to King George if any event occurs which renders impossible the satisfaction in any material respect of one or more of the conditions to the obligations of Union to effect the Affiliation set forth in Sections 5.1 and 5.2, and such noncompliance is not waived by Union.

           (d) Conditions to King George Performance Not Met. By King George upon delivery of written notice of termination to Union if any event occurs which renders impossible the satisfaction in any material respect of one or more of the conditions to the obligations of King George to effect the Affiliation set forth in Sections 5.1 and 5.3, and such noncompliance is not waived by King George.

           (e) Due Diligence Review of King George. By Union in writing at any time prior to 5:00 p.m. on April 8, 1996 if Union determines in its sole good faith judgment that the financial condition, business or prospects of King George are materially adversely different from what was reasonably expected by Union after the performance of its due diligence prior to the execution of this Agreement; provided that Union shall inform King George upon such termination of the reasons for Union's determination and, provided further, that this Section 6.1(e) shall not limit in any way the due diligence investigation of King George which Union may perform or otherwise affect any other rights which Union has after the date hereof and after April 8, 1996, under the terms of this Agreement.

           (f) Due Diligence Review of Union. By King George in writing at any time prior to 5:00 p.m. on April 8, 1996 if King George determines in its sole good faith judgment that the financial condition, business or prospects of Union (as such condition, business or prospects may affect the market price of Union Common Stock) are materially adversely different from what was reasonably expected by King George after the performance of its due diligence prior to the execution of this Agreement; provided that King George shall inform Union upon such termination of the reasons for King George's determination and, provided further, that this Section 6.1(f) shall not limit in any way the due diligence investigation of Union which King George may perform or otherwise affect any other rights which King George has after the date hereof and after April 8, 1996, under the terms of this Agreement.

           6.2       EFFECT OF TERMINATION

           In the event this Agreement is terminated pursuant to Section 6.1 hereof, both this Agreement and the Plan of Share Exchange shall become void and have no effect, except that (i) the provisions hereof relating to confidentiality, press releases and expenses set forth in Sections 4.1, 4.7 and 6.4, respectively, shall survive any such termination and (ii) a termination pursuant to 6.1(c) or 6.1(d) hereof shall not relieve the breaching party from liability for an uncured intentional breach of any provision of this Agreement giving rise to such termination.

           6.3       SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

           All representations, warranties and covenants in this Agreement and the Plan of Share Exchange shall not survive the Effective Date and shall be terminated and extinguished at the Effective Date. From and after the Effective Date, the parties hereto shall have no liability to the other on account of any breach of any of those representations, warranties and covenants; provided, however, that the foregoing clause shall not (i) apply to agreements of the parties which by their terms are intended to be performed after the Effective date, and (ii) shall not relieve any person for liability for fraud, deception or intentional misrepresentation.

           6.4       EXPENSES

           (a) Except as provided below, each of the parties shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated herein, including fees and expenses of its own financial consultants, accountants and counsel, except that Union agrees to bear and pay the cost of printing and mailing the Proxy Statement/Prospectus.

           (b) Notwithstanding the provisions of Section 6.4(a) hereof, if for any reason the Affiliation is not approved by King George's shareholders at the King George Meeting or any adjournment thereof, King George shall reimburse Union for one-half of all reasonable out-of-pocket expenses incurred by Union in connection with the transactions contemplated by this Agreement, provided that the maximum amount that King George shall be responsible to Union for under this
Section 6.4(b) shall be limited to $50,000.

           (c) If this Agreement is terminated by Union or King George because of a willful and material breach by the other of any representation, warranty, covenant, undertaking or restriction set forth herein, and provided that the terminating party shall not have been in breach (in any material respect) of any representation and warranty, covenant, undertaking or restriction contained herein, then the breaching party shall reimburse the other party of all reasonable out-of-pocket expenses incurred by it in connection with the transactions contemplated by this Agreement.

           (d) Final settlement with respect to the reimbursement of such fees and expenses by the parties shall be made within thirty days after the termination of this Agreement.

                                   ARTICLE 7

                               GENERAL PROVISIONS

           7.1       ENTIRE AGREEMENT

           This Agreement contains the entire agreement among Union and King George with respect to the Affiliation and the related transactions and supersedes all prior arrangements or understandings with respect thereto.

           7.2       BINDING EFFECT; NO THIRD PARTY RIGHTS

           This Agreement shall bind Union and King George and their respective successors and assigns. Other than Section 4.9, nothing in this Agreement is intended to confer upon any person, other than the parties hereto or their respective successors, any rights or remedies under or by reason of this Agreement.

           7.3       WAIVER AND AMENDMENT

           Any term or provision of this Agreement may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented by written instructions duly executed by the parties hereto at any time, whether before or after the King George Meeting, except statutory requirements and requisite approvals of shareholders and regulatory authorities.

           7.4       GOVERNING LAW

           Except as required otherwise or otherwise indicated herein, this Agreement shall be construed and enforced according to the laws of the Commonwealth of Virginia.

           7.5       NOTICES

           All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:

                     If to Union:
                               G. William Beale
                               Union Bankshares Corporation
                               211 North Main Street
                               P. O. Box 446
                               Bowling Green, Virginia 22427-0446

                     Copy to:
                               George P. Whitley
                               LeClair Ryan
                               707 East Main Street; 11th Floor
                               Richmond, Virginia 23219

                     If to King George:
                               Homer L. Hite
                               King George State Bank, Inc.
                               State Route 3
                               P.O. Box 81
                               King George, Virginia 22495

                     Copy to:
                               Fred W. Palmore, III
                               Mays & Valentine
                               1111 East Main Street
                               P.O. Box 1122
                               Richmond, Virginia 23208

           7.6       COUNTERPARTS

           This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement.

           7.7       SEVERABILITY

           In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be affixed hereto, all as of the date first written above.


                                     UNION BANKSHARES CORPORATION

                                        Bowling Green, Virginia

                                     By: __________________________
                                          G. William Beale
                                          President and Chief Executive Officer

ATTEST:

By: __________________________
     D. Anthony Peay
     Secretary

                                     KING GEORGE STATE BANK, INC.
                                        King George, Virginia

                                     By: __________________________
                                          Homer L. Hite
                                          President

ATTEST:

By: __________________________

                          KING GEORGE STATE BANK, INC.

                               BOARD OF DIRECTORS

     Each of the undersigned members of the Board of Directors of King George State Bank, Inc. agrees to be bound by his personal obligations as provided in Section 4.1, 4.2 and 4.3(e) of the Agreement and Plan of Reorganization.


    ____________________________            ______________________________

    ____________________________            ______________________________

    ____________________________            ______________________________

    ____________________________            ______________________________

    ____________________________            ______________________________

                                                                      EXHIBIT A
                                                           TO THE AGREEMENT AND
                                                         PLAN OF REORGANIZATION



                             PLAN OF SHARE EXCHANGE
                                     BETWEEN
                          KING GEORGE STATE BANK, INC.
                                       AND
                          UNION BANKSHARES CORPORATION

           Pursuant to this Plan of Share Exchange (the "Plan of Share Exchange"), King George State Bank, Inc., a Virginia banking corporation ("King George"), shall become a wholly-owned subsidiary of Union Bankshares Corporation, a Virginia corporation ("Union"), pursuant to a statutory share exchange under Section 13.1-717 of the Virginia Stock Corporation Act.

                                    ARTICLE I
                           TERMS OF THE SHARE EXCHANGE

           1.1       THE SHARE EXCHANGE

           Subject to the terms and conditions of the Agreement and Plan of Reorganization, dated as of March 12, 1996 (the "Agreement"), between Union and King George, at the Effective Date King George shall become a wholly-owned subsidiary of Union through the exchange of each outstanding share of common stock of King George for shares of common stock of Union in accordance with
Section 2.1 of this Plan of Share Exchange and pursuant to a statutory share exchange under Section 13.1-717 of the Virginia Stock Corporation Act (the "Act") and with the effect specified in Section 13.1-721 of the Act (the "Share Exchange"). The Share Exchange shall become effective (the "Effective Date") on the date shown on the Certificate of Share Exchange issued by the Virginia State Corporation Commission (the "SCC").

           1.2       ARTICLES OF INCORPORATION AND BYLAWS

           The Articles of Incorporation and Bylaws of Union and King George in effect immediately prior to the consummation of the Share Exchange shall remain in effect following the Effective Date until otherwise amended or repealed.

                                   ARTICLE II
                           MANNER OF CONVERTING SHARES

           2.1       CONVERSION OF SHARES

           Upon and by reason of the Share Exchange becoming effective pursuant to the issuance of a Certificate of Share Exchange by the SCC and except as set forth in Section 2.3 below, no cash shall be allocated to the shareholders of King George and stock shall be issued and allocated as follows:

           (a) Each share of common stock, par value $6.00 per share, of King George ("King George Common Stock") issued and outstanding immediately prior to the Effective Date shall, by operation of law, be automatically exchanged for
5.5 shares of common stock, par value $4.00 per share, of Union ("Union Common Stock"), plus cash for fractional shares. The ratio of shares of Union Common Stock that will be exchanged for each outstanding share of King George Common Stock is referred to herein as the "Exchange Ratio."

           (b) Each holder of a certificate representing shares of King George Common Stock upon the surrender of his King George stock certificates to Union, duly endorsed for transfer in accordance with Section 2.2 below, will be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of Union Common Stock that his shares shall be converted into pursuant to the Exchange Ratio, plus cash for any fractional share interest as determined pursuant to Section 2.3 below. In the event Union changes the number of shares of Union Common Stock issued and outstanding prior to the Effective Date as a result of any stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding shares of Union Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.

           (c) Shares of King George Common Stock issued and outstanding immediately prior to the Effective Date shall, by virtue of the Share Exchange, continue to be issued and outstanding shares held by Union.

           2.2       MANNER OF EXCHANGE OF KING GEORGE STOCK CERTIFICATES

           As promptly as practicable after the Effective Date, Union shall cause Registrar and Transfer Company, acting as the exchange agent (the "Exchange Agent"), to send to each former shareholder of record of King George immediately prior to the Effective Date transmittal materials for use in exchanging such shareholder's certificates of King George Common Stock (other than shares held by shareholders who perfect their dissenters' rights as provided under Section 2.5 hereof) for the consideration set forth in Section
2.1 above and Section 2.3 below. Any fractional share checks which a King George shareholder shall be entitled to receive in exchange for such shareholder's shares of King George Common Stock, and any dividends paid on any shares of Union Common Stock, that such shareholder shall be entitled to receive prior to the delivery to the Exchange Agent of such shareholder's certificates representing all of such shareholder's shares of King George Common Stock will be delivered to such shareholder only upon delivery to the Exchange Agent of the certificates representing all of such shares (or indemnity satisfactory to Union and the Exchange Agent, in their judgment, if any of such certificates are lost, stolen or destroyed). No interest will be paid on any such fractional share checks or dividends to which the holder of such shares shall be entitled to receive upon such delivery.

           2.3       NO FRACTIONAL SHARES

           No certificates or scrip for fractional shares of Union Common Stock will be issued. In lieu thereof, Union will pay the value of such fractional shares in cash on the basis of the average closing prices of Union Common Stock as reported on the Nasdaq National Market for the ten trading days immediately preceding the Effective Date.

           2.4       DIVIDENDS

           No dividend or other distribution payable to the holders of record of Union Common Stock at or as of any time after the Effective Date shall be paid to the holder of any certificate representing shares of King George Common Stock issued and outstanding at the Effective Date until such holder physically surrenders such certificate for exchange as provided in Section 2.2 of this Plan of Share Exchange, promptly after which time all such dividends or distributions shall be paid (without interest).

           2.5       RIGHTS OF DISSENTING SHAREHOLDERS

           Shareholders of King George who object to the Share Exchange will be entitled to the rights and remedies set forth in sections 13.1-729 through 13.1-741 of the Act.

                                   ARTICLE III
                                   TERMINATION

           This Plan of Share Exchange may be terminated at any time prior to the Effective Date by the parties hereto as provided in Article 6 of the Agreement between the parties.

                                                                  APPENDIX II


                             _____________________
                             _____________________

                     OPINION OF SCOTT & STRINGFELLOW, INC.
                             _____________________
                             _____________________





                           SCOTT & STRINGFELLOW, INC.

                     [DRAFT -- FOR SEC FILING PURPOSES ONLY]

                             _______________, 1996

Board of Directors
King George State Bank
King George, Virginia 22485-0081

Gentlemen:

           You have asked us to render our opinion relating to the fairness, from a financial point of view, to the shareholders of King George State Bank, Inc. ("King George") of the terms of an Agreement and Plan of Reorganization between Union Bankshares Corporation ("Union") and King George dated March 12, 1996 and a related Plan of Share Exchange (the "Reorganization Agreement"). The Reorganization Agreement provides for the affiliation of King George with Union (the "Affiliation") by way of a statutory share exchange pursuant to the provisions of the Virginia Stock Corporation Act, and further provides that each share of Common Stock of King George which is issued and outstanding immediately prior to the Effective Date of the Affiliation shall be exchanged for 5.50 shares of Union Common Stock (the "Exchange Ratio").

           In developing our opinion, we have, among other things, reviewed and analyzed: (1) the Reorganization Agreement; (2) King George financial statements for the three years ended December 31, 1995; (3) King George's unaudited financial statements for the three months ended March 31, 1995 and 1996, and other internal information relating to King George prepared by King George's management; (4) information regarding the trading market for the common stocks of King George and Union and the price ranges within which the respective stocks have traded; (5) the relationship of prices paid to relevant financial data such as net worth, loans, deposits and earnings in certain bank and bank holding company mergers and acquisitions in Virginia in recent years; (6) Union's annual reports to shareholders and its financial statements for the three years ended December 31, 1995; and (7) Union's unaudited financial statements for the three months ended March 31, 1995 and 1996, and other internal information relating to Union prepared by Union's management. We have discussed with members of management of King George and Union the background to the Affiliation, reasons and basis for the Affiliation and the business and future prospects of King George and Union

Board of Directors
King George State Bank
1996
Page 2




individually and as a combined entity. Finally, we have conducted such other studies, analyses and investigations, particularly of the banking industry, and considered such other information as we deemed appropriate.

           In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the information furnished to us by or on behalf of King George and Union. We have not attempted independently to verify such information, nor have we made any independent appraisal of the assets of King George or Union. We have taken into account our assessment of general economic, financial market and industry conditions as they exist and can be evaluated at the date hereof, as well as our experience in business valuation in general.

           On the basis of our analyses and review and in reliance on the accuracy and completeness of the information furnished to us and subject to the conditions noted above, it is our opinion that, as of the date hereof, the terms of the Reorganization Agreement are fair from a financial point of view to the holders of King George Common Stock.

                                       Very truly yours,

                                       SCOTT & STRINGFELLOW, INC.

                                       By:  _________________________________
                                                  Gary S. Penrose
                                                  Managing Director
                                                  Financial Institutions Group

                                                                   APPENDIX III

                   UNION'S 1995 ANNUAL REPORT TO SHAREHOLDERS



BUSINESS PROFILE

Union Bankshares Corporation is a multi-bank holding company serving the Central and Northern Neck regions of Virginia through its two banking subsidiaries, Union Bank & Trust Company and Northern Neck State Bank and its non-bank subsidiary, Union Investment Services, Inc. Both Union Bank & Trust Company and Northern Neck State Bank are state-chartered, Federal Reserve member banks whose deposits are insured by the Federal Deposit Insurance Corporation. Each is a full-service commercial bank offering commercial and consumer deposit accounts and loans, credit cards, automated teller machines and many other services to its customers. Union Investment Services, Inc. is a full-service discount brokerage firm providing a wide variety of investment choices to investors throughout the Company's service area.

Through its 11 locations, Union Bank & Trust Company serves customers in a primary service area which stretches from its headquarters in Bowling Green along the I-95 corridor from Fredericksburg to central Hanover County and east to King William County. Northern Neck State Bank serves the Northern Neck and Middle Peninsula regions through four locations in Warsaw, Montross and Tappahannock. The banks have a strong tradition of service, spanning over 87 years, to the communities they serve. As of December 31, 1995, the Company had 202 employees, 1,657 stockholders of record, and assets exceeding $458 million.

MISSION STATEMENT

The primary mission of Union Bankshares Corporation and its subsidiaries is to enhance shareholder value by remaining a strong, independent banking organization that is a leading provider of financial services, providing exemplary customer service,a rewarding work environment for its employees and a growing return for its shareholders.

UNION BANKSHARES CORPORATION AND SUBSIDIARIES
SELECTED FINANCIAL DATA

                                           1995          1994           1993        1992        1991
                                           ----          ----           ----        ----        ----
                                                    (In thousands, except per share data)

Results of Operations
    Interest income                      $ 34,470      $ 28,612       $ 26,994     $ 27,812   $ 29,357
    Interest expense                       16,282        11,709         11,339       13,238     17,000
                                         --------      --------       --------     --------   --------
    Net interest income                    18,188        16,903         15,655       14,574     12,357
    Provision for loan losses                 574           597          1,220        1,556      1,551
                                         --------      --------       --------     --------   --------
    Net interest income after
        provision for loan losses          17,614        16,306         14,435       13,018     10,806
    Other income                            2,442         2,774          1,895        1,951      1,830
    Other expenses                         11,899        11,031          9,875        8,781      7,787
                                         --------      --------       --------     --------   --------
    Income before income taxes              8,157         8,049          6,455        6,188      4,849
    Income tax expense                      1,910         1,774          1,301        1,414        949
                                         --------      --------       --------     --------   --------
        Net income                       $  6,247      $  6,275       $  5,154     $  4,774   $  3,900
                                         --------      --------       --------     --------   --------
Per Share Data
    Net income per share                 $   1.91      $   1.93       $   1.58     $   1.47   $   1.20
    Cash dividends declared                   .56           .52            .45          .40        .36
    Book value at year-end                  15.00         13.25          12.02        10.89       9.82
Financial Condition
    Total assets                         $458,713      $414,879       $377,841     $351,330   $331,413
    Total deposits                        374,351       347,032        325,556      303,927    286,493
    Stockholders' equity                   49,292        43,239         39,146       35,457     31,978
Other Data
    Return on average assets                 1.43%         1.62%          1.42%        1.41%      1.24%
    Return on average equity                13.58         15.38          13.86        14.00      12.62
    Dividend payout ratio                   29.32         27.00          28.48        27.21      30.00
    Equity to assets ratio                  10.75         10.42          10.27        10.10       9.82



QUARTERLY EARNINGS SUMMARY

                                               1995                                        1994
                                -------------------------------------    ------------------------------------
                                              (In thousands, except per share data)

                                Fourth      Third    Second     First    Fourth    Third    Second     First
Interest income                 $8,962     $8,862    $8,457    $8,189    $7,635    $7,256   $6,995    $6,726
Interest expense                 4,422      4,236     4,002     3,622     3,305     2,917    2,773     2,714
                                ------     ------    ------    ------    ------    ------   ------    ------
Net interest income              4,540      4,626     4,455     4,567     4,330     4,339    4,222     4,012
Provision for loan losses          115        159       150       150       137       170      167       123
                                ------     ------    ------    ------    ------    ------   ------    ------
Net interest income after
   provision for loan losses     4,425      4,467     4,305     4,417     4,193     4,169    4,055     3,889
Other income                       778        622       577       465     1,160       537      516       561
Other expenses                   3,139      2,858     3,038     2,864     3,081     2,701    2,672     2,577
Income tax expense                 468        569       404       469       462       500      402       410
                                ------     ------    ------    ------    ------    ------   ------    ------
Net income                      $1,596     $1,662    $1,440    $1,549    $1,810    $1,505   $1,497    $1,463
                                ------     ------    ------    ------    ------    ------   ------    ------
Net income per share            $  .49     $  .51    $  .44    $  .47    $  .56    $  .46   $  .46    $  .45
                                ------     ------    ------    ------    ------    ------   ------    ------


Dear Fellow Stockholders,

Union Bankshares was formed with the belief that a family of well-managed community banks, who retain autonomy and local direction, yet share the costs of doing business, can prosper and increase shareholder value.

Our approach for the future is two pronged. First, we will continue to focus on profitability, customer service and growth. With a strong capital base and a stable earnings platform, the prospects for future earnings growth are good. Quality customer service remains the biggest difference between community banks and the regional banks. It is a difference on which we can capitalize. In the past, each of our subsidiary banks has successfully purchased branches of other financial institutions. Management feels this is an excellent way to enter new markets or fill-in existing service areas, and we will pursue branch acquisition opportunities as they are presented. The Company expects continued strong asset growth, buoyed by its presence in the I-95 corridor and the earnings stability historically demonstrated by its subsidiary banks.

                               [graph goes here]


Secondly, our future focuses on growth through the addition of strong, profitable community banks to the Union Bankshares family. Opportunities exist for profitable community banks with management strength to join the Union Bankshares family, benefiting the shareholders of all participants. Through consolidation of data processing, back office operations, regulatory compliance, internal audit and other administrative functions, we can increase overall profitability and enhance shareholder value.

1995 gave all of us a glimpse of the future of the financial services industry. Politically, we are fighting for reduced regulation, reduced administrative burden, and the right to offer to our customers products or services generally related to banking, such as insurance products and real estate loan closings. Losing any of these battles will hinder our ability to effectively compete and could affect the returns provided our shareholders.

                               [graph goes here]

The 1995 economy and aggressive competition for consumer and residential mortgage loans have narrowed interest margins. Because banks borrow short term to lend over a longer period, an inverted yield curve combines to hurt spreads by creating higher cost deposits and lower yielding loans. In 1995, the shrinking interest margin adversely affected second half profits.

Your Company will not easily give up its customers to bank or non-bank competitors, but we refuse to make unprofitable loans. We will choose our battlefields carefully. While we will not compete with those that sacrifice shareholders returns, we will continue to emphasize that which offers value to our customers... relationships, loyalty, experience and knowledge, added to the attributes of competitive products and services.

Your Company's thrust into alternate sources of revenue are coming to fruition. In less than three years, customers served by Union Investment Services have grown into the hundreds with over $20 million under portfolio management. The subsidiary banks own 24% of Banker's Title Insurance Agency - Fredericksburg. Dividends paid by Banker's Title in 1995 represented a 100% return on our initial investment. We also continue to be pleased with our investment in the Trust Company of Virginia. The Trust Company brings community bank style trust services to our customers and their families.

Two other revenue programs are still in their infancy. Our agent bank credit card program is now servicing five financial institutions with several more on the horizon for 1996. We believe that mortgage banking has a future in your Company. Home ownership is at the bedrock of American values. The residential mortgage process represents an excellent opportunity to serve our community and opens the door for discussion regarding other financial services we can provide. While we are enthusiastic about the opportunities within the mortgage banking arena, we recognize that there are risks associated with the entry into the secondary market. We are taking our steps slowly.

The sales culture within Union Bankshares is reflective of the changing face of financial services. "Bankers hours" are only a memory. Our banks are becoming more like retail stores. For example, the three convenience store branches to be opened by Union Bank & Trust in 1996 will be open from 7:00 a.m. to 7:00 p.m. Monday through Friday and from 10:00 a.m. to 2:00 p.m. on Saturdays.

Convenience to the customer is only one of the reasons banks nationwide are partnering with retail stores. It is a concept that management considers a cost-effective compliment to our traditional branches. As the year progresses, management will be pursuing other in-store opportunities.

                                    [PHOTO]


[Caption:  G. William Beale               E. Peyton Motley
           President and                  Executive Vice President and
           Chief Executive Officer        Chief Operating Officer]

Software to be installed in 1996 will offer our banks an additional tool in their needs assessment analysis. Our banks will have the capability to match their customer base with in-depth demographic data. The resultant information will provide us with the improved ability to target market products and services, as well as determine relationship profitability. Our sales culture goal is to increase our share of our customers' business by understanding their needs, and making recommendations that are appropriate for our customers and profitable for the banks.

Lower cost technology and consolidation were prominent news items in 1995. Technology not only improves efficiency, but enables us to meet our customers changing needs. Check cards were successfully introduced by both banks in 1995. Additionally, Union Bank & Trust successfully implemented telephone banking, a service that Northern Neck State Bank expects to offer in the later part of 1996. Computer banking and electronic bill paying are both being explored as important products for the critical 25-45 year old customer base.

Computer technology is improving service and offering product enhancements for our customers but it is also a valuable management tool. By year end 1996, we expect to implement a computer staffing model which will better enable us to control personnel expense. And, by late 1996 we expect to convert both banks to the same data processing system. The project to centralize human resource management and benefit administration will be completed in early 1996. These are just a few ways our shareholders will continue to benefit from sharing the costs of doing business.

The Company will continue to invest in improved technology, new revenue sources, and market expansion. Each will have a short-term drag on earnings; however, we are convinced that the long-term results of these activities will ultimately yield increased shareholder value.

Management was satisfied with operating results in 1995. The Company saw assets grow by 11%. Loans and investments also increased by 11%. While new deposits were difficult to attract due to the bullish stock market, our deposits grew by almost 8%. Comparative net income numbers are flat, but 1994's results include a $388,000 after-tax gain on the sale of real estate. Excluding this nonrecurring gain, earnings increased by 6%.

                               [graph goes here]

We have been pleased with the performance of the Company's stock. Its value has increased some 30% over the last two years. The high multiple of earnings and book value is an indication of our shareholders' confidence in the future of Union Bankshares.

Management greatly appreciates the support of our shareholders and board of directors. Enough good words cannot be said about our employees. Their ability to deliver high touch service to our customers makes the whole thing work.

Should you have any questions or comments, we would enjoy the opportunity to discuss them with you.

Sincerely,


G. William Beale          E. Peyton Motley

DIRECTORS OF
UNION BANKSHARES CORPORATION



                                    [PHOTO]

[Caption: (l to r): A.D. Whittaker, E. Peyton Motley, G. William Beale, Ronald L. Hicks, Charles H. Ryland, M. Raymond Piland III and Walton Mahon.
W. Tayloe Murphy, Jr. not pictured.]

DIRECTORS

WALTON MAHON
Chairman
Retired President
Union Bank & Trust Company

CHARLES H. RYLAND
Vice Chairman
Attorney

W. TAYLOE MURPHY, JR.
Attorney
Smith, Murphy, and Taliaferro

RONALD L. HICKS
Attorney
Jarrell, Hicks & Sasser

M. RAYMOND PILAND, III
President
Williamsburg Millwork Corporation

A.D. WHITTAKER
President
A.D. Whittaker
Construction Company

G. WILLIAM BEALE
President
Union Bank & Trust Company

E. PEYTON MOTLEY
President
Northern Neck State Bank


OFFICERS

G. WILLIAM BEALE
President and Chief Executive Officer

E. PEYTON MOTLEY
Executive Vice President and
Chief Operating Officer

D. ANTHONY PEAY
Vice President and
Chief Financial Officer
Corporate Secretary

Richard D. Glancy
Vice President and
Director of Human Resources

MANAGEMENT'S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion provides information about the major components of the results of operations and financial condition, liquidity and capital resources of Union Bankshares Corporation and subsidiaries (the Company or Union Bankshares). This discussion and analysis should be read in conjunction with the Consolidated Financial Statements and the Notes to the Consolidated Financial Statements presented elsewhere in this Annual Report.

OVERVIEW

In 1995, Union Bankshares continued to stress the delivery of high quality financial services to its primary markets. The Company believes by focusing its efforts on the needs of these and certain adjacent markets it can meet and exceed the expectations of its customers and stockholders. 1995 was a year of preparation as the Company established new infrastructure to operate more effectively, including a new branch in Hanover County (complimenting its two existing branches in that county); plans for three branches in high-scale convenience stores to open in 1996; introduction of debit cards and telephone banking services; consolidation of lending functions in common markets and consolidation of certain functions, including human resources and marketing.

Despite the costs associated with the above efforts, the Company continued to post strong operating results in 1995 with net income of $6.25 million or $1.91 per share. Core profitability from primary lines of business continued to improve as net interest income increased by 7.3% and service fees by over 19.4% from 1994 levels. Although net income was down slightly from the $6.28 million or $1.93 per share reported in 1994, those figures included an after-tax gain on the sale of other real estate (OREO) of $388,000, or $.12 per share. Irrespective of this nonrecurring gain, net income increased by 6.0% in 1995.

Profitability as measured by the Company's return on average assets (ROA) was 1.43% in 1995, while its return on average equity (ROE) was 13.58%. Although these ratios were down from 1.62% and 15.38% in 1994, they remain strong relative to the Company's peer group averages and, excluding the OREO gain in 1994, returns are consistent with the Company's increasing trend in the last five years. The strong asset and capital growth which the Company has experienced also influenced these ratios.

                                    [PHOTO]

Increased levels of earning assets and strong loan demand offset declines in the interest rate spread in 1995 and contributed significantly to the strong earnings performance in 1995. The Company's net interest margin on a taxable equivalent basis was down from 5.07% in 1994 to 4.83% in 1995, however the effect of changes in volume exceeded changes in rates, generating an additional $1.4 million in net interest income.

Loans, net of unearned income and the allowance for loan losses, totaled $290.4 million at December 31, 1995, and increase of 11.2% from December 31, 1994. This increase was fueled by improved economic conditions and consumer confidence. Securities growth was also strong as the Company utilized certain leveraging strategies to purchase securities funded by short-term borrowings. Though the spread on such transactions is reduced from the more typical scenario whereby loans are funded by deposits, the effect on net income was favorable.

Deposits grew from $347.0 million at December 31, 1994, to $374.4 million, an increase of 7.9%. Average deposits increased from $328.7 million in 1994 to $360.6 million in 1995, but competition for deposits among financial service providers has forced the Company to increasingly fund new loan demand with other borrowings such as securities sold under agreements to repurchase and Federal funds purchased.

The Company's financial stability was further enhanced in 1995, as capital growth continued to outpace asset growth. During 1995, stockholders' equity increased by $6.0 million or 13.8% to $49.3 million. This growth resulted in a 13.2% increase in book value per share from $13.25 at December 31, 1994 to $14.99 at December 31, 1995. Approximately $.40 per share of this increase is attributable to the increase in the unrealized gain on securities available for sale. This component of capital is subject to market volatility as it represents the unrealized market gain or loss on securities available for sale. As such, the effects of this component should be considered when comparing information such as book value per share and stock price as a multiple of book value. The closing price of the Company's stock at December 31, 1995 was $26.00 per share, resulting in a market to book ratio of 173%. Because there is not a high volume of trading in the Company's stock, the price range within which trades occur is wider than other, more actively traded stocks. Management has worked with the investment community to address this issue and during 1995 the spread between the bid (buy) and ask (sell) price quotes was reduced from approximately $4.00 to $1.50.

The Company's performance in 1994 showed significant improvement over 1993 as the economy and consumer confidence rebounded. Net income increased 21.7% in 1994 to $6.3 million compared with $5.2 million in 1993. The increased earnings were due primarily to increased levels of earning assets, strong loan demand and maintenance of the interest rate spread through reduced cost of funds. The Company also recorded a nonrecurring after-tax gain of $388,000 on the sale of other real estate which, if excluded, would have reduced the increase in net income to a strong 14.2% over 1993. Return on average equity increased in 1994 to 15.38% from 13.86% in 1993. Return on average assets in 1994 improved to 1.62% compared to 1.42% in 1993.

NET INTEREST INCOME

Net interest income represents the principal source of earnings for the Company. Net interest income equals the amount by which interest income exceeds interest expense. The net interest margin is net interest income expressed as a percentage of interest-earning assets. Changes in the volume and mix of earning assets and interest-bearing liabilities, as well as their respective yields and rates, have a significant impact on the level of net interest income and the net interest margin.

During 1995, net interest income, on a taxable equivalent basis, increased 7.4% to $19.7 million from $18.3 million in 1994. The Company's net interest margin declined slightly to 4.83% from 5.07 in 1994 and 4.95% in 1993. The yield on earning assets increased to 8.82% in 1995 from 8.31% in 1994 while the cost of interest-bearing liabilities grew more rapidly to 4.72% from 3.84% in 1994. Average interest-bearing liabilities increased by $39.8 million, or 13.0% but were outpaced by average earning assets which grew by $46.3 million, or 12.8%. As a result, the Company was able to realize an increase of $1.4 million in net interest income in 1995 (see Volume and Rate Analysis table).

In 1994, net interest income, on a taxable equivalent basis, increased 9.2% to $18.3 million from $16.8 million in 1993. The Company's net interest margin improved slightly to 5.07% from 4.95% in 1993. By managing its interest spread and improving the ratio of interest-earning assets to interest-bearing liabilities, the Company was able to achieve these increases in 1994. The yield on earning assets increased slightly in 1994 to 8.31% from 8.29% in 1993 while the cost of interest-bearing liabilities declined from 3.94% in 1993 to 3.84% in 1994.

The following table depicts interest income on earning assets and related average yields, as well as interest expense on interest-bearing liabilities and related average rates paid for the periods indicated.

Average Balances, Income and Expenses, Yields and Rates (Taxable Equivalent Basis)

                                                     Years Ended December 31,
                            -----------------------------------------------------------------------------
                                      1995                      1994                       1993
                            -------------------------  -----------------------   ------------------------
                                     Annual                     Annual                     Annual
                            Average  Income/  Yield/   Average  Income/  Yield/   Average  Income/  Yield/
                            Balance  Expense  Rate     Balance  Expense  Rate     Balance  Expense  Rate
                            -------  -------  ------   -------  -------- ------   -------  -------- ------
                                                        (Dollars in thousands)
Assets:
Securities:
  Taxable                  $ 71,568  $ 4,585  6.41%   $ 69,747  $ 4,366  6.26%   $ 62,359  $ 4,194  6.73%
  Tax-exempt (1)             52,953    4,507  8.51      48,817    4,266  8.74      42,856    3,771  8.80
                           --------  -------          --------  -------          --------  -------
   Total securities         124,521    9,092  7.30     118,564    8,632  7.28     105,215    7,965  7.57
Loans, net                  278,382   26,583  9.55     238,973   21,244  8.89     223,800   19,855  8.87
Federal funds sold            4,828      294  6.09       3,631      156  4.30       9,218      275  2.98
Interest-bearing deposits
  in other banks                459       33  7.19         689       39  5.66       1,341       53  3.95
                           --------  -------          --------  -------          --------  -------
   Total earning assets     408,190   36,002  8.82     361,857   30,071  8.31     339,574   28,148  8.29
                           --------  -------          --------  -------          --------  -------
Allowance for loan losses    (3,838)                    (3,553)                    (3,256)
Total non-earning assets     31,205                     29,183                     25,913
                           --------                   --------                   --------
Total assets               $435,557                   $387,487                   $362,231
                           ========                   ========                   ========
Liabilities & Stockholders'
  Equity:
Interest-bearing deposits:
  Checking                 $ 39,108  $ 1,094  2.80    $ 38,139    1,014  2.66    $ 31,352      914  2.92
  Regular savings            45,878    1,760  3.84      48,956    1,657  3.38      43,284    1,550  3.58
  Money market savings       57,085    1,949  3.41      64,593    1,999  3.09      66,315    2,151  3.24
Certificates of deposit:
  $100,000 and over          35,569    2,014  5.66      26,175    1,134  4.33      28,070    1,035  3.69
  Under $100,000            141,574    7,989  5.64     111,967    5,221  4.66     108,760    5,368  4.94
                           --------  -------          --------  -------          --------  -------
   Total interest-bearing
    deposits                319,214   14,806  4.64     289,830   11,025  3.80     277,781   11,018  3.97
Other borrowings             25,598    1,476  5.77      15,227      684  4.49      10,172      321  3.16
                           --------  -------          --------  -------          --------  -------
   Total interest-bearing
    liabilities             344,812   16,282  4.72     305,057   11,709  3.84     287,953   11,339  3.94
                           --------  -------          --------  -------          --------  -------
Non-interest-bearing
  liabilities:
  Demand deposits            41,378                     38,878                     34,966
  Other liabilities           3,371                      2,744                      2,121
                           --------                   --------                   --------
  Total liabilities        $389,562                    346,679                    325,040
Stockholders' equity         45,995                     40,808                     37,191
                           --------                   --------                   --------
Total liabilities and
  stockholders' equity     $435,557                   $387,487                   $362,231
                           ========                   ========                   ========
  Net interest income                $19,720                    $18,362                    $16,809
                                     =======                    =======                    =======
Interest rate spread                          4.10%                      4.47%                      4.35%
Interest expense as a percent of
  average earning assets                      3.99%                      3.24%                      3.34%
Net interest margin                           4.83%                      5.07%                      4.95%

(1) Income and yields are reported on a taxable equivalent basis.

The following table analyzes changes in net interest income attributable to changes in the volume of interest-bearing assets and liabilities compared to changes in interest rates (dollars in thousands):

Volume and Rate Analysis*
(Taxable Equivalent Basis)

                                                               Years ended December 31,
                                        ----------------------------------------------------------------
                                                  1995 vs 1994                      1994 vs 1993
                                               Increase (Decrease)               Increase (Decrease)
                                               Due to Changes in:                Due to Changes in:
                                        ------------------------------      ----------------------------
                                        Volume      Rate      Total         Volume      Rate      Total
                                        ------     ------    -------        ------     ------    -------
Earning Assets:
  Securities:
    Taxable                             $  116     $  103    $  219         $  479     $(307)    $  172
    Tax-exempt                             355       (115)      241            522       (27)       495
  Loans, net                             3,755      1,584     5,339          1,345        44      1,389
  Federal funds sold                        64         74       138           (209)       90       (119)
  Interest-bearing deposits
    in other banks                         (15)         9        (6)           (32)       18        (14)
      Total earning assets               4,275      1,656     5,931          2,105      (182)     1,923

Interest-Bearing Liabilities:
  Interest checking                         27         53        80            187       (87)       100
  Savings deposits                        (355)       408        53            138      (183)       (45)
  Time deposits                          1,922      1,726     3,648             88      (135)       (48)

    Total interest-bearing deposits      1,594      2,187     3,781            413      (405)         7
  Other borrowings                         537        255       792            196       166        363
    Total interest-bearing liabilities   2,131      2,442     4,573            609      (239)       370
  Change in net interest income         $2,144    $  (786)   $1,358         $1,496    $   57     $1,553


* The change in interest, due to both rate and volume, has been allocated to change due to volume and change due to rate in proportion to the relationship of the absolute dollar amounts of the change in each.

Interest Sensitivity

An important element of earnings performance and the maintenance of sufficient liquidity is proper management of the interest sensitivity gap. The interest sensitivity gap is the difference between interest sensitive assets and interest sensitive liabilities in a specific time interval. This gap can be managed by repricing assets or liabilities, which can be effected by replacing an asset or liability at maturity or by adjusting the interest rate during the life of the asset or liability. Matching the amounts of assets and liabilities maturing in the same time interval helps to hedge interest risk and to minimize the impact on net interest income in periods of rising or falling interest rates.

The Company determines the overall magnitude of interest sensitivity risk and then formulates policies governing asset generation and pricing, funding sources and pricing, and off-balance-sheet commitments. These decisions are based on management's expectations regarding future interest rate movements, the state of the national and regional economy, and other financial and business risk factors. The Company uses computer simulations to measure the effect of various interest rate scenarios on net interest income. This modeling reflects interest rate changes and the related impact on net income over specified time horizons.


At December 31, 1995, the Company had $ 46.8 million more liabilities than assets subject to repricing within one year and was, therefore, in a liability-sensitive position. This compares to the Company's position at December 31, 1994, when it had $38.3 million more in liabilities than assets subject to repricing within one year. A liability-sensitive institution's net interest margin and net interest income generally will be impacted favorably by declining interest rates, while that of an asset-sensitive institution generally will be impacted favorably by increasing interest rates.

The following table presents the Company's interest sensitivity of December 31, 1995. The one-day position, which is continually changing, is not necessarily indicative of the Company's position at any other time: Interest Sensitivity Analysis


                                                           December 31, 1995 (1)

                                        ----------------------------------------------------------------
                                         Within         90-365        1-5          Over
                                         90 Days         Days        Years       5 Years      Total
                                     ----------------  ---------------- ----------------  ----------------
                                                                 (In thousands)
Earning Assets:

Loans, net of unearned income(3)       $  74,673       $ 59,379     $ 107,780    $ 51,756    $293,588
Investment securities                        995            680         5,064       2,407       9,146
Securities available for sale              6,988          5,810        34,547      75,592     122,937
Federal funds sold                         2,050             -           -           -          2,050
Other short-term investments                 124             -           -           -            124
                                   ----------------  ------------ ------------  ----------  ---------
Total earning assets                      84,830         65,869       147,391     129,755     427,845

Interest-Bearing Liabilities:

Interest checking(2)                $       -        $      -        $ 40,856  $     -       $ 40,856
Regular savings(2)                         6,558            464        39,432        -         46,454
Money market savings                      47,184            -            -          6,000      53,184
Certificates of deposit:

         $100,000 and over                 9,151         12,521        17,371        -         39,043
         Under $100,000                   32,327         58,060        60,152        -        150,539
Short-term borrowings                     31,108            -            -           -         31,108
Long-term borrowings                          75             75           600         525       1,275
                                  ----------------   ------------- ------------  ----------  ---------
Total interest-bearing liabilities       126,403         71,120       158,411       6,525     362,459
                                  ----------------   ------------- ------------  ----------  ---------
Period gap                               (41,573)        (5,251)      (11,020)    123,214
Cumulative gap                      $    (41,573)    $  (46,824)    $ (57,844) $   65,386      65,386
Ratio of cumulative gap to
Total earning assets                       (9.82%)       (11.05%)     (13.62%)      15.18%
                                  ===============    =============  ===========   ==========  ========

(1) The repricing dates may differ from maturity dates for certain assets due to prepayment assumptions.

(2) The Company has found that interest-bearing checking deposits and regular savings deposits are not sensitive to changes in related market rates and therefore, it has placed them predominantly in the 1-5 Years column.

(3) Excludes nonaccrual loans totaling $545.

Other Income

Other income, excluding OREO gains, increased by 10.7% in 1995. The Company experienced steady growth in other sources of noninterest income, including insurance commissions, and its primary source of other income, service fees. The Company continues to seek additional sources of noninterest income, particularly as competition from non-bank financial services companies increases.

Other income in 1994 increased $878,000 from 1993. due principally to a gain on the sale of other real estate owned in the fourth quarter. The sale of this property, acquired through foreclosure in 1984, resulted in a gain of $587,000 ($388,000 net of applicable income taxes).


Other Expenses

Other expenses totaled $11.9 million in 1995, an increase of $868,000, or 7.8% over 1994 totals. Excluding the decline in FDIC premiums, this percentage increases to 11.6% which is consistent with the asset growth of 10.6% experienced in 1995. This increase is also reflective of the Company's product development, marketing and customer service initiatives. Personnel costs increased by $836,000 or 15.5% over 1994 levels. Management considers a portion of such costs to be an investment in the future as we establish the infrastructure necessary to provide new products and more convenient service to our customers. There is typically a lag time between this investment and the associated revenue.

In 1994 other expenses increased $1.2 million, or 11.7% over the $9.9 million reported for 1993. This increase was due primarily to increases in salaries and employee benefits and other operating expenses and was attributable, in part, to the overall growth of the Company in 1994.


Loan Portfolio

Loans, net of unearned income, totaled $294.1 million at December 31, 1995, an increase of 11.1% over the 1994 total of $264.8 million. The increase was principally due to continued loan demand during 1995, particularly in the real estate and consumer loan portfolios which grew by 14.6% and 15.3%, respectively.

Loans, net of unearned income, as of December 31, 1994, were $264.8 million as compared to $229.0 million as of December 31, 1993, an increase of 15.6%. A significant portion of this growth was due to the Company's renewed focus on consumer lending and resulted in a $19.5 million, or 51.8% increase in consumer loans which totaled $57.2 million at December 31, 1994.

Loan Portfolio


                                                           December 31,
                                              ------------------------------------------------
                                                 1995       1994      1993       1992       1991
                                              ----------  --------  --------   --------    ------
                                                                (In thousands)

Commercial and industrial                       $31,033   $ 36,209  $ 31,425  $ 38,571   $ 35,248
Loans to finance agriculture production
         and other loans to farmers               2,646      2,920     3,129       950      1,063
Real estate:
         Real estate construction                 3,181      3,211     3,747     5,171     17,835
         Real estate mortgage:
         Residential (1-4 family)                92,468     85,031    80,313    87,286     72,589
         Home equity lines                       22,561     22,503    21,905    21,752     21,639
         Multi-family                               208        218       229       476        426
         Commercial(1)                           69,929     52,854    46,637    25,376     11,123
         Agricultural                             2,776      2,943     3,106     3,328      2,524
                                             -----------  --------- ----------  ------  ---------
                  Total real estate             191,123    166,760   155,937   143,389    126,136
Loans to individuals:
   Consumer                                      65,689     57,176    37,661    37,945     50,877
   Credit Card                                    2,235      1,714     1,490     1,238      1,474
                                             -----------  --------- ----------  -------  ---------
      Total loans to individuals                 67,924     58,890    39,151    39,183     52,351
All other loans                                   2,598        980       509       651        615
                                             -----------  --------- ---------  --------  ---------
                  Total loans                   295,324    265,759   230,151   222,744    215,413
Less unearned income                              1,192        960     1,126     1,755      3,191
                                              ----------  --------- ---------- --------  ---------
         Total net loans                      $ 294,132  $ 264,799 $ 229,025  $ 220,989 $ 212,222
                                              =========   ========= ========== ========  =========

(1) This category generally consists of commercial and industrial loans where real estate constitutes a secondary source of collateral.

Maturity/Repricing Schedule of Loans

                               1 Year or Less      1 - 5 Years        After 5 Years
                            Fixed    Variable   Fixed    Variable   Fixed    Variable     Total
                           -------   --------- -------  ---------   ------   --------   -------
December 31, 1995         $70,494     $64,068  $92,779   $15,358   $47,792   $4,833     $ 295,324
December 31, 1994          46,953      96,855   80,327     8,928    32,696       -        265,759
December 31, 1993          41,560      85,254   65,118    14,580    23,639       -        230,151

        Loans secured by real estate comprised 64.7% of the total loan portfolio at December 31, 1995, up slightly from 62.7% in 1994. Of this total single-family, residential loans comprised 31.4% of the total loan portfolio at December 31, 1995, down slightly from 32.1% in 1994. Loans secured by commercial real estate comprised 23.7% of the total loan portfolio at December 31, 1995, as compared to 20.0% in 1994, and consist principally of commercial and industrial loans where real estate constitutes a source of collateral. The Company attempts to reduce its exposure to the risk of the local real estate markets by limiting the aggregate size of its commercial real estate portfolio, and by making such loans primarily on owner-occupied properties. Real estate construction loans accounted for only 1.1% of total loans outstanding at December 31, 1995. The Company's charge-off rate for all loans secured by real estate has historically been low.

        The Company's consumer loan portfolio, its second largest category, consists principally of installment loans. Total loans to individuals for household, family and other personal expenditures totaled 23.0% at December 31, 1995 up slightly from 22.2% in 1994. Commercial and industrial loans, secured by non-real estate business assets comprised 10.5% of total loans at the end of 1995, a slight decline from 13.6% at the end of 1994. Loans to the agricultural industry totaled less than 1.5% of the loan portfolio in each of the last five years.


        The Company is focused on providing community-based financial services and discourages the origination of loans outside of its principal trade area. The Company maintains a policy not to originate or purchase loans to foreign entities or loans classified by regulators as highly leveraged transactions.

        To slow the growth of the real estate loans in the loan portfolio, facilitate asset/liability management and generate additional fee income, the Company sells a portion of conforming first mortgage residential real estate loans to the secondary market as they are originated. Management expects this aspect of its operations to expand beginning in 1996, as it establishes the infrastructure to provide its customers with enhanced mortgage products.

Asset Quality - Allowance/ Provision for Loan Losses

        The allowance for loan losses represents management's estimate of the amount adequate to provide for potential losses inherent in the loan portfolio. Among other factors, management considers the Company's historical loss experience, the size and composition of the loan portfolio, the value and adequacy of collateral and guarantors, nonperforming credits and current and anticipated economic conditions. There are additional risks of future loan losses which cannot be precisely quantified nor attributed to particular loans or classes of loans. Because those risks include general economic trends as well as conditions affecting individual borrowers, the allowance for loan losses is an estimate. The allowance is also subject to regulatory examinations and determination as to adequacy, which may take into account such factors as the methodology used to calculate the allowance and the size of the allowance in comparison to peer companies identified by regulatory agencies. The State Corporation Commission - Bureau of Financial Institutions examined the Company as of June 1995. That examination included a review of the Company's loan portfolio and resulted in no adjustments to the allowance for loan losses.


        Management maintains a list of loans which have a potential weakness that may need special attention. This list is used to monitor such loans and is used in the determination of the sufficiency of the Company's allowance for loan losses. As of December 31, 1995, the allowance for loan losses was $3.8 million, or 1.28% of total loans as compare $3.7 million, or 1.41% in 1994. At December 31, 1995, the Company's allowance for loan losses exceeded the sum of net loan charge-offs over the last five years.

Allowance for Loan Losses

                                                                December 31,
                                         --------------------------------------------------
                                         1995       1994        1993        1992       1991
                                         -----     ------      -----       -----      -----
                                                                (In thousands)

Balance, beginning of year              $3,734    $ 3,416      $ 3,142     $2,482     $1,667
Loans charged-off:
         Commercial                        248        163          584        231        291
         Real estate                       128         67           59         50         39
         Consumer                          347        228          498        830        564
                                         ------  ----------     -------    --------   -------
         Total loans charged-off           723        458        1,141      1,111        894
                                         ------  ----------     -------    ---------  -------
Recoveries:
         Commercial                         86         18           57        117         27
         Real estate                        -          30           18         11         -
         Consumer                           86        131          120         87        131
                                         ------  ----------     --------    --------  --------
         Total recoveries                  172        179          195        215        158
                                         ------  ----------     ---------   --------  --------
Net loans charged-off                      551        279          946        896        736
Provision for loan losses                  574        597        1,220      1,556      1,551
                                         ------  ----------      ---------  --------  --------
Balance, end of year                    $3,757     $3,734       $3,416     $3,142     $2,482
                                        =======  ==========     =========  ========   =======
Ratio of allowance for loan losses to
  total loans outstanding at end of year  1.28%      1.41%        1.49%      1.42%      1.17%
Ratio of net charge-offs to average
  loans outstanding during year            .19%       .12%         .41%       .41%       .35%



        Provisions for loan losses are made based on management's periodic evaluation of the adequacy of the Company's allowance for loan losses. The provision for loan losses in 1995 totaled $574,000 as compared to $597,000 in 1994. This decrease is reflective of management's assessment of the risk in its loan portfolio.

        The allowance for loan losses as of December 31, 1994 was $3.7 million, or 9.3% over 1993's level of $3.4 million. The provision for loan losses in 1994 was $597,000 as compared to $1.2 million in 1993 and reflected improvement in the loan portfolio over the prior year, including reduced charge-offs and nonperforming assets. The Company had net charge-offs in 1994 of $279,000 down significantly from 1993 when net charge-offs totaled $946,000. In 1993, charge-offs of loans to one Fredericksburg area developer represented 53% of the Company's total charge-offs.



Nonperforming Assets

       Total nonperforming assets, which consist of nonaccrual loans and foreclosed properties, were $3.9 million at December 31, 1995, up from $2.5 million at December 31, 1994. Nonaccrual loans decreased by $488,000 or 55.0% in 1995. Other real estate owned increased by $1.9 million in 1995 as a result of the foreclosure on a single property comprising over 1800 acres in King George County.

        Total nonperforming assets at December 31, 1995 and 1994 represented 1.31% and .94%, respectively, of total loans and foreclosed property.

Nonperforming Assets



                                                                December 31,
                                         --------------------------------------------------
                                         1995       1994        1993        1992       1991
                                         -----     ------      -----       -----      -----
                                                                (In thousands)


Nonaccrual and restructured loans      $  596      $ 1,084    $ 2,502    $ 3,091     $3,429
Foreclosed properties                   3,288        1,425      1,175      1,022        277

Total nonperforming assets             $3,884      $ 2,509   $  3,677    $ 4,113     $3,706
Loans past due 90 days
         accruing interest             $2,492      $ 1,617   $  2,107    $ 2,070     $2,135

Allowance for loan losses to
         year-end loans                  1.28%        1.41%      1.49%      1.42%      1.17%
Allowance for loan losses to
         nonaccrual loans              630.37%      344.46%    136.53%    101.65%     72.38%
Nonperforming assets to year-end
         loans and foreclosed
         properties                      1.31%         .94%      1.60%      1.85%      1.74%
Net charge-offs to average loans          .19%         .12%       .41%       .41%       .35%


        Most of the nonperforming assets are secured by real estate within the Company's trade area. Based on the estimated fair values of the related real estate, management considers these amounts to be recoverable, with any individual deficiency considered in the allowances for loan or real estate losses.

        Nonperforming assets were $2.5 million at December 31, 1994, a decrease of $1.2 million from December 31, 1993. One commercial loan of $1.7 million made up 45.1% of the total nonperforming assets in 1993. This loan was secured by first lien deeds of trust on both developed and undeveloped properties and an assignment of a partnership interest and was foreclosed on in 1994.

Securities

        During 1994, the Company adopted Statement of Financial Accounting Standards No.115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No.115"). As a result, the securities portfolio consists of two components, investment securities and securities available for sale. Securities are classified as investment securities based on management's intent and the Company's ability, at the time of purchase, to hold such securities to maturity. Securities which may be sold in response to changes in market interest rates, changes in the security's prepayment risk, increases in loan demand, general liquidity needs, and other similar factors are classified as available for sale and are carried at estimated fair value.

        In 1995, the Financial Accounting Standards Board issued a special report on the implementation of SFAS No. 115 which permitted a one-time transfer of securities between portfolios. As a result, in December 1995, the Company reclassified certain of its investment securities to securities available for sale. In doing so, management believes it has positioned the Company to be better able to respond to changes in financial markets and maximize liquidity and profitability.

        At December 31, 1995 $122.9 million, or over 93% of the Company's securities were classified as available for sale, as compared to $28.1 million at December 31, 1994. This change reflects the aforementioned transfer of $71,871,000, as well as management's philosophy of designating the majority of its 1995 purchases as securities available for sale.

        Investment securities totaled $9.1 million at December 31, 1995 and consists of securities which management intends to hold to maturity. Investment securities and securities available for sale totaled $132.1 million and comprised 28.8% of total assets at December 31, 1995, as compared to $119.1 million and 28.7% at December 31, 1994. The higher levels in 1993 were due to weak loan demand and the purchase of approximately $10 million in deposits from Dominion Bank, which resulted in the Company increasingly investing deposit funds in high quality, but lower yielding, securities. This trend slowed significantly in both 1995 and 1994 as loan demand was strong, providing a higher returning investment for the Company.

        At December 31, 1994 investment securities totaled $91.0 million, a decrease of $9.9 million from December 31, 1993. Over the same period, securities available for sale increased by $10.4 million. This shift was accomplished by reinvesting the proceeds of maturing investment securities to fund loan demand and to purchase securities available for sale in connection with the Company's asset/liability management program.

        The Company seeks to diversify its portfolio to minimize risk and to maintain a large amount of securities issued by states and political subdivisions due to the tax benefits such securities provide.


MATURITIES OF INVESTMENT SECURITIES
AND SECURITIES AVAILABLE FOR SALE

                                                    December 31, 1995(1)

                                       1 Year    1-5       5-10     Over 10
                                      or Less   Years      Years     Years    Total
                                     --------  --------   -------  --------  -------
                                                           (In thousands)
U.S. agency securities:
         Amortized cost             $   2,498   $21,916   $14,956   $21,533  $ 60,903
         Fair value                     2,513    21,751    14,878    21,248    60,390
         Weighted average yield          5.86%     5.90%     7.08%     8.82%     6.52%
U.S. Treasury securities:
         Amortized cost             $   2,763    $  999   $    -    $    -   $  3,762
         Fair value                     2,784       988        -         -      3,772
         Weighted average yield          6.20%     4.77%       -         -       5.82%
Municipal bonds:
         Amortized cost             $   2,842   $18,754   $27,452   $12,615  $ 61,663
         Fair value                     2,872    19,484    28,231    12,927    63,514
         Weighted average yield         10.44%     8.77%     8.05%     8.10%     8.39%
Other securities:
         Amortized cost             $     451   $   499    $   -    $ 3,835  $  4,785
         Fair value                       454       491        -      3,849     4,794
         Weighted average yield          4.44%     5.17%       -       6.95%     6.53%
Total securities:
         Amortized cost             $   8,554   $42,168   $42,408  $ 37,983  $ 131,113
         Fair value                     8,623    42,714    43,109    38,024    132,470
         Weighted average yield          7.42%     7.14%     7.71%     7.26%      7.30%

(1) Yields on tax-exempt securities have been computed on a tax-equivalent basis.

DEPOSITS

   Increased competition for customer deposits continues to be a challenge for the Company, as reflected by continued increases in other borrowings in 1995 to fund growth in earning assets. In 1995 growth in the loan and securities portfolios each exceeded 10% while deposit growth was 7.9%. Although average demand deposits and interest-bearing checking accounts experienced moderate growth in 1995, the increasing competition for deposits and the current interest rate environment have resulted in declines in lower cost savings and money market accounts.

   Total deposits grew from $347.0 million at December 31, 1994 to $374.4 million at December 31, 1995. Over this same period, average interest-bearing deposits were $319.2 million, or 10.1% over the 1994 average of $289.8 million. The majority of this increase is represented by a $39.0 million increase in certificates of deposit. Average balances for lower cost money market and regular savings decreased by a total of $10.6 million. The Company's lowest cost source of funds, non-interest-bearing and interest-bearing demand deposits both increased, by a total of $3.5 million, providing the Company with lower cost funds. The Company has no brokered deposits.

AVERAGE DEPOSITS AND RATES PAID

                                 1995               1994              1993
                           Amount    Rate     Amount    Rate    Amount     Rate
                           --------------     ---------------   ---------------
                                        (Dollars in thousands)
Non-interest-bearing
  demand accounts         $41,378     -     $ 38,878      -    $ 34,966     -
Interest-bearing accounts:
    Interest checking      39,108   2.80%     38,139    2.66%    31,352    2.92%
    Money market           57,085   3.41%     64,593    3.09%    66,315    3.24%
    Regular savings        45,878   3.84%     48,956    3.38%    43,284    3.58%
    Time deposits:
      Less than $100,000  141,574   5.64%    111,967    4.33%   108,760    4.94%
      $100,000 and over    35,569   5.66%     26,175    4.33%    28,070    3.69%
Total interest-bearing    319,214   4.64%    289,830    3.80%   277,781    3.97%
   Total deposits        $360,592           $328,708           $312,747

MATURITIES OF TIME DEPOSITS OF $100,000 AND OVER

                                                                                          Percent
                                 Within      3 - 6       6 - 12    Over 12               of Total
                                3 Months     Months      Months     Months      Total    Deposits
                                                      (Dollars in thousands)
At December 31, 1995            $ 9,151      $5,790      $6,731     $17,371    $39,043     10.43%
At December 31, 1994              5,683       3,629       8,301      12,497     30,110      8.68%
At December 31, 1993              7,458       3,418       5,988      10,370     27,234      8.71%

   Further development of core deposits remains a primary objective, as they represent a stable, lower cost source of funds for asset growth. The new branch of Union Bank & Trust Company in Hanover County has attracted over $2.0 million in deposits since opening in April 1995. Union Bank also plans to open three branches in high-scale convenience stores in 1996, which will attract funds at a lower cost per deposit dollar due to this less expensive branching alternative.

   In 1994, most deposit categories showed increases as total deposits grew from $325.6 million at December 31, 1993 to $347.0 million at December 31, 1994. Over this same period, average interest-bearing deposits were $289.8 million, or 4.3% over the 1993 average of $277.8 million.

CAPITAL RESOURCES

   Capital resources represents funds, earned or obtained, over which financial institutions can exercise greater or longer control in comparison with deposits and borrowed funds. The adequacy of the Company's capital is reviewed by management on an ongoing basis with reference to the size, composition, and quality of the Company's resources and consistency with regulatory requirements and industry standards. Management seeks to maintain a capital structure that will assure an adequate level of capital to support anticipated asset growth and to absorb potential losses, yet allow management to effectively leverage its capital to maximize return to shareholders.

   The Federal Reserve, along with the Comptroller of the Currency and the Federal Deposit Insurance Corporation, has adopted capital guidelines to supplement the existing definitions of capital for regulatory purposes and to establish minimum capital standards. Specifically, the guidelines categorize assets and off-balance-sheet items into four risk-weighted categories. The minimum ratio of qualifying total assets is 8.0%, of which 4.0% must be Tier 1 capital, consisting of common equity, retained earnings and a limited amount of perpetual preferred stock, less certain goodwill items. The Company had a ratio of risk-weighted assets to total capital of 16.20% and 17.86% on December 31, 1995 and 1994, respectively. The Company's ratio of risk-weighted assets to Tier 1 capital was 15.04% and 16.45% at December 31, 1995 and 1994, respectively. Both of these ratios exceeded the fully phased-in capital requirements in 1995 and 1994.

ANALYSIS OF CAPITAL


                                                          December 31,
                                                ----------------------------
                                                   1995              1994
                                              ----------------   -------------
                                                        (In thousands)
 Tier 1 capital:
         Common stock                             $ 13,148         $ 13,056
         Surplus                                       565              347
         Retained earnings                          34,938           30,524
         Less: core deposit intangible                (129)            (466)
                                               -------------      -----------
         Total Tier 1 capital                       48,522           43,461
                                               -------------      -----------
Tier 2 capital:
         Allowance for loan losses                   3,757            3,734
         Allowable long-term debt                       -                 -
                                                ------------       ----------
         Total Tier 2 capital                        3,757            3,734
                                                ------------       ----------
         Total risk-based capital                 $ 52,279         $ 47,195
                                                ============      ===========
Risk-weighted assets                              $ 324,322        $264,177
                                                ============      ===========
Capital ratios:
         Tier 1 risk-based capital ratio             14.96%            16.45%
         Total risk-based capital ratio              16.12%            17.86%
         Tier 1 capital to average
           adjusted total assets                     10.76%            10.86%
         Equity to total assets                      10.60%            10.42%


LIQUIDITY

   Liquidity represents an institution's ability to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funds through liability management. Liquid assets include cash, interest bearing deposits with banks, federal funds sold, investments and loan maturing within one year. The Company's ability to obtain deposits and purchase funds at favorable rates determines its liability liquidity. As a result of the Company's management of liquid assets and the ability to generate liquidity through liability funding, management believes that the Company maintains overall liquidity which is sufficient to satisfy its depositors' requirements and to meet its customers' credit needs.

   At December 31, 1995, cash and cash equivalents, securities classified as available for sale, and federal funds sold were 30.2% of total assets, compared to 10.9% at December 31, 1994. This increase is predominantly due to the transfer of securities from investment to available for sale as previously discussed. Asset liquidity is also provided by managing loan and securities maturities.

   Additional resources of liquidity available to the Company include its capacity to borrow additional funds when necessary. The subsidiary banks maintain federal funds lines with several regional banks totaling in excess of $28.0 million at December 31, 1995. At December 31, 1995, the Banks had outstanding $10.4 million of borrowing pursuant to securities sold under agreements to repurchase transactions with a maturity of one day. The Company also had a line of credit with the Federal Home Loan Bank of Atlanta for $36.0 million at December 31, 1995.

RECENT ACCOUNTING PRONOUNCEMENTS

   The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (SFAS 123), Accounting for Stock-based Compensation, in October 1995. SFAS 123 prescribes accounting and reporting standards for all stock-based compensation plans. The new standard allows companies to continue to follow present accounting rules which often result in no compensation expense being recorded or to adopt the SFAS 123 fair value based method. The fair value based method will generally result in higher compensation expense based on the estimated fair value of stock-based awards on the grant date. Companies electing to continue following present accounting rules will be required to provide pro forma disclosures of net income and earnings per share as if the fair value based method had been adopted. The Company intends to continue following present accounting rules and to implement the new disclosure requirements in 1996 as required. The adoption of SFAS 123, therefore, will not impact the financial condition or results of operations of the Company.

INDEPENDENT AUDITORS' REPORT

                          [KPMG Peat Marwick LLP Logo]

The Board of Directors
Union Bankshares Corporation

   We have audited the accompanying consolidated balance sheets of Union Bankshares Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Union Bankshares Corporation and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

   As discussed in note 1(b) to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No.115, Accounting for Certain Investments in Debt and Equity Securities, in 1994.

                                            /s/ KPMG PEAT MARWICK LLP
                                                KPMG Peat Marwick LLP

Richmond, Virginia
January 19, 1996

CONSOLIDATED BALANCE SHEETS

Union Bankshares Corporation and Subsidiaries
December 31, 1995 and 1994



ASSETS                                          1995                      1994
                                       --------------------       --------------------
Cash and cash equivalents (note 11):
  Cash and due from banks                 $   13,448,433             $   13,516,893
  Interest-bearing deposits in other
    banks                                        124,265                    306,706
  Federal funds sold                           2,050,000                  3,178,000
                                          -----------------         ----------------
      Total cash and cash equivalents         15,622,698                 17,001,599
                                          -----------------         ----------------

Securities available for sale, at fair
  value (note 2)                             122,937,302                 28,062,931
Investments securities, fair value
  $9,532,825 in 1995 and $87,321,403
  in 1994 (note 2)                             9,146,075                 91,046,139
                                          -----------------         ----------------
Total securities                             132,083,377                119,109,070
                                          ----------------          ----------------

Loans, net of unearned income (notes
 3 and 10)                                   294,132,549                264,798,631
 Less allowance for loan losses (note 4)       3,757,299                  3,733,859
                                          ----------------          ----------------
    Net loans                                290,375,250                261,064,772
                                          ----------------          ----------------

Bank premises and equipment, net
  (note 5)                                     9,522,838                  7,883,141
Other real estate owned                        3,287,640                  1,425,269
Other assets (note 7)                          7,824,726                  8,395,498
                                          ----------------          ----------------
      Total assets                        $  458,712,529             $  414,879,349
                                          ----------------          ----------------
                                          ----------------          ----------------

LIABILITIES AND STOCKHOLDERS' EQUITY

Non-interest-bearing demand deposits      $   44,275,954             $   43,424,063
Interest-bearing deposits:
   Savings accounts                           46,453,456                 48,697,968
   NOW and money market accounts              94,039,474                103,234,838
   Time deposits of $100,000 and over         39,043,075                 30,109,740
   Other time deposits                       150,539,535                121,565,881
                                          ----------------          ----------------
      Total interest-bearing deposits        330,075,540                303,608,427
                                          ----------------          ----------------
      Total deposits                         374,351,494                347,032,490
                                          ----------------          ----------------
Short-term borrowings (note 6)                31,108,034                 20,544,357
Long-term borrowings (note 6)                  1,275,000                  1,425,000
Other liabilities (note 8)                     2,686,407                  2,638,455
                                          ----------------          ----------------
      Total liabilities                      409,420,935                371,640,302
                                          ----------------          ----------------

Stockholders' equity (notes 8 and 11):
   Common stock, $4 par value.
      Authorized 12,000,000 shares;
          issued and outstanding
          3,286,970 shares in 1995
          and 3,264,118 in 1994               13,147,880                 13,056,472
   Surplus                                       565,711                    346,843
   Retained earnings                          34,937,860                 30,523,918
   Unrealized gains (losses) on
      securities available for sale,
      net of taxes                               640,143                   (688,186)
                                          ----------------          ----------------
      Total stockholders' equity              49,291,594                 43,239,047
                                          ----------------          ----------------
Commitments and contingencies
   (notes 5 and 9)
      Total liabilities and
         stockholders' equity             $  458,712,529             $  414,879,349
                                          ----------------          ----------------
                                          ----------------          ----------------


See accompanying notes to consolidated financial statements.




CONSOLIDATED STATEMENTS OF INCOME

Union Bankshares Corporation and Subsidiaries
Years Ended December 31, 1995, 1994 and 1993


                                                                           1995                   1994                  1993
                                                                     --------------------  --------------------   ------------------
Interest income:
         Interest and fees on loans (note 3)                          $ 26,583,450          $ 21,244,243             $ 19,855,126
         Interest on securities:
                  U.S. Treasury securities                                 212,478               172,618                  277,850
                  Obligations of U.S. Government
                           agencies and corporations                     3,828,733             3,642,121                3,390,766
                  Obligations of states and political subdivisions       3,025,841             2,833,121                2,616,684
                  Other securities                                         493,043               524,517                  525,590
         Interest on Federal funds sold                                    294,431               156,329                  274,877
         Interest on interest-bearing deposits in other banks               32,327                38,795                   52,649
                                                                    --------------------  --------------------   ------------------
                           Total interest income                        34,470,303            28,611,744               26,993,542
                                                                    --------------------  --------------------   ------------------
Interest expense:
         Interest on deposits                                           14,806,165            11,025,382               11,018,167
         Interest on borrowings                                          1,475,730               683,611                  320,512
                                                                    --------------------  --------------------   ------------------
                           Total interest expense                       16,281,895            11,708,993               11,338,679
                                                                    --------------------  --------------------   ------------------
                           Net interest income                          18,188,408            16,902,751               15,654,863

Provision for loan losses (note 4)                                         574,338               596,747                1,220,139
                                                                    --------------------  --------------------   ------------------
                           Net interest income after provision
                                for loan losses                         17,614,070            16,306,004               14,434,724
                                                                    --------------------  --------------------   ------------------
Other income:
         Service fees                                                    2,006,730             1,783,830                1,666,376
         Losses on securities transactions, net (note 2)                    (9,097)              (13,695)                 (69,049)
         Gains (losses) on sales of other real estate owned
                  and bank premises, net                                   (11,333)              558,087                   (9,016)
         Other operating income                                            455,425               445,623                  307,258
                                                                    --------------------  --------------------   ------------------
                           Total other income                            2,441,725             2,773,845                1,895,569
                                                                    --------------------  --------------------   ------------------
Other expenses:
         Salaries and wages                                              4,729,235             4,159,260                3,708,263
         Pensions and other employee benefits                            1,514,654             1,248,437                1,230,793
         Occupancy expenses                                                631,142               590,319                  516,929
         Furniture and equipment expenses                                  987,439               837,565                  732,789
         FDIC assessments                                                  405,671               730,077                  718,268
         Other operating expenses                                        3,630,306             3,464,887                2,967,737
                                                                    --------------------  --------------------   ------------------
                           Total other expenses                         11,898,447            11,030,545                9,874,779
                                                                    --------------------  --------------------   ------------------
Income before income taxes                                               8,157,348             8,049,304                6,455,514
Income tax expense (note 7)                                              1,910,398             1,773,887                1,301,082
                                                                    --------------------  --------------------   ------------------
                           Net income                                 $  6,246,950          $  6,275,417             $  5,154,432
                                                                    --------------------  --------------------   ------------------
                                                                    --------------------  --------------------   ------------------
Net income per share of common stock                                  $       1.91          $       1.93             $       1.58
                                                                    --------------------  --------------------   ------------------
                                                                    --------------------  --------------------   ------------------
Cash dividends per share of common stock                              $        .56          $        .52             $        .45
                                                                    --------------------  --------------------   ------------------
                                                                    --------------------  --------------------   ------------------


See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES
IN STOCKHOLDERS' EQUITY

Union Bankshares Corporation and Subsidiaries
Years Ended December 31, 1995, 1994 and 1993

                                                              Common stock                            Unrealized gains
                                          -------------------------------------------- Retained    (losses) on securities
                                               Shares        Amount       Surplus      earnings     available for sale      Total
                                          --------------  ------------  -----------   -----------    -----------------  -----------
Balance - December 31, 1992                   1,085,210    $10,852,100  $ 2,351,734   $22,253,232    $          -       $35,457,066

Three-for-one stock split and change in
         par value from $10 to $4 per share   2,170,420      2,170,420   (2,170,420)            -                -                -

Net income - 1993                                     -              -            -     5,154,432                -        5,154,432

Cash dividends declared                               -              -            -    (1,465,138)               -       (1,465,138)
                                          --------------  ------------  -----------   -----------    -----------------  -----------
Balance - December 31, 1993                   3,255,630     13,022,520      181,314    25,942,526                -       39,146,360

Cumulative effect of change in
         accounting for securities
         available for sale,
         net of taxes of $24,727                      -              -            -             -          (48,000)         (48,000)

Issuance of common stock under
         Dividend Reinvestment Plan               8,488         33,952      165,529             -                -          199,481

Net income - 1994                                     -              -            -     6,275,417                -        6,275,417

Cash dividends declared                               -              -            -    (1,694,025)               -       (1,694,025)

Change in unrealized losses
         on securities available for sale
         net of taxes of $329,786                     -              -            -             -         (640,186)        (640,186)
                                          --------------  ------------  -----------   -----------    -----------------  -----------
Balance - December 31, 1994                   3,264,118    $13,056,472  $   346,843   $30,523,918    $    (688,186)     $43,239,047

Issuance of common stock under
         Dividend Reinvestment Plan               9,412         37,648      192,617             -                -          230,265

Issuance of common stock under
         Incentive Stock Option Plan             13,440         53,760       26,251             -                -           80,011

Net income - 1995                                     -              -            -     6,246,950                -        6,246,950

Cash dividends declared                               -              -            -    (1,833,008)               -       (1,833,008)

Change in unrealized losses
         on securities available for sale
         net of taxes of $684,282                     -              -            -             -        1,328,329        1,328,329
                                          --------------  ------------  -----------   -----------    -----------------  -----------

Balance - December 31, 1995                   3,286,970    $13,147,880  $   565,711   $34,937,860    $     640,143      $49,291,594
                                          --------------  ------------  -----------   -----------    -----------------  -----------
                                          --------------  ------------  -----------   -----------    -----------------  -----------


See accompanying notes to consolidated financial statements.



CONSOLIDATED STATEMENTS OF
CASH FLOWS

Union Bankshares Corporation and Subsidiaries
Years Ended December 31, 1995, 1994 and 1993


                                                                             1995                 1994                 1993
                                                                        --------------      --------------       --------------
OPERATING ACTIVITIES:
    Net income                                                           $  6,246,950        $  6,275,417         $  5,154,432
    Adjustments to reconcile net income to net cash and
      cash equivalents provided by operating activities:
         Depreciation of bank premises and equipment                          840,674             768,796              645,340
         Provision for loan losses                                            574,338             596,747            1,200,139
         Provision for losses on other real estate owned                           --             200,000                   --
         Losses on securities transactions, net                                 9,097              13,695               69,049
         Losses on sales of bank premises, net                                     --              71,872               12,200
         (Gains) losses on sales of other real estate owned, net               11,333            (829,959)              (3,184)
         Deferred income tax expense (benefit)                                 (9,430)             32,968             (266,091)
         Increase in accrued interest receivable                             (420,275)           (316,544)             (39,989)
         Other, net                                                           387,762            (560,404)          (1,170,811)
                                                                        --------------      --------------       --------------
             NET CASH AND CASH EQUIVALENTS
               PROVIDED BY OPERATING ACTIVITIES                             7,640,449           6,252,588            5,601,085
                                                                        --------------      --------------       --------------
INVESTING ACTIVITIES:
    Purchases of investment securities                                     (3,781,175)        (28,524,650)         (56,618,549)
    Proceeds from sales of investment securities                                   --                  --           11,205,307
    Proceeds from maturities of investment securities                      13,777,974          14,701,066           23,186,317
    Purchases of securities available for sale                            (31,365,588)         (9,579,446)                  --
    Proceeds from sales of securities available for sale                    4,758,480          12,675,056                   --
    Proceeds from maturities of securities available for sale               5,620,901           8,883,740                   --
    Net increase in loans                                                 (31,962,316)        (37,571,505)          (9,456,176)
    Acquisition of bank premises and equipment                             (2,481,371)         (1,799,972)          (2,021,727)
    Proceeds from sales of bank premises and equipment                             --               6,500               16,997
    Proceeds from sales of other real estate owned                            203,796           1,427,198              325,064
                                                                        --------------      --------------       --------------
             NET CASH AND CASH EQUIVALENTS USED IN
               INVESTING ACTIVITIES                                       (45,229,299)        (39,782,013)         (33,362,767)
                                                                        --------------      --------------       --------------
FINANCING ACTIVITIES:
    Net increase in non-interest-bearing deposits                             851,891           5,103,574            7,266,129
    Net increase in interest-bearing deposits                              26,467,113          16,372,426           14,363,024
    Net increase in short-term borrowings                                  10,563,677           9,640,249            1,598,823
    Proceeds from long-term borrowings                                             --           1,500,000                   --
    Repayment of long-term borrowings                                        (150,000)            (75,000)                  --
    Cash dividends paid                                                    (1,833,008)         (1,694,025)          (1,465,138)
    Issuance of common stock under Plans                                      310,276             199,481                   --
    Premium paid for purchase of deposit base                                      --                  --             (329,181)
                                                                        --------------      --------------       --------------
             NET CASH AND CASH EQUIVALENTS
               PROVIDED BY FINANCING ACTIVITIES                            36,209,949          31,046,705           21,433,657
                                                                        --------------      --------------       --------------
DECREASE IN CASH AND CASH EQUIVALENTS                                      (1,378,901)         (2,482,720)          (6,328,025)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                             17,001,599          19,484,319           25,812,344
                                                                        --------------      --------------       --------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                 $ 15,622,698        $ 17,001,599         $ 19,484,319
                                                                        ==============      ==============       ==============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
    Cash payments for:
        Interest                                                         $ 15,991,899        $ 11,630,746         $ 11,406,199
        Income taxes                                                     $  1,765,000        $  1,905,000         $  1,483,000


See accompanying notes to consolidated financial statements.

NOTES TO
CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 1995, 1994 and 1993

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting policies and practices of Union Bankshares Corporation and subsidiaries (the "Company") conform to generally accepted accounting principles and to general practice within the banking industry. Certain major policies and practices are described below:

(A) PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Union Bankshares Corporation and its wholly-owned subsidiaries. Union Bankshares Corporation is a bank holding company that owns all of the outstanding common stock of its banking subsidiaries, Union Bank and Trust Company ("Union Bank") and Northern Neck State Bank ("Northern Neck") and its non-banking subsidiary, Union Investment Services, Inc. All significant intercompany balances and transactions have been eliminated. Northern Neck was merged with and into the Company on July 1, 1993. The merger was accounted for as a pooling of interests and, accordingly, the amounts in the 1993 consolidated financial statements include the accounts and results of operations of Northern Neck.

The accompanying consolidated financial statements for prior periods reflect certain reclassifications in order to conform with the 1995 presentation.

(B) INVESTMENT SECURITIES AND SECURITIES AVAILABLE FOR SALE

Effective January 1, 1994, the Company adopted Statement of
Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities ("SFAS 115"). In accordance with SFAS 115, when securities are purchased, they are classified as investment securities when management has the intent and the Company has the ability to hold them to maturity. Investment securities are carried at cost, adjusted for amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income using a method that approximates the interest method.

Securities available for sale are those that management intends to hold for an indefinite period of time, including securities used as part of the Company's asset/liability strategy, and that may be sold in response to changes in interest rates, liquidity needs or other similar factors. Securities available for sale are recorded at estimated fair value with net unrealized gains or losses reported as a separate component of stockholders' equity, net of taxes. Gains and losses on the sale of securities are determined using the specific identification method.

(C) LOANS

Interest on loans is calculated using the simple interest method on daily balances of principal amounts outstanding. The accrual of interest is discontinued when the collection of principal and/or interest is legally barred or considered by management to be highly unlikely. After a loan is classified as nonaccrual, interest income is generally recognized only when collected.

Loan origination fees and direct loan origination costs for completed loans are netted and then deferred and amortized into interest income as an adjustment of yield.

(D) ALLOWANCE FOR LOAN LOSSES

The provision for loan losses charged to operations is an amount sufficient to bring the allowance for loan losses to an estimated balance that management considers adequate to absorb potential losses in the portfolio. Loans are charged against the allowance when management believes the collectibility of the principal is unlikely. Recoveries of amounts previously charged off are credited to the allowance. Management's determination of the adequacy of the allowance is based on an evaluation of the composition of the loan portfolio, the value and adequacy of collateral, current economic conditions, historical loan loss experience, and other risk factors. Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions, particularly those affecting real estate values. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan (SFAS 114), as amended by SFAS 118. SFAS No. 114 requires the measurement of impaired loans based on the present value of the expected future cash flows discounted at the loan's effective rate, or the fair value of the loan's collateral. Under the new standard, a loan is considered impaired, based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due under the contractual terms of the loan agreement. The effect of the adoption of SFAS No. 114 as amended was not material to the Company's financial statements as of and for the year ended December 31, 1995.

(E) BANK PREMISES AND EQUIPMENT

Bank premises and equipment is stated at cost less accumulated depreciation. Depreciation is computed using either the straight-line or accelerated depreciation method based on the type of asset involved. It is the policy of the Company to capitalize additions and improvements and to depreciate the cost thereof over their estimated useful lives. Maintenance, repairs and renewals are expensed as they are incurred.

(F) INCOME TAXES

Deferred income tax assets and liabilities are computed for differences between the financial statement and income tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

(G) OTHER REAL ESTATE OWNED

Foreclosed assets are carried at the lower of (a) fair value minus estimated costs to sell or (b) cost at the time of foreclosure. Such determination is made on an individual asset basis. If the fair value of the asset minus the estimated costs to sell the asset is less than the cost of the asset, the deficiency is recognized as a valuation allowance. If the fair value of the asset minus the estimated costs to sell the asset subsequently increases and is more than its carrying amount, the valuation allowance is reduced , but not below zero. Increases or decreases in the valuation allowance are charged or credited to income. Recovery of the carrying value of such real estate is dependent to a great extent on economic, operating, and other conditions that may be beyond the Company's control.

(H) CONSOLIDATED STATEMENTS OF CASH FLOWS

For purposes of reporting cash flows, the Company defines cash and cash equivalents as cash, due from banks, interest-bearing deposits in other banks and Federal funds sold. Other real estate owned increased in the amount of $2.077,500, $1,047,500 and $474,308 during the years ended December 31, 1995,
1994 and 1993, respectively, as a result of loan foreclosures. The Company also transferred $71,872,000 in investment securities to securities available for sale. Other assets increased by $471,304 during the year ended December 31, 1994, also as a result of loan foreclosures. These represent non-cash investing activities for purposes of the consolidated statements of cash flows.

(I) PENSION PLAN

The Company computes the net periodic pension cost of its pension plan in accordance with Statement of Financial Accounting Standards No. 87, Employers' Accounting for Pensions. Costs of the plan are determined by independent actuaries.

(J) PER SHARE DATA

Per share data have been computed on the basis of the weighted average number of shares outstanding. Weighted average shares used for the computation were 3,268,033 in 1995, 3,258,035 in 1994 and 3,255,630 in 1993.

2. INVESTMENT SECURITIES AND SECURITIES AVAILABLE FOR SALE

The amortized cost, estimated fair values, and gross unrealized gains and losses of investment securities at December 31, 1995 and 1994 are summarized as follows:


                                                                 1995
                                    ----------------------------------------------------------------
                                                       Gross               Gross          Estimated
                                     Amortized       Unrealized         Unrealized           Fair
                                       Cost             Gains             Losses             Value
                                    -----------      ----------         ----------        -----------
Obligations of U.S. agencies        $ 1,500,000        $ 13,595         $       --        $ 1,513,595
Obligations of states and
   political subdivisions             7,646,075         374,609              1,454          8,019,230
                                    -----------      ----------         ----------        -----------
                                    $ 9,146,075        $388,204         $    1,454        $ 9,532,825
                                    ===========      ==========         ==========        ===========



                                                                 1994
                                    ----------------------------------------------------------------
                                                       Gross               Gross          Estimated
                                     Amortized       Unrealized         Unrealized           Fair
                                       Cost             Gains             Losses             Value
                                    -----------      ----------         ----------        -----------
U.S. Treasury securities            $ 1,996,902        $     --         $  116,277        $ 1,880,625
Obligations of U.S. agencies          9,229,232             825            494,687          8,735,370
Obligations of states and
   political subdivisions            45,367,461         678,847          1,588,211         44,458,097
Corporate and other bonds             1,250,723              --             51,663          1,199,060
Mortgage-backed securities           33,201,821          74,609          2,228,179         31,048,251
                                    -----------      ----------         ----------        -----------
                                    $91,046,139        $754,281         $4,479,017        $87,321,403
                                    ===========      ==========         ==========        ===========


The amortized cost, estimated fair values, and gross unrealized gains and losses of securities available for sale at December 31, 1995 and 1994 are summarized as follows:



                                                                 1995
                                   -------------------------------------------------------------------
                                                       Gross               Gross           Estimated
                                     Amortized       Unrealized         Unrealized            Fair
                                       Cost             Gains             Losses              Value
                                   ------------      ----------         ----------        ------------
U.S. Treasury securities           $  3,761,963      $   21,447         $  11,482         $  3,771,928
Obligations of U.S. agencies         14,852,044         142,417            63,126           14,931,335
Obligations of states and
   political subdivisions            54,016,732       1,639,524           160,918           55,495,338
Corporate and other bonds             2,453,694           7,718             8,800            2,452,612
Mortgage-backed securities           44,551,518         237,333           843,703           43,945,148
Federal Reserve Bank stock              342,950              --                --              342,950
Federal Home Loan Bank stock          1,845,170              --                --            1,845,170
Other equity securities                 143,319           9,502                --              152,821
                                   ------------      ----------         ----------        ------------
                                   $121,967,390      $2,057,941         $1,088,029        $122,937,302
                                   ============      ==========         ==========        ============



                                                                 1994
                                   -------------------------------------------------------------------
                                                       Gross               Gross           Estimated
                                     Amortized       Unrealized         Unrealized            Fair
                                       Cost             Gains             Losses              Value
                                   -------------      ----------        ----------        ------------
U.S. Treasury securities           $  1,477,026        $    348          $   4,045        $  1,473,329
Obligations of U.S. agencies         10,387,315             938            394,177           9,994,076
Obligations of states and
   political subdivisions             7,180,965          36,439            162,508           7,054,896
Corporate and other bonds             1,308,826           4,127             16,163           1,296,790
Mortgage-backed securities            6,890,148              --            507,658           6,382,490
Federal Reserve Bank stock              342,950              --                 --             342,950
Federal Home Loan Bank stock          1,518,400              --                 --           1,518,400
                                   ------------      ----------         ----------        ------------
                                   $ 29,105,630      $   41,852         $1,084,551        $ 28,062,931
                                   ============      ==========         ==========        ============


The amortized cost and estimated fair value of investment securities and securities available for sale at December 31, 1995, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                      Investment Securities          Securities Available for Sale
                                                   ----------------------------      -----------------------------
                                                     Amortized       Estimated           Amortized        Estimated
                                                       Cost          Fair value            Cost           Fair value
                                                    ----------       -----------       -------------     ------------
Due in one year or less                             $1,674,527       $ 1,687,438       $   8,127,792     $  8,169,723
Due after one year through five years                4,864,491         5,107,294          35,954,333       36,271,027
Due after five years through ten years               2,377,057         2,505,285          39,575,013       40,147,588
Due after ten years                                    230,000           232,808          35,978,813       36,008,023
                                                    ----------       -----------       -------------     ------------
                                                    $9,146,075       $ 9,532,825        119,635,951       120,596,361
Federal Reserve Bank stock                                   -                 -            342,950           342,950
Federal Home Loan Bank stock                                 -                 -          1,845,170         1,845,170
Other equity securities                                      -                 -            143,319           152,821
                                                    ----------       -----------       -------------     ------------
                                                    $9,146,075       $ 9,532,825       $121,967,390      $122,937,302
                                                    ----------       -----------       -------------     ------------
                                                    ----------       -----------       -------------     ------------


Investment securities with an amortized cost of approximately $40,932,000 at December 31, 1995 and $30,336,000 at December 31, 1994 were pledged to secure public deposits, repurchase agreements and for other purposes.

Sales of securities produced the following results for the years ended December 31, 1995, 1994 and 1993:

                        1995                  1994               1993
                 ------------------   ------------------    ----------------
Proceeds         $   4,758,480        $  12,675,056         $ 11,205,307
                 ------------------   ------------------    ----------------
                 ------------------   ------------------    ----------------
Gross gains      $      36,714        $      54,244         $     96,350
Gross losses           (45,811)             (67,939)            (165,399)
                 ------------------   ------------------    ----------------
Net losses       $      (9,097)       $     (13,695)        $    (69,049)
                 ------------------   ------------------    ----------------
                 ------------------   ------------------    ----------------

In December 1995, upon issuance of a Special Report on the implementation of SFAS No. 115 by the Financial Accounting Standards Board, the Company transferred investment securities with an amortized cost of $71,872,000.

3. Loans

Loans are stated at their face amount, net of unearned income, and consist of the following at December 31, 1995 and 1994:

                                                 1995            1994
                                             ------------    ------------
Real estate loans                            $191,121,948    $166,760,261
Commercial and industrial loans                34,875,472      39,128,575
Loans to individuals for household,
     family and other personal expenditures    67,925,128      58,889,880
All other loans                                 1,401,955         980,168
                                             ------------    ------------
                                              295,324,503     265,758,884
Less unearned income on loans                   1,191,954         960,253
                                             ------------    ------------
                                             $294,132,549    $264,798,631
                                             ------------    ------------
                                             ------------    ------------

On January 1, 1995, the Bank adopted Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan (SFAS 114), as amended by SFAS 118. This pronouncement requires that impaired loans within the scope of the statements be presented in the financial statements at the present value of expected future cash flows or at the fair value of the loan's collateral. A valuation allowance is required to the extent that the measure of the impaired loans is less than the recorded investment. SFAS 114 does not apply to larger groups of homogenous loans such as real estate mortgage, installment, home equity and bank card loans, which are collectively evaluated for impairment. The initial adoption of SFAS 114 did not require an increase to the Bank's allowance for loan losses. The effect of SFAS 114, as amended was immaterial to the Bank's financial statements as of and for the year ended December 31, 1995. At December 31, 1995, the recorded investment in loans which have been identified as impaired loans, in accordance with SFAS 114, totaled $544,000.

Nonaccrual loans and restructured loans totaled approximately $1,436,000 at December 31, 1995 and approximately $1,084,000 at December 31, 1994. The gross interest income that would have been recorded during 1995, 1994 and 1993 had the Company's nonaccrual loans been current with their original terms, was approximately $54,000, $160,000 and $208,000, respectively. The amount of interest income recorded by the Company during 1995, 1994 and 1993 on nonaccrual loans was $9,014, $0 and $10,250, respectively.

4. ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses for the years ended December 31, 1995, 1994 and 1993 are summarized below:

                                          1995         1994       1993
                                      ----------   ----------   ----------
Balance, beginning of year            $3,733,859   $3,415,972   $3,141,865
Provision charged to operations          574,338      596,747    1,220,139
Recoveries credited to allowance         173,022      179,322      195,268
                                      ----------   ----------   ----------
Total                                  4,481,220    4,192,041    4,557,272
Loans charged off                        723,921      458,182    1,141,300
                                      ----------   ----------   ----------
Balance, end of year                  $3,757,299   $3,733,859   $3,415,972
                                      ----------   ----------   ----------
                                      ----------   ----------   ----------

5. BANK PREMISES AND EQUIPMENT

Bank premises and equipment as of December 31, 1995 and 1994 are as follows:

                                          1995         1994
                                      -----------   -----------
Land                                  $ 2,900,296   $ 1,642,736
Land improvements and buildings         6,792,676     6,065,498
Furniture and equipment                 5,449,222     4,918,347
Construction in progress                  189,681       224,443
                                      -----------   -----------
                                       15,381,875    12,851,024
Less accumulated depreciation           5,809,037     4,967,883
                                      -----------   -----------
Bank premises and equipment, net      $ 9,522,838   $ 7,883,141
                                      -----------   -----------
                                      -----------   -----------

Depreciation expense for 1995, 1994 and 1993 was $840,674, $768,796 and $645,340, respectively. Future minimum rental payments required under non-cancelable operating leases that have initial or remaining terms in excess of one year as of December 31, 1995 are $60,000 per year for 1996 and 1997, and $38,000 for 1998.

6. OTHER BORROWINGS

Short-term borrowings consist of the following at December 31, 1995, 1994 and 1993:

                                1995            1994            1993
                             ------------   -------------   ------------
Federal funds purchased      $ 6,590,000     $ 1,175,000    $ 1,125,000
Securities sold under
   agreements to repurchase   10,368,034      12,341,784      6,080,284
Other short-term borrowings   14,150,000       7,027,573      3,698,824
                             ------------   -------------   ------------
     Total                   $31,108,034     $20,544,357    $10,904,108
                             ------------   -------------   ------------
                             ------------   -------------   ------------
     Weighted interest rate         5.43%           5.86%          3.11%
Average for the years
   ended December 31:
     Outstanding             $23,832,180     $13,862,728    $10,172,268
     Interest rate                  5.85%           4.37%          3.16%
Maximum month-end
   outstanding               $31,108,034     $22,095,121    $11,087,782

Federal funds purchased and securities sold under agreements to repurchase are due within one year. The subsidiary banks maintain Federal funds lines with several regional banks totaling in excess of $28.0 million at December 31, 1995.

Long-term borrowings at December 31, 1995 represent Federal Home Loan Bank advances totaling $1,275,000. Interest on these advances is payable monthly at 6.17% with semiannual principal payments of $75,000, with the final payment due in 2004. Outstanding long-term borrowings at December 31, 1994 totaled $1,425,000.

7. INCOME TAXES

The components of the 1995, 1994 and 1993 income tax expense (benefit) are as follows:

                                1995           1994         1993
                             ------------   -----------   -----------
Current taxes - Federal      $1,919,828     $1,740,919    $1,567,173
Deferred taxes - Federal         (9,430)        32,968      (266,091)
                             ------------   -----------   -----------
         Income tax expense  $1,910,398     $1,773,887    $1,301,082
                             ------------   -----------   -----------
                             ------------   -----------   -----------




The reasons for the difference between income tax expense and the amount computed by applying the statutory Federal income tax rate to income before income taxes are shown below.

                                                        1995                       1994                        1993
                                               --------------------      --------------------       --------------------
Computed "expected" tax expense                      $2,773,498                $2,736,763                  $2,194,875
Increase (reduction) in taxes resulting from:
  Tax-exempt interest                                  (918,230)                 (955,060)                   (797,100)
  Other, net                                             55,130                    (7,816)                    (96,693)
                                               --------------------      --------------------       --------------------
  Income tax expense                                 $1,910,398                $1,773,887                  $1,301,082
                                               --------------------      --------------------       --------------------
                                               --------------------      --------------------       --------------------

The tax effects of temporary differences that give rise to significant portions of the deferred assets and deferred liabilities at December 31, 1995 and 1994 are as follows:

                                                                        1995                     1994
                                                               --------------------      --------------------
Deferred tax assets:
    Loans, principally due to the allowance for loan losses            $932,607                $984,473
    Benefit plans                                                       359,105                 372,727
    Deferred loan fees and costs                                         69,571                  86,964
    Unrealized losses on securities available for sale                        -                 354,513
    Other                                                                77,328                 146,074
                                                               --------------------      --------------------
         Total deferred tax assets                                    1,438,611               1,944,751
                                                               --------------------      --------------------
Deferred tax liabilities:
    Unrealized gains on securities available for sale                   329,769                       -
    Bank premises and equipment                                         305,523                 301,744
    Condemnation gains                                                   52,001                  52,001
    Prepaid expenses                                                          -                 126,140
    Other real estate owned                                             157,508                 200,008
    Other                                                                36,824                  33,020
                                                               --------------------      --------------------
          Total deferred tax liabilities                                881,625                 712,913
                                                               --------------------      --------------------
          Net deferred tax asset (included in other assets)            $556,986              $1,231,838
                                                               --------------------      --------------------
                                                               --------------------      --------------------

In assessing the realizability of deferred tax assets, management considers the scheduled reversal of temporary differences, projected future taxable income, and tax planning strategies. Management believes it is more likely than not the Company will realize its deferred tax assets and, accordingly no valuation has been established.

Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". The implementation of this standard did not have a material impact on the Company's 1993 consolidated financial statements.


8. EMPLOYEE BENEFITS

The Company has a noncontributory, defined benefit pension plan covering all full-time employees. Contributions to the plan totaled $107,201 for 1995. For 1994, no contributions were made because the plan was determined to be fully funded by actuarial estimates.

Significant assumptions used in determining net periodic pension cost and projected benefit obligation for 1995 and 1994 were:

         Expected long-term rate of return on assets              9%
         Discount rate                                          7.5%
         Salary increase rate                                     6%
         Average remaining service                          21 years

The following table sets forth the plan's funded status and amounts recognized in the Company's consolidated balance sheets at December 31, 1995 and 1994:


                                                                  1995                  1994
                                                         ----------------------    --------------------
Vested benefit obligation                                     $(1,408,944)               $(1,254,502)
Nonvested accumulated plan benefits                                16,137                     21,569
                                                         --------------------      --------------------
Accumulated benefit obligation                                $(1,425,081)               $(1,276,071)
                                                         ----------------------    --------------------
                                                         ----------------------    --------------------
Projected benefit obligation                                  $(2,750,571)               $(2,392,933)
Plan assets at fair value                                       2,277,287                  1,960,310
                                                         ----------------------    --------------------
Excess of projected benefit obligation over plan assets          (473,284)                  (432,623)
Unrecognized net obligation                                         6,925                      7,774
Unrecognized prior service cost                                   302,681                    320,697
Unrecognized net gain                                            (659,184)                  (609,562)
                                                         ----------------------    --------------------
Accrued pension cost (included in other liabilities)          $  (822,862)               $  (713,714)
                                                         ----------------------    --------------------
                                                         ----------------------    --------------------

Net periodic pension cost for 1995, 1994 and 1993 included the following components:

                                      1995                      1994                        1993
                               --------------------      --------------------       --------------------
Service cost                      $ 212,076                  $ 203,227                   $ 171,168
Interest cost                       178,487                    162,529                     138,087
Actual return on assets            (339,234)                   (57,280)                   (196,329)
Net amortization and deferral       165,020                   (131,639)                     13,900
                               --------------------      --------------------       --------------------
Net periodic pension cost         $ 216,349                  $ 176,837                   $ 126,826
                               --------------------      --------------------       --------------------
                               --------------------      --------------------       --------------------

The Company also contributes to an employees' profit-sharing plan which covers all full-time employees. Contributions are made annually at the discretion of the subsidiaries banks' Board of Directors. The payments to the plan for the years 1995, 1994 and 1993 were approximately $580,000, $422,000 and $291,000 respectively, which represents approximately 15% of the compensation of participants in each year.

The Company has an obligation to certain members of the Board of Directors under a deferred compensation plan in the amount of $282,000 and $380,000 at December 31, 1995 and 1994, respectively. A portion of the benefits will be funded by life insurance.

Prior to the merger with Northern Neck, Union Bank provided postretirement benefits to certain employees. In connection with the merger, the Company has terminated postretirement benefits, except to individuals who were "grandfathered" under the existing plan. The postretirement benefits obligation is insignificant to the consolidated financial statements.

In 1993, the Company adopted an incentive stock plan which reserves up to 200,000 shares of common stock for issuance to certain employees. Approximately 35,000 shares had been granted under this plan as of December 31, 1995 at prevailing market prices including 10,000 shares granted in 1995. Stock options representing 13,440 shares were exercised in 1995. No stock options were exercised during 1994.

9. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contractual amounts of these instruments reflect the extent of the Company's involvement in particular classes of financial instruments. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit written is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. Unless noted otherwise, the Company does not require collateral or other security to support financial instruments with credit risk.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being completely drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. At December 31, 1995 and 1994, the Company had outstanding loan commitments approximating $18,320,000 and $27,100,000, respectively.

Standby letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The amount of standby letters of credit whose contract amounts represent credit risk totaled approximately $2,332,000 and $1,030,000 at December 31, 1995 and 1994, respectively. A geographic concentration exists within the Company's loan portfolio as most of the Bank's business activity is with customers located in areas from Fredericksburg to Hanover County, Virginia and in the Northern Neck area of Virginia.

10. RELATED PARTY TRANSACTIONS

The Company has entered into transactions with its directors, principal officers and affiliated companies in which they are principal stockholders. Such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans to such related parties totaled $5,027,034 and $5,823,141 as of December 31, 1995 and 1994,
respectively. During 1995 new advances to such related parties amounted to $2,832,926 and repayments amounted to $3,629,033.

11. REGULATORY RESTRICTIONS

The Company is subject to certain requirements imposed by state and federal banking statutes and regulations. These requirements, among other things, establish minimum levels for capital, restrict the amount of dividends that may be distributed and require that the subsidiary banks maintain a minimum reserve balance. At December 31, 1995, the Company was in compliance with all such requirements.

As a member of the Federal Reserve System, the Company's banking subsidiaries are required to maintain average reserve balances. For the final weekly reporting period in the years ended December 31, 1995 and 1994, the aggregate amounts of daily average required balances were approximately $2,140,000 and $1,592,000, respectively.

12. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

CASH AND CASH EQUIVALENTS

For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

INVESTMENT SECURITIES AND SECURITIES AVAILABLE FOR SALE

For investment securities and securities available for sale, fair value is determined by quoted market price. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

LOANS

The fair value of performing loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Fair value for significant nonperforming loans is based on recent external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows.

DEPOSITS

The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

BORROWINGS

The carrying value of short-term borrowings are reasonable estimates of fair value. The fair value of long-term borrowings is estimated based on interest rates currently available for debt with similar terms and remaining maturities.

COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT

The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. At December 31, 1995 and 1994, the carrying amount and fair value of loan commitments and standby letters of credit were immaterial.

The carrying amounts and estimated fair values of the Company's financial instruments as of December 31, 1995 and 1994 are as follows:

                                                         1995                                               1994
                                   ------------------------------------------------------------------------------------------------
                                           Carrying                Estimated                 Carrying               Estimated
                                            Amount                 Fair Value                 Amount                Fair Value
                                   ------------------------  ------------------------  ---------------------  ---------------------
Financial assets:
   Cash and cash equivalents            $ 15,622,698              $ 15,622,698              $ 17,001,599           $ 17,001,599
   Investment securities                   9,146,075                 9,532,825                91,046,139             87,321,403
   Securities available for sale         122,937,302               122,937,302                28,062,931             28,062,931
   Net loans                             290,375,250               286,151,528               261,064,772            251,709,695

Financial liabilities:
   Deposits                              374,351,494               369,616,663               347,032,490            344,942,823
   Borrowings                             32,383,034                32,383,034                21,969,357             21,969,357

13. PARENT COMPANY FINANCIAL INFORMATION

The primary source of funds for the dividends paid by Union Bankshares Corporation (the "Parent Company") is dividends received from its subsidiary banks. The payment of such dividends by the subsidiary banks and the ability of the banks to loan or advance funds to the Parent Company are subject to certain statutory limitations which contemplate that the current year earnings and earnings retained for the two preceding years may be paid to the Parent Company without regulatory approval.

Financial information for the Parent Company follows:

UNION BANKSHARES CORPORATION ("PARENT COMPANY ONLY")
BALANCE SHEETS
DECEMBER 31, 1995 AND 1994

                                                 1995                    1994
                                       -----------------------   --------------------
Assets:
   Cash                                      $   206,926             $   340,559
   Certificates of deposit                       450,000                       -
   Securities available for sale               1,108,361                       -
   Investment securities                               -               1,496,067
   Other assets                                  322,744                 136,225
   Due from subsidiaries                          73,224                       -
   Investment in subsidiaries                 47,133,395              41,266,196
                                       -----------------------   --------------------
       Total assets                          $49,294,630             $43,239,047
                                       -----------------------   --------------------
                                       -----------------------   --------------------
Liabilities and Stockholders' equity:
   Stockholders' equity:
      Other liabilities                      $     3,036             $         -
      Common stock                            13,147,880              13,056,472
      Surplus                                    565,711                 346,843
      Retained earnings                       34,937,860              30,523,918
      Unrealized gain (losses) on
        securities available for sale            640,143                (688,186)
                                       -----------------------   --------------------
        Total liabiliites and
          stockholders' equity               $49,294,630             $43,239,047
                                       -----------------------   --------------------
                                       -----------------------   --------------------

CONDENSED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                 1995                     1994                      1993
                                                        -----------------------   --------------------       -------------------
Income:
    Interest income                                           $   93,662              $   27,750                 $        -
    Dividends received from subsidiaries                       1,833,009               3,411,807                  1,640,138
    Equity in undistributed net income of subsidiaries         4,494,742               2,882,920                  3,628,446
                                                        -----------------------   --------------------       -------------------
        Total income                                           6,421,413               6,322,477                  5,268,584
Operating expenses                                               174,463                  47,060                    114,152
                                                        -----------------------   --------------------       -------------------
        Net income                                            $6,246,950              $6,275,417                 $5,154,432
                                                        -----------------------   --------------------       -------------------
                                                        -----------------------   --------------------       -------------------

CONDENSED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                               1995                     1994                      1993
                                                      -----------------------   --------------------       -------------------
Operating activities:
   Net income                                             $ 6,246,950               $ 6,275,417                $ 5,154,432
   Adjustments to reconcile net income to
     net cash provided by operating activities:
   Equity in undistributed net income of subsidiaries      (4,494,742)               (2,882,920)                (3,628,446)
   Increase in other assets                                  (259,743)                 (136,225)                         -
   Other (net)                                                 (1,587)                   44,950                    (30,900)
                                                      -----------------------   --------------------       -------------------
         Net cash provided by operating activities          1,490,878                 3,301,222                  1,495,086
Investing activities:
   Purchase of securities                                    (100,319)               (1,496,067)                         -
   Proceeds from maturity of securities                       498,540                         -                          -
   Capital contributions to subsidiaries                       50,000                         -                          -
Financing activities:
   Cash dividends paid                                     (1,833,008)               (1,694,025)                (1,465,138)
   Issuance of common stock under plans                       310,276                   199,481                          -
                                                      -----------------------   --------------------       -------------------
Increase in cash and cash equivalents                         316,367                   310,611                     29,948
Cash and cash equivalents at beginning of year                340,559                    29,948                          -
                                                      -----------------------   --------------------       -------------------
Cash and cash equivalents at end of year                  $   656,926               $   340,559                $    29,948
                                                      -----------------------   --------------------       -------------------
                                                      -----------------------   --------------------       -------------------

DIRECTORY OF
UNION BANKSHARES CORPORATION

UNION BANK & TRUST COMPANY

G. William Beale
President

John C. Neal
Executive Vice President

John A. Lane
Senior Vice President

Almeda H. Pitts
Vice President & Cashier

George Washington, Jr.
Vice President

Raymond C. Ratcliffe, Jr.
Vice President

Robert K. Bailey, III
Vice President

Thomas J. Boyd, III
Vice President

William H. Hutton
Vice President

F. Kent Cox
Vice President

Jeannette B. Burke
Vice President

John M. Randolph
Vice President

DIRECTORS

Ronald L. Hicks
Chairman
Attorney, Jarrell, Hicks & Sasser

Walton Mahon
Vice Chairman and
Retired President,
Union Bank & Trust Company

M. Raymond Piland, III
President,
Williamsburg Millwork Corporation

A.D. Whittaker
President,
A.D. Whittaker Construction Company

Estelle H. Kay
Retired Executive Vice President/Secretary,
Union Bank & Trust Company

Daniel I. Hansen
Vice President/Secretary,
DeJarnette & Beale, Inc.

G. William Beale
President,
Union Bank & Trust Company

Michael N. Manns
President,
Pitts & Manns Realty, Inc.

HONORARY DIRECTORS

H. Ashton Taylor
President,
Taylor Fiber, Inc.

R.F. Upshaw, Jr.
Farmer

Guy C. Lewis, Jr.
Retired General Manager
Rappahannock Electric Cooperative

UNION INVESTMENT SERVICES, INC.

G. William Beale
President

Bernard W. Mahon, Jr.
Vice President

NORTHERN NECK STATE BANK

E. Peyton Motley
President

William E. Bowen
Senior Vice President &
Asst. Secretary

N. Byrd Newton
Senior Vice President &
Secretary

Russell G. Brown
Vice President

William E. Harrison
Vice President & Cashier

Marion B. Rowe
Vice President

William M. Wright
Vice President

DIRECTORS

Lowery R. Sanders
Chairman and
Retired President,
Northern Neck State Bank

William E. Bowen
Senior Vice President,
Northern Neck State Bank

S. Bryan Chandler
President,
Chandler Chevrolet

Robert B. Delano
Farmer

Richard A. Farmar, Jr.
President,
B.H. Baird Insurance Agency

W. D. Gray
Farmer

Edward L. Hammond
President,
Hammond Brothers, Inc.

William H. Hughes, CPA
Hughes and Associates

E. Peyton Motley
President,
Northern Neck State Bank

W. Tayloe Murphy, Jr.
Attorney,
Smith, Murphy, and Taliaferro

Louis G. Packett
Farmer & Land Developer

Charles H. Ryland
Attorney

William M. Wright
President,
Wood Preservers, Inc.

HONORARY DIRECTORS

R. Carter Wellford
Farmer

James V. Garland, Jr.
Farmer

Thomas S. Herbert
Food Retailer

RETAIL LOCATIONS

                               [MAP APPEARS HERE]

                              [NORTHERN NECK LOGO]

MONTROSS
Rt. 3, Kings Hwy.
Montross, VA 22520
(804) 493-9301

MAIN OFFICE
5839 Richmond Road
Warsaw, VA 22572
(804) 333-4066

TIMES SQUARE
4256 Richmond Road
Warsaw, VA 22572
(804) 333-3019

TAPPAHANNOCK
U.S. Rt. 17 & Earl Street
Tappahannock, VA 22560
(804) 443-4361

                     [UNION BANK & TRUST COMPANY LOGO]

MAIN OFFICE
211 North Main Street
Bowling Green, Virginia 22427
(804) 633-5031

LADYSMITH
U.S. Route 1
Ladysmith, Virginia 22501
(804) 448-3100

PORT ROYAL
U.S. Route 301
Port Royal, Virginia 22535
(804) 742-5546

CHANCELLOR
4210 Plank Road
Fredericksburg, Virginia 22407
(540) 786-2265

FOUR MILE FORK
4540 Lafayette Boulevard
Fredericksburg, Virginia 22408
(540) 898-5100

KENMORE AVENUE
700 Kenmore Avenue
Fredericksburg, Virginia 22401
(540) 371-0108

LEAVELLS
10415 Courthouse Road
Spotsylvania, Virginia 22553
(540) 898-2700

STAFFORD
Cambridge & Layhill Road
Falmouth, Virginia 22405
(540) 374-1300

ASHLAND
U.S. Route 1 & Ashcake Road
Ashland, Virginia 23005
(804) 798-4488

HANOVER AIR PARK
10374 Leadbetter Road
Ashland, Virginia 23005
(804) 550-2300

MANQUIN
U.S. Route 360
Manquin, Virginia 23106
(804) 769-3031

HANOVER COMMONS
9534 Chamberlayne Road
Mechanicsville, Virginia 23111
(804) 730-1700

                     [UNION INVESTMENT SERVICES, INC. LOGO]
                                111 Davis Court
                            Bowling Green, VA 22427
                                 (804) 633-5031

STOCKHOLDER INFORMATION

CORPORATE HEADQUARTERS

Union Bankshares Corporation
P.O. Box 446
211 North Main Street
Bowling Green, Virginia 22427-0446
(804) 633-5031

ANNUAL MEETING

      The Annual Meeting of Stockholders will be held at 7:00 p.m. on Tuesday, March 26, 1996, at the Carolina County Middle School, Bowling Green, Virginia. All shareholders are cordially invited to attend.

COMMON STOCK

      Union Bankshares' Common Stock is traded on the National Over-The-Counter Market and is quoted on the National Market System of NASDAQ (National Association of Securities Dealers Automated Quotations) where our symbol is UBSH. (CUSIP #905399101)

      Union Bankshares is also listed in some newspapers under the NASDAQ National Market heading "UnBkCp" or "UnionBS".

COMMON STOCK PRICES
AND DIVIDENDS

      Union Bankshares Corporation began trading its stock via NASDAQ in October 1993. Dividends are typically paid on June 15 and December 15 of each year.

      There were 3,286,970 shares of stock outstanding on December 31, 1995, held by 1,657 shareholders of record. The most recent trades were at $26.00 per share which compares to a year earlier trading price of $24.00.

      The following schedule summarizes the high and low sales prices and dividends declared for the two years ended December 31, 1995.

                                                                                Dividends
                                   Market Values                                Declared
                   -------------------------------------------------       -------------------
                           1995                         1994
                   ----------------------     ----------------------
                      High         Low         High         Low                1995     1994
                   ----------   ----------   ---------   ---------         -------------------
First Quarter        $27.00       $22.00       $30.00      $22.00           $  -       $   -
Second Quarter        26.50        22.00        29.00       22.00            .28         .25
Third Quarter         27.50        23.50        28.00       23.00              -           -
Fourth Quarter        28.00        24.25        28.00       23.00            .28         .27



DIVIDEND REINVESTMENT PLAN

      Union Bankshares' dividend reinvestment plan provides each registered shareholder with an economical and convenient method of investing cash dividends in additional shares of the Company's common stock without fees and at a 5% discount from the prevailing market price. For a prospectus on the Dividend Reinvestment Plan, contact our Transfer Agent at the address indicated below.

INVESTOR RELATIONS

      Union Bankshares' Annual Report, Form 10-K, and other corporate publications are available to shareholders on request, without charge, by writing:

         Mr. D. Anthony Peay
         Vice President and Chief Financial Officer
         Union Bankshares Corporation
         P.O. Box 446
         Bowling Green, Virginia  22427-0446

INDEPENDENT AUDITORS

KPMG Peat Marwick LLP
1021 East Cary Street, Suite 1900
Richmond, VA 23219

TRANSFER AGENT

      Shareholders requiring information on stock transfer requirements, lost certificates, dividends and other shareholder matters should contact our transfer agent:

         Registrar and Transfer Company
         10 Commerce Drive
         Cranford, NJ 07016-3572
         1-800-368-5948 (ext. 7760)

                                                                   APPENDIX IV

                     UNION'S QUARTERLY REPORT ON FORM 10-Q
                      FOR THE QUARTER ENDED MARCH 31, 1996

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 10-Q

            QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                 For the Quarterly Period Ended March 31, 1996

                          Commission File No. 0-20293

                          UNION BANKSHARES CORPORATION
             (Exact name of registrant as specified in its charter)

                Virginia                             54-1598552
           (State of Incorporation)        (I.R.S. Employer Identification No.)

                             211 North Main Street
                                  P.O. Box 446
                         Bowling Green, Virginia 22427
                    (Address of principal executive offices)

                                 (804) 633-5031
                        (Registrant's telephone number)

SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:  NONE
SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:  COMMON
     STOCK, $4 PAR VALUE

      Union Bankshares Corporation (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

      As of March 31, 1996, Union Bankshares Corporation had 3,286,970 shares of Common Stock outstanding.

                          UNION BANKSHARES CORPORATION
                                   FORM 10-Q
                                 March 31, 1996

                                      INDEX

PART 1 - FINANCIAL INFORMATION                                           Page
                                                                         ----

Item 1.    Financial Statements

      Consolidated Balance Sheets as of March 31, 1996
           and December 31, 1995.......................................... 1

      Consolidated Statements of Income for the
           three months ended March 31, 1996 and 1995..................... 2

      Consolidated Statements of Cash Flows for the
           three months ended March 31, 1996 and 1995..................... 3

      Notes to Consolidated Financial Statements.......................... 4

Item 2 - Management's Discussion and Analysis of
               Financial Condition and Results of  Operations............. 5-11

PART II - OTHER INFORMATION

Item 6 - Exhibits and Reports on Form 8-K................................. 12

Signatures................................................................ 12

Index to Exhibits......................................................... 13

Balance sheet

 PART 1 - FINANCIAL INFORMATION

 Item 1.     Financial Statements

                 UNION BANKSHARES CORPORATION AND SUBSIDIARIES
                    Consolidated Balance Sheets (Unaudited)
                             (Dollars in thousands)


                                                                                     March 31,     December 31,
 ASSETS                                                                              1996             1995
- --------                                                                             ----             ----
 Cash and cash equivalents:
      Cash and due from banks                                                   $      14,719   $       13,448
      Interest-bearing deposits in other banks                                             96              124
      Federal funds sold                                                                3,614            2,050
                                                                                  ------------   --------------

             Total cash and cash equivalents                                           18,429           15,622
                                                                                  ------------   --------------

 Securities available for sale, at fair value                                         121,243          122,937
 Investments securities,
      fair value of $8,514 and $9,533, respectively                                     8,192            9,146
                                                                                  ------------   --------------
             Total securities                                                         129,435          132,083
                                                                                  ------------   --------------

 Loans, net of unearned income                                                        304,265          294,133
      Less allowance for loan  losses (note 2)                                          3,944            3,757
                                                                                  ------------   --------------

             Net loans                                                                300,321          290,376
                                                                                  ------------   --------------

 Bank premises and equpiment, net                                                      10,116            9,523
 Other real estate owned                                                                3,600            3,288
 Other assets                                                                           9,042            7,821
                                                                                  ------------   --------------

             Total assets                                                       $     470,943   $      458,713
                                                                                  ============   ==============

 LIABILITIES AND STOCKHOLDERS' EQUITY

 Non-interest-bearing demand deposits                                           $      45,979   $       44,276
 Interest-bearing deposits:
      Savings accounts                                                                 48,574           46,453
      NOW accounts                                                                     42,839           40,856
      Money market accounts                                                            55,397           53,184
      Time deposits of $100,000 and over                                               39,333           39,043
      Other time deposits                                                             152,967          150,540
                                                                                  ------------   --------------

             Total interest-bearing deposits                                          339,110          330,076
                                                                                  ------------   --------------

             Total deposits                                                           385,089          374,352
                                                                                  ------------   --------------

 Short-term borrowings                                                                 31,236           31,108
 Long-term borrowings                                                                   1,200            1,275
 Other liabilities                                                                      3,001            2,686
                                                                                  ------------   --------------

             Total liabilities                                                        420,526          409,421
                                                                                  ------------   --------------
 Stockholders' equity:
      Common stock, $4 par value.  Authorized 12,000,000 shares;
          issued and outstanding, 3,286,970 shares                                     13,148           13,148
      Surplus                                                                             566              566
      Retained earnings                                                                36,615           34,938
      Unrealized gains on securities available for sale, net of taxes                      88              640
                                                                                  ------------   --------------

             Total stockholders' equity                                                50,417           49,292
                                                                                  ------------   --------------
 Commitments and contingencies

             Total liabilities and stockholders' equity                         $     470,943   $      458,713
                                                                                  ============   ==============
 See accompanying notes to consolidated financial statements.


Income statement

                 UNION BANKSHARES CORPORATION AND SUBSIDIARIES
                 Consolidated Statements of Income (Unaudited)
                     Quarters ended March 31, 1996 and 1995
                             (Dollars in thousands)



                                                                             1996             1995
 Interest income:
      Interest and fees on loans                                         $     7,065       $    6,275
      Interest on securities:
          U.S. Treasury securities                                                53               58
          Obligations of U.S. Government
              agencies and corporations                                          895              972
          Obligations of states and political subdivisions                       849              725
          Other securities                                                       135              108
      Interest on Federal funds sold                                              55               45
      Interest on interest-bearing deposits in  other banks                        2                6
                                                                          -----------       ----------
                   Total interest income                                       9,054            8,189
                                                                          -----------       ----------

 Interest expense:
      Interest on deposits                                                     3,935            3,273
      Interest on other borrowings                                               383              349
                                                                          -----------       ----------

                   Total interest expense                                      4,318            3,622
                                                                          -----------       ----------
                   Net interest income                                         4,736            4,567

 Provision for loan losses (note 2)                                               81              150
                                                                          -----------       ----------
                   Net interest income after provision

                       for loan losses                                         4,655            4,417
                                                                          -----------       ----------
 Other income:
      Service fees                                                               540              445
      Gains (losses) on sale of securities available for sale                   (106)             (35)
      Gains (losses) on sales of other real estate owned
          and bank premises, net                                                   -               (5)
      Other operating income                                                     125               60
                                                                          -----------       ----------

                   Total other income                                            559              465
                                                                          -----------       ----------

 Other expenses:
      Salaries and wages                                                       1,269            1,188
      Pensions and other employee benefits                                       422              341
      Occupancy expenses                                                         169              136
      Furniture and equipment expenses                                           223              229
      FDIC assessments                                                             1              189
      Other operating expenses                                                   981              781
                                                                          -----------       ----------

                   Total other expenses                                        3,065            2,864
                                                                          -----------       ----------

 Income before income taxes                                                    2,149            2,018
 Income tax expense                                                              471              469
                                                                          -----------       ----------

                   Net income                                            $     1,678       $    1,549
                                                                          ===========       ==========

 Net income per share of common stock                                    $      0.51       $     0.47
                                                                          ===========       ==========
 Cash dividends per share of common stock                                $         -       $        -
                                                                          ===========       ==========




 See accompanying notes to consolidated financial statements.

Statement of cash flows

                 UNION BANKSHARES CORPORATION AND SUBSIDIARIES
                     Consolidated Statements of Cash Flows
                   Three Months Ended March 31, 1996 and 1995
                             (Dollars in thousands)


                                                                          1996            1995
                                                                          ----            ----
Operating activities:
    Net income                                                        $    1,678      $    1,549
    Adjustments to reconcile net income to net cash and
       cash equivalents provided by operating activities:
          Depreciation of bank premises and equipment                        206             206
          Amortization of intangibles                                         10              10
          Provision for loan losses                                           81             150
          (Gains) losses on sales of securities available for sale           105              35
          Loss on sale of other real estate owned                              -               5
          (Increase) decrease in other assets                             (1,232)             65
          Increase in other liabilities                                      599             575
                                                                       ------------    ------------
                 Net cash and cash equivalents provided
                     by operating activities                               1,447           2,595
                                                                       ------------    ------------
Investing activities:
    Net increase in securities                                             1,709            (387)
    Net increase in loans                                                (10,338)         (3,887)
    Acquisition of bank premises and equipment                              (799)           (293)
    Proceeds from sales of other real estate owned                             -              70
                                                                       ------------    ------------
                 Net cash and cash equivalents used in
                     investing activities                                 (9,428)         (4,497)
                                                                       ------------    ------------
Financing activities:
    Net increase (decrease) in non-interest-bearing deposits               1,703          (3,029)
    Net increase in interest-bearing deposits                              9,034           9,521
    Net  decrease in short-term borrowings                                   128            (194)
    Repayment of long-term borrowings                                        (75)            (75)
                                                                       ------------    ------------
                 Net cash and cash equivalents provided by
                     financing activities                                 10,790           6,223
                                                                       ------------    ------------

Increase (decrease) in cash and cash equivalents                           2,809           4,321
Cash and cash equivalents at beginning of period                          15,623          17,002
                                                                       ------------    ------------

Cash and cash equivalents at end of period                            $   18,432      $   21,323
                                                                       ============    ============





See accompanying notes to consolidated financial statements.

                 UNION BANKSHARES CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                                 March 31, 1996

1.   ACCOUNTING POLICIES

      The consolidated financial statements include the accounts of Union Bankshares Corporation and its subsidiaries (the "Company"). Significant intercompany accounts and transactions have been eliminated in consolidation.

      The information contained in the financial statements is unaudited and does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. However, in the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the results of the interim periods presented have been made. Operating results for the three-month period ended March 31, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996.

      These financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's 1995 Annual Report to Stockholders. Certain previously reported amounts have been reclassified to conform to current period presentation.

2.   ALLOWANCE FOR LOAN LOSSES

      The following summarizes activity in the allowance for loan losses for the three months ended March 31 (in thousands):

                                                      1996            1995
                                                      ----            ----
           Balance,  January 1                      $ 3,757         $ 3,734
           Provisions charged to operations              81             150
           Recoveries credited to allowance             263              23
                                                    -------         -------
                Total                                 4,101           3,907
           Loans charged off                           (157)           (182)
                                                    -------         -------
           Balance, March 31                        $ 3,944         $ 3,725
                                                    =======         =======



3.    EARNINGS PER SHARE

      Earnings per share outstanding has been computed by dividing net income by the weighted average number of shares outstanding for the period. Weighted average shares used for the computation were 3,286,970 and 3,264,118 for the three months ended March 31, 1996 and 1995, respectively.

ITEM 2 - MANAGEMENT'S DISCUSSION AND ANALYSIS OF
               FINANCIAL CONDITION AND RESULTS OF  OPERATIONS

      Union Bankshares Corporation (the "Company") is a multi-bank holding company organized under Virginia law which provides financial services through its wholly-owned subsidiaries, Union Bank & Trust Company, Northern Neck State Bank and Union Investment Services, Inc. Both subsidiary banks, Union Bank & Trust Company and Northern Neck State Bank, are full service retail commercial banks offering a wide range of banking and related financial services, including demand and time deposits, as well as commercial, industrial, residential construction, residential mortgage and consumer loans. Union Investment Services, Inc., is a full service discount brokerage company which offers a full range of investment services, and sells mutual funds, bonds and stocks.

      The Company's primary trade area stretches from Fredericksburg, south to Hanover County and east to the Northern Neck area of Virginia. The Corporate Headquarters are located in Bowling Green, Virginia. Through its banking subsidiaries, the Company operates 16 branches in its primary trade area. In March 1996, Union Bank & Trust Company opened the first of its three planned in-store branches in a FasMart convenience store in Stafford County. In addition, Northern Neck State Bank has recently announced plans for a branch to be located in a WalMart Superstore in Tappahannock, Virginia. Management feels in-store branching supplements its existing branch network, providing increased accessibility for its customers and a competitive advantage for the Company.

      On March 13, 1996, the Company announced it had entered into an agreement which provided for the affiliation of King George State Bank, Inc. with the Company. King George State Bank is a $47 million bank located in King George, Virginia adjacent to and encompassing certain of the markets currently served by the Company. Under the terms of the agreement, the Company would exchange 5.5 shares of its common stock for each outstanding share of King George State Bank, Inc. stock. The agreement requires the approval of various regulatory agencies and satisfaction of other standard conditions. Shareholders of King George State Bank are expected to consider the affiliation at a special shareholder meeting to be held in the third quarter of 1996.

      Management's discussion and analysis is presented to aid the reader in understanding and evaluating the financial condition and results of operations of Union Bankshares Corporation and subsidiaries (the "Company"). The analysis focuses on the Consolidated Financial Statements, the footnotes thereto, and the other financial data herein. Highlighted in the discussion are material changes from prior reporting periods and any identifiable trends affecting the Company. Amounts are rounded for presentation purposes, while the percentages presented are computed based on unrounded amounts.

Results of Operations

      Net income for the first quarter of 1996 was $1.68 million, up 8.3% from $1.55 million for the same period in 1995. Earnings per share increased from $.47 in the first quarter of 1995 to $.51 in the first quarter of 1996. The Company's annualized return on assets for the first quarter of 1996 was 1.45% as compared to 1.50% a year ago. The Company's annualized return on equity totaled 13.53% and 14.23% for the three months ended March 31, 1996 and 1995, respectively. Due largely to strong asset and capital growth these performance ratios declined slightly from the comparable period in 1995, but remain strong performance ratios by industry and peer standards.

      Net income for the first quarter reflects the continued competition for funds in the industry and increases in certain growth-related and infrastructure costs. Management expects increasing returns on these infrastructure costs through the development of new products and delivery systems. Such developments include "supermarket" branching, telephone banking, check cards, a credit card agency program and enhanced mortgage lending.

Net Interest Income

      Net interest income on a tax-equivalent basis for the first quarter of 1996 increased by 4.9% to $5.1 million from $4.9 million for the same period a year ago. By managing its interest rate spread and increasing the volume of earning assets over interest-bearing liabilities, the Company has been able to maintain a strong net interest margin. Average earning assets during the first quarter of 1996 increased by $42.3 million to $431.7 million from the first quarter of 1995, while average interest-bearing liabilities grew by $38.9 million to $369.1 million over this same period. This additional growth in net earning assets was accomplished principally through continued strong loan demand over the last year. The industry has generally experienced steady, but slower, loan demand which, combined with increased competition for deposits, has led to a compression of interest margins. The Company's yield on average earning assets was relatively unchanged from a year ago, while its cost of average interest-bearing liabilities increased by 29 basis points to 4.74%. This net reduction of 29 basis points lowered the net interest spread to 4.14% and the net interest margin, or net yield on average earning assets, to 4.83%.

The following table presents the Company's interest sensitivity position at December 31, 1995. This one-day position, which is continually changing, is not necessarily indicative of the Company's position at any other time.


                                                                         Interest Sensitivity Analysis
                                                                                 March 31, 1996
                                                 -------------------------------------------------------------------------------
                                                    Within         90-365             1-5            Over
                                                   90 Days          Days             Years          5 Years          Total
                                                 -------------  --------------   --------------  --------------  -------------
                                                                                        (In thousands)
Earning Assets:
    Loans, net of unearned income (3) . . . ..  $   80,537     $    56,606      $   112,913     $    54,209     $    304,265
    Investment securities . . . . . . . . . ..         700             579            4,706           2,207            8,192
    Securities available for sale. . . . . . .       6,596           4,615           29,663          80,373          121,247
    Federal funds sold . . . . . . . . . . . .       3,614               -                -               -            3,614
    Other short-term investments . . . . . . .          37               -                -               -               37
                                                 -------------  --------------   --------------  --------------  -------------
    Total earning assets . . . . . . . . . . .      91,484          61,800          147,282         136,789          437,355
                                                 -------------  --------------   --------------  --------------  -------------

Interest-Bearing Liabilities:
    Interest checking (2) . . . . . . . . . ..         457           5,372           37,010               -           42,839
    Regular savings (2) . . . . . . . . . . ..         684           6,161           41,729               -           48,574
    Money market savings . . . . . . . . . . .      10,714           7,104           37,578               -           55,396
    Certificates of deposit:
        $100,000 and over . . . . . . . . . ..      10,836          11,032           17,465               -           39,333
        Under $100,000 . . . . . . . . . . . .      26,027          72,900           54,490               -          153,417
    Short-term borrowings. . . . . . . . . . .       6,000          16,295            8,941               -           31,236
    Long-term borrowings . . . . . . . . . . .           -             150              600             450            1,200
                                                 -------------  --------------   --------------  --------------  -------------
    Total interest-bearing
        liabilities . . . . . . . . . . . . ..      54,718         119,014          197,813             450          371,995
                                                 -----------------------------------------------------------------------------

    Period gap . . . . . . . . . . . . . . . .      36,766         (57,214)         (50,531)        136,339
    Cumulative gap . . . . . . . . . . . . . .  $   36,766     $   (20,448)     $   (70,979)    $    65,360     $     65,360
                                                 =============  ==============   ==============  ==============  =============

    Ratio of cumulative gap to
        total earning assets . . . . . . . . .        8.41%          -4.68%          -16.23%          14.94%
                                                 =============  ==============   ==============  ==============


(1) The repricing dates may differ from maturity dates for certain assets due to prepayment assumptions.

(2) The Company has found that interest-bearing checking deposits and regular savings deposits are not sensitive to changes in related market rates and therefore, it has placed them predominantly in the "1-5 Years" column.

Provision for Possible Loan Losses

      The provision for possible loan losses totaled $81,000 for the first quarter of 1996, as compared to $150,000 in 1995. This reduction reflects recoveries of $263,000 on loans previously charged off, including approximately $230,000 related to a single real estate loan. It is also reflective of the performance of the loan portfolio and management's assessment of the credit risk in the portfolio. (See Asset Quality)

Non-Interest Income

      Non-interest income for the first quarter of 1996 totaled $559,000, up 20.22% from the same period a year ago, and up 33.0% excluding losses on securities transactions for those periods. This increase is due principally to the increases in income from service fees on deposit accounts, increased brokerage commissions and additional fee income on mortgage loans originated for the secondary market. Management continues to seek additional sources of non-interest income, including increased emphasis on its credit card operations, mortgage banking activities and discount brokerage services.

Non-Interest Expense

      Non-interest expense increased by 7.05% for the first quarter of 1996, totaling $3.06 million as compared to $2.86 million for the quarter ended March 31, 1995. Personnel costs comprised much of this change, increasing approximately 10.6% over the first quarter of 1995, which was consistent with the loan and asset growth for the same period of 13.5% and 11.2%, respectively.

      Much of this cost is attributable to infrastructure associated with the development and introduction of new products and delivery systems, which are expected to enhance future earnings through increased revenue and/or improved efficiencies. The Company continues to stress budgetary expense controls and operates at considerably more efficient levels than its peers, as measured by the efficiency ratio (ratio of non-interest expenses to net interest income plus non-interest income). For the first quarter of 1996 the Company's efficiency ratio was 57.9%.

Financial Condition

      Total assets as of March 31, 1996 were $470.9 million, an increase of 2.6% from $458.7 million at December 31, 1995 and 11.2% from $423.7 million at March 31, 1995. Asset growth continued to be fueled by strong loan demand, as loans totaled $304.3 million at March 31, 1996, an increase of 3.4% from $294.1 million at December 31, 1995, and 13.4% from $268.4 million at March 31, 1995. Stockholders' equity totaled $$50.4 million at March 31, 1996 which represents a book value of $15.34 per share.

      Deposit growth, though outpaced by loan growth, remained steady. Total deposits at March 31, 1996 were $385.1 million, up 2.9% from December 31, 1995 and 8.9% from $353.5 million a year earlier. During the first quarter of 1996 other borrowings, which were utilized to fund loan demand, declined slightly to $32.4 million. Other borrowings increased 49.5% over the $21.7 million at March 31, 1995.

      Continued competition for deposits, particularly as it impacts certificate of deposit rates, is reflected in the deposit mix which shows slight increases in lower cost deposits, such as NOW and money market accounts and greater increases in higher cost certificates of deposit. This has contributed to a narrowing of the net interest margin which has been largely offset by increases in the volume of earning assets.

Asset Quality

      The allowance for credit losses is an estimate of an amount adequate to provide for potential losses in the loan portfolio. The level of credit losses is affected by general economic trends as well as conditions affecting individual borrowers. The allowance is also subject to regulatory examinations and determination as to adequacy, which may take in to account such factors as the methodology used to calculate the allowance and comparison to peer groups.

      The allowance for loan losses totaled $3.9 million at March 31, 1996 or 1.31% of total loans, as compared to 1.28% at December 31, 1995 and 1.39% at March 31, 1995. Non-performing assets included foreclosed properties of $3.6 million at March 31, 1996. The increase from the prior year is principally due to the addition of a single property comprising over 1800 acres in King George County and carried at $1.9 million.

                                     March 31,      December 31,      March 31,
                                       1996            1995             1995
                                       -----           ----             ----
      Non-accrual loans               $  748         $   596          $   488
      Foreclosed properties            3,600           3,288            1,488
                                       -----           -----            -----
      Non-performing assets           $4,346         $ 3,884          $ 1,976
                                       =====           =====            =====

      Allowance for loan losses       $3,944         $ 3,757          $ 3,725
      Allowance as % of total loans     1.31%           1.28%            1.39%
      Non-performing assets to loans
           and foreclosed properties    1.42%           1.31%            1.38%

Capital Resources

      Capital resources represent funds, earned or obtained, over which financial institutions can exercise greater or longer control in comparison with deposits and borrowed funds. The adequacy of the Company's capital is reviewed by management on an ongoing basis with reference to the size, composition, and quality of the Company's resources and consistency with regulatory requirements and industry standards. Management seeks to maintain a capital structure that will assure an adequate level of capital to support anticipated asset growth and absorb potential losses.

      The Federal Reserve, along with the Comptroller of the Currency and the Federal Deposit Insurance Corporation, has adopted capital guidelines to supplement the existing definitions of capital for regulatory purposes and to establish minimum capital standards. Specifically, the guidelines categorize assets and off-balance sheet items into four risk-weighted categories. The minimum ratio of qualifying total assets is 8.0%, of which 4.0% must be Tier 1 capital, consisting of common equity and retained earnings, less certain goodwill items.

At March 31, 1996, the Company's ratio of total capital to risk-weighted assets was 15.8% and its ratio of Tier 1 capital to risk-weighted assets was 14.6%. Both ratios exceed the fully phased-in capital requirements. The following summarizes the Company's regulatory capital and related ratios at March 31, 1996:

      Tier 1 capital                            $   49,959
      Tier 2 capital                            $    3,944
      Total risk-based capital                  $   53,903
      Total risk-weighted assets                $  316,085

      Capital Ratios:

           Tier 1 risk-based capital ratio            14.6%
           Total risk-based capital ratio             15.8%
           Leverage ratio (Tier I capital to
                average adjusted total assets)        10.8%
           Equity to assets ratio                     10.7%

      The Company's book value per share at March 31, 1996 was $15.33. Dividends to stockholders are typically declared and paid semi-annually in June and December.

Liquidity

      Liquidity represents an institution's ability to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funds through liability management. Liquid assets include cash, interest bearing deposits with banks, federal funds sold, investments and loans maturing within one year. The Company's ability to obtain deposits and purchase funds at favorable rates determines its liability liquidity. Additional sources of liquidity available to the Company include its capacity to borrow additional funds when necessary through Federal funds lines with several regional banks and a line of credit with the Federal Home Loan Bank. Management considers the Company's overall liquidity to be sufficient to satisfy its depositors' requirements and to meet its customers' credit needs.

      At March 31, 1996, cash, interest-bearing deposits in other banks, federal funds sold, securities available for sale and loans maturing or repricing in one year were 63.3% of total earning assets. At March 31, 1996 approximately $137.1 million or 45.1% of total loans would mature or reprice within the next year. The Company utilizes federal funds purchased, FHLB advances, securities sold under agreements to repurchase and customer repurchase agreements, in addition to deposits, to fund the growth in its loan portfolio, and to fund securities purchases.

                           PART II - OTHER INFORMATION

Item 6 - Exhibits and Reports on Form 8-K

      (a) Form 8-K was filed on March 20, 1996 after the Company entered into an Agreement and Plan of Reorganization on March 12, 1996 providing for the affiliation of King George State Bank, Inc. with the Company.

                                   Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              Union Bankshares Corporation
                                     (Registrant)

      May 2, 1996
        (Date)                G. William Beale,
                              President, Chief Executive Officer
                              and Director

      May 2, 1996
        (Date)                D. Anthony Peay,
                              Vice President and Chief Financial Officer

                          PART II - OTHER INFORMATION

Item 6 - Exhibits and Reports on Form 8-K

         (a) Form 8-K was filed on March 20, 1996 after the Company entered into an Agreement and Plan of Reorganization on March 12, 1996 providing for the affiliation of King George State Bank, Inc. with the Company.

                                   Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                Union Bankshares Corporation
                                       (Registrant)

      May 2, 1996               s/  G. William Beale
        (Date)                      G. William Beale,
                                    President, Chief Executive Officer
                                    and Director

      May 2, 1996               s/  D. Anthony Peay
        (Date)                      D. Anthony Peay,
                                    Vice President and Chief Financial Officer

                 UNION BANKSHARES CORPORATION AND SUBSIDIARIES
                               Index to Exhibits
                           Form 10-Q / March 31, 1996

Exhibit
 No.                  Description

2          Plan of acquisition, reorganization, arrangement,
                liquidation or succession  -                     Not Applicable

4          Instruments defining the rights of security holders,
                including indentures                             Not Applicable

10         Material contracts                                    Not Applicable

11         Statement re: computation of per share earnings       Not Applicable

15         Letter re: unaudited interim financial
           information                                           Not Applicable

18         Letter re: change in accounting principles            Not Applicable

19         Previously unfiled documents                          Not Applicable

20         Report furnished to security holders                  Not Applicable

22         Published report re: matters submitted to
           vote of security holders                              None

23         Consents of experts and counsel                       Not Applicable

24         Power of Attorney                                     Not Applicable

99         Additional Exhibits                                   None

                                                       APPENDIX V




                ARTICLE 15 OF THE VIRGINIA STOCK CORPORATION ACT

                         RELATING TO DISSENTERS' RIGHTS

                                   ARTICLE 15.

                               DISSENTERS' RIGHTS

           SS.13.1-729.  DEFINITIONS.--In this article:

           "Corporation" means the issuer of the shares held by a dissenter before the corporate action, except that (i) with respect to a merger, "corporation" means the surviving domestic or foreign corporation or limited liability company by merger of that issuer, and (ii) with respect to a share exchange, "corporation" means the acquiring corporation by share exchange, rather than the issuer, if the plan of share exchange places the responsibility for dissenters' rights on the acquiring corporation.

           "Dissenter" means a shareholder who is entitled to dissent from corporate action under ss.13.1-730 and who exercises that right when and in the manner required by ss.13.1-732 through ss.13.1-739.

           "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

           "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

           "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

           "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

           "Shareholder" means the record shareholder or the beneficial shareholder.

         SS.13.1-730. RIGHT TO DISSENT.--A. A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

           1. Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by ss.13.1-718 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under ss.13.1-719;

           2. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

           3. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the shareholder was entitled to vote on the sale or exchange or if the sale or exchange was in furtherance of a dissolution on which the shareholder was entitled to vote, provided that such dissenter's rights shall not apply in the case of (i) a sale or exchange pursuant to court order, or (ii) a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

           4. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

           B. A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

           C. Notwithstanding any other provision of this article, with respect to a plan of merger or share exchange or a sale or exchange of property there shall be no right of dissent in favor of holders of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or (ii) held by at least 2,000 record shareholders, unless in either case:

           1. The articles of incorporation of the corporation issuing such shares provide otherwise;

           2. In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for such shares anything except:

                     a.        Cash;

                     b. Shares or membership interests, or shares or membership interests and cash in lieu of fractional shares (i) of the surviving or acquiring corporation or limited liability company or (ii) of any other corporation or limited liability company which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or held of record by at least 2,000 record shareholders or members; or

                     c. A combination of cash and shares or membership interests as set forth in subdivisions 2a and 2b of this subsection; or

           3. The transaction to be voted on is an "affiliated transaction" and is not approved by a majority of "disinterested directors" as such terms are defined in ss.13.1-725.

           D. The right of a dissenting shareholder to obtain payment of the fair value of his shares shall terminate upon the occurrence of any one of the following events:

           1.        The proposed corporate action is abandoned or rescinded;

           2. A court having jurisdiction permanently enjoins or sets aside the corporate action; or

           3. His demand for payment is withdrawn with the written consent of the corporation.

           SS.13.1-731. DISSENT BY NOMINEES AND BENEFICIAL OWNERS.--A. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

           B. A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

           1. He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

           2. He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

           SS.13.1-732. NOTICE OF DISSENTERS' RIGHTS.--A. If proposed corporate action creating dissenters' rights under ss. 13.1-730 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

           B. If corporate action creating dissenters' rights under ss.13.1-730 is taken without a vote of shareholders, the corporation, during the ten-day period after the effectuation of such corporate action, shall notify in writing all record shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in ss.13.1-734.

           SS.13.1-733. NOTICE OF INTENT TO DEMAND PAYMENT.--A. If proposed corporate action creating dissenters' rights under ss.13.1-730 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (i) shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (ii) shall not vote such shares in favor of the proposed action.

           B. A shareholder who does not satisfy the requirements of subsection A of this section is not entitled to payment for his shares under this article.

           SS.13.1-734. DISSENTERS' NOTICE.--A. If proposed corporate action creating dissenters' rights under ss.13.1-730 is authorized at a shareholders' meeting, the corporation, during the ten-day period after the effectuation of such corporate action, shall deliver a dissenters' notice in writing to all shareholders who satisfied the requirements of ss.13.1-733.

           B.        The dissenters' notice shall:

           1. State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;

           2. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

           3. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before or after that date;

           4. Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date of delivery of the dissenters' notice; and

           5.        Be accompanied by a copy of this article.

           SS.13.1-735. DUTY TO DEMAND PAYMENT.--A. A shareholder sent a dissenters' notice described in ss.13.1-734 shall demand payment, certify that he acquired beneficial-ownership of the shares before or after the date required to be set forth in the dissenters' notice pursuant to paragraph 3 of subsection B of ss. 13.1-734, and, in the case of certificated shares, deposit his certificates in accordance with the terms of the notice.

           B. The shareholder who deposits his shares pursuant to subsection A of this section retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action.

           C. A shareholder who does not demand payment and deposits his share certificates where required each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

           SS.13.1-736. SHARE RESTRICTIONS.--A. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received.

           B. The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action.

           SS.13.1-737. PAYMENT.--A. Except as provided in ss.13.1-738, within thirty days after receipt of a payment demand made pursuant to ss.13.1-735, the corporation shall pay the dissenter the amount the corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the corporation under this paragraph may be enforced (i) by the circuit court in the city or county where the corporation's principal office is located, or, if none in this Commonwealth, where its registered office is located or (ii) at the election of any dissenter residing or having its principal office in the Commonwealth, by the circuit court in the city or county where the dissenter resides or has its principal office. The court shall dispose of the complaint on an expedited basis.

           B.        The payment shall be accompanied by:

           1. The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the effective date of the corporate action creating dissenters' rights, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

           2. An explanation of how the corporation estimated the fair value of the shares and of how the interest was calculated;

           3. A statement of the dissenters' right to demand payment under ss.13.1-739; and

           4.        A copy of this article.

           SS.13.1-738. AFTER-ACQUIRED SHARES.--A. A corporation may elect to withhold payment required by ss. 13.1-737 from a dissenter unless he was the beneficial owner of the shares on the date of the first publication by news media or the first announcement to shareholders generally, whichever is earlier, of the terms of the proposed corporate action, as set forth in the dissenters' notice.

           B. To the extent the corporation elects to withhold payment under subsection A of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount of each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares and of how the interest was calculated, and a statement of the dissenter's right to demand payment under ss.13.1-739.

           SS.13.1-739. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.--A. A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate (less any payment under ss. 13.1-737), or reject the corporation's offer under ss. 13.1-738 and demand payment of the fair value of his shares and interest due, if the dissenter believes that the amount paid under ss.13.1-737 or offered under ss. 13.1-738 is less than the fair value of his shares or that the interest due is incorrectly calculated.

           B. A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection A of this section within thirty days after the corporation made or offered payment for his shares.

           SS.13.1-740. COURT ACTION.--A. If a demand for payment under ss.13.1-739 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the circuit court in the city or county described in subsection B of this section to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

           B. The corporation shall commence the proceeding in the city or county where its principal office is located, or, if none in this Commonwealth, where its registered office is located. If the corporation is a foreign corporation without a registered office in this Commonwealth, it shall commence the proceeding in the city or county in this Commonwealth were the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

           C. The corporation shall make all dissenters, whether or not residents of this Commonwealth, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

           D. The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this article. If the court determines that such shareholder has not complied with the provisions of this article, he shall be dismissed as a party.

           E. The jurisdiction of the court in which the proceeding is commenced under subsection B of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

           F. Each dissenter made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation or (ii) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under ss.13.1-738.

           SS.13.1-741. COURT COSTS AND COUNSEL FEES.--A. The court in an appraisal proceeding commenced under ss.13.1-740 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters did not act in good faith in demanding payment under ss.13.1-739.

           B. The court may also assess the reasonable fees and expenses of experts, excluding those of counsel, for the respective parties, in amounts the court finds equitable:

           1. Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of ss.13.1-732 through ss.1 3.1-739; or

           2. Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed did not act in good faith with respect to the rights provided by this article.

           C. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

           D. In a proceeding commenced under subsection A of ss. 13.1-737 the court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceedings, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

                PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

           The laws of the Commonwealth of Virginia pursuant to which the Company is incorporated permit it to indemnify its officers and directors against certain liabilities with the approval of its shareholders. The articles of incorporation of the Company, which have been approved by its shareholders, provide for the indemnification of each director and officer (including former directors and officers and each person who may have served at the request of the Company as a director or officer of any other legal entity and, in all such cases, his or her heirs, executors and administrators) against liabilities (including expenses) reasonably incurred by him or her in connection with any actual or threatened action, suit or proceeding to which he or she may be made party by reason of his or her being or having been a director or officer of the Company, except in relation to any action, suit or proceeding in which he or she has been adjudged liable because of willful misconduct or a knowing violation of the criminal law.

           The Company has purchased officers' and directors' liability insurance policies. Within the limits of their coverage, the policies insure (1) the directors and officers of the Company against certain losses resulting from claims against them in their capacities as directors and officers to the extent that such losses are not indemnified by the Company and (2) the Company to the extent that it indemnifies such directors and officers for losses as permitted under the laws of Virginia.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

           (a)       Exhibit Index

Exhibit No.                    Description of Exhibit

           1                   Not Applicable

           2 Agreement and Plan of Reorganization, dated March 12, 1996, between Union Bankshares Corporation ("Union") and King George State Bank, Inc. ("King George") and a related Plan of Share Exchange, filed as Appendix I to the Proxy Statement/Prospectus included in this Registration Statement.

           3.1                 Articles of  Incorporation  of Union.
                               Incorporated herein by reference to Exhibit 3.1 to Union's Registration Statement on Form S-4 (Registration No. 33-60458).

           3.2 Bylaws of Union. Incorporated herein by reference to Exhibit 3.1 to Union's Registration Statement on Form S-4 (Registration No. 33-60458).

           5 Opinion of LeClair Ryan, A Professional Corporation, regarding the legality of the securities being registered and consent.

           8.1 Form of tax opinion of LeClair Ryan, A Professional Corporation, regarding the tax-free nature of the statutory share exchange between Union and King George.

           13.1 Union's Annual Report on Form 10-K for the year ended December 31, 1995 (included as Appendix IV to the Proxy Statement/Prospectus).

Exhibit No.                    Description of Exhibit

           13.2 Union's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 (included as Appendix IV to the Proxy Statement/Prospectus).

           13.3 Union's 1995 Annual Report to Shareholders (included as Appendix III to the Proxy Statement/Prospectus).

           21                  Subsidiaries of Union:

                               Union Bank & Trust Company; Northern Neck State Bank; and Union Investment Services. Each of the foregoing subsidiaries of Union are Virginia corporations and are wholly-owned by Union.

           23.1 Consent of KPMG Peat Marwick LLP, as independent auditors for Union.

           23.2                Consent of Smith & Eggleston, as accountants for
                               King George.

           23.3                Consent of LeClair Ryan, (included as part of
                               Exhibit 5).

           23.4 Consent of Scott & Stringfellow, Inc. relating to inclusion of its opinion given to King George in the Proxy Statement/Prospectus included in this Registration Statement.

           24 Powers of Attorney (included in Part II of this Registration Statement).

           99                  Form of proxy of King George.

           (b) No financial statement schedules are required to be filed herewith pursuant to Item 21(b) of this Form.

ITEM 22.  UNDERTAKINGS

           (a)       Item 512 of Regulation S-K.

           RULE 415 OFFERINGS. The undersigned registrant hereby undertakes:

                     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           REGISTRATION ON FORM S-4. (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party which is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

                     (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           REQUEST FOR ACCELERATION OF EFFECTIVE DATE OR FILING REGISTRATION STATEMENT ON FORM S-8. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payments by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

           (b)       Item 22(b) of Form S-4

                     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

           (c)       Item 22(c) of Form S-4

                     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Bowling Green, Commonwealth of Virginia on June 10, 1996.

                                          UNION BANKSHARES CORPORATION

                                          By:   /s/  G. William Beale
                                                G. William Beale, President and
                                                Chief Executive Officer

           Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

           Each person whose signature appears below constitutes and appoints G. William Beale, E. Peyton Motley and D. Anthony Peay, and each of them singly, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all registration statements or applications to the Securities and Exchange Commission, the regulatory authorities of any state in the United States or any other regulatory authorities as may be necessary to permit shares of Common Stock of the Company to be offered in the United States in connection with the proposed statutory share exchange of King George State Bank, Inc. with the Company, including without limitation any and all amendments or post-effective amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission or any other such regulatory authority, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done to enable Union Bankshares Corporation to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission as well as all other laws, rules and regulations relating to the offer and sale of securities.


          SIGNATURE                               CAPACITY                                 DATE
/s/  G. William Beale                     President and Chief Executive Officer and    June 10, 1996
- ------------------------------------      Director (Principal Executive Officer)
G. William Beale


/s/  E. Peyton Motley                     Executive Vice President and Chief           June 11, 1996
- -----------------------------------       Operating Officer and Director
E. Peyton Motley


/s/  D. Anthony Peay                      Vice President and                           June 18, 1996
- ------------------------------------      Chief Financial Officer (Principal
D. Anthony Peay                           Financial and Accounting Officer)


/s/  Walton Mahon                         Chairman of the Board and Director           June 10, 1996
- ------------------------------------
Walton Mahon

/s/  Charles H. Ryland                    Vice Chairman of the Board and Director      June 11, 1996
- ------------------------------------
Charles H. Ryland

/s/  W. Tayloe Murphy, Jr.                Director                                     June 11, 1996
- ------------------------------------
W. Tayloe Murphy, Jr.


/s/  Ronald L. Hicks                      Director                                     June 7, 1996
- ------------------------------------
Ronald L. Hicks

/s/  M. Raymond Piland                    Director                                     June 7, 1996
- ------------------------------------
M. Raymond Piland

/s/  A. D. Whittaker                      Director                                     June 7, 1996
- ------------------------------------
A. D. Whittaker


                                 EXHIBIT INDEX


Exhibit No.                    Description of Exhibit

           1                   Not Applicable

           2 Agreement and Plan of Reorganization, dated March 12, 1996, between Union Bankshares Corporation ("Union") and King George State Bank, Inc. ("King George") and a related Plan of Share Exchange, filed as Appendix I to the Proxy Statement/Prospectus included in this Registration Statement.

           3.1                 Articles of  Incorporation  of Union.
                               Incorporated herein by reference to Exhibit 3.1 to Union's Registration Statement on Form S-4 (Registration No. 33-60458).

           3.2 Bylaws of Union. Incorporated herein by reference to Exhibit 3.1 to Union's Registration Statement on Form S-4 (Registration No. 33-60458).

           5 Opinion of LeClair Ryan, A Professional Corporation, regarding the legality of the securities being registered and consent.

           8.1 Form of tax opinion of LeClair Ryan, A Professional Corporation, regarding the tax-free nature of the statutory share exchange between Union and King George.

           13.1 Union's Annual Report on Form 10-K for the year ended December 31, 1995 (included as Appendix IV to the Proxy Statement/Prospectus).

Exhibit No.                    Description of Exhibit

           13.2 Union's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 (included as Appendix III to the Proxy Statement/Prospectus).

           13.3                Union's 1995 Annual Report to Shareholders.

           21                  Subsidiaries of Union:

                               Union Bank & Trust Company; Northern Neck State Bank; and Union Investment Services. Each of the foregoing subsidiaries of Union are Virginia corporations and are wholly-owned by Union.

           23.1 Consent of KPMG Peat Marwick LLP, as independent auditors for Union.

           23.2                Consent of Smith & Eggleston, as accountants for
                               King George.

           23.3                Consent of LeClair Ryan, (included as part of
                               Exhibit 5).

           23.4 Consent of Scott & Stringfellow, Inc. relating to inclusion of its opinion given to King George in the Proxy Statement/Prospectus included in this Registration Statement.

           24 Powers of Attorney (included in Part II of this Registration Statement).

           99                  Form of proxy of King George.